UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

(1)	Title of each class of securities to which transaction applies:

Common stock par value US$0.001 per share of Trunkbow International Holdings Limited.

(2)	Aggregate number of securities to which transaction applies:

20,650,092 shares of Company common stock subject to the transaction (consisting of the 36,807,075 shares of Company common stock outstanding as of December 19, 2013 minus 16,156,983 shares of Company common stock owned by the Rollover Stockholders).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2014 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was calculated based upon the product of 20,650,092 shares of Company common stock subject to the transaction (consisting of the 36,807,075 shares of Company common stock outstanding as of December 19, 2013 minus 16,156,983 shares of Company common stock owned by the Rollover Stockholders) multiplied by US$1.46 merger consideration. The filing fee equals the product of 0.00012880 multiplied by the maximum aggregate value of the transaction

(4)	Proposed maximum aggregate value of transaction: US$30,149,134.32

(5)	Total fee paid: US$3,883.21

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

_____, 2014

To the Stockholders of Trunkbow International Holdings Limited:

You are cordially invited to attend a special meeting of stockholders of Trunkbow International Holdings Limited, a Nevada corporation (the “Company,” “we,” “us” or “our”) to be held at ______, Beijing time, on ______, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 10, 2013 (as it may be amended from time to time, the “merger agreement”), among the Company, Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Trunkbow International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the effective time of the merger, Parent will be beneficially owned by Dr. Wanchun Hou and Mr. Qiang Li. We refer to Dr. Wanchun Hou, Mr. Qiang Li, Chief Honour Investments Limited, an affiliate of Dr. Hou, and Capital Melody Limited, an affiliate of Mr. Li, collectively as the “Rollover Stockholders.”

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to US$1.46 (the “merger consideration”) without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

A special committee of our board of directors, consisting entirely of independent directors (the “special committee”), negotiated, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger is fair and advisable to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” approved the merger agreement and declared its advisability, recommended that the stockholders of the Company adopt the merger agreement, and directed that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, unanimously determined that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders, approved the merger agreement and declared its advisability, recommended that the stockholders of the Company adopt the merger agreement, and directed that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Wanchun Hou and Mr. Qiang Li and their respective affiliates). The Rollover Stockholders beneficially own 16,156,983 shares of Company common stock, representing approximately 43.9 % of the total outstanding shares of Company common stock. Based on the number of shares of Company common stock expected to be outstanding on the record date, the adoption of the merger agreement requires the affirmative vote of at least 10,325,047 shares of Company common stock owned the Company’s stockholders other than the Rollover Stockholders (representing approximately 28.1% of the total outstanding shares of Company common stock). More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached thereto as Annex A.

In considering the recommendation of the special committee and our board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Rollover Stockholders currently beneficially own in the aggregate approximately 43.9% of the total outstanding shares of Company common stock and have agreed with Parent, to contribute to Parent, immediately prior to the closing of the merger, all shares of Company common stock owned by them in exchange for newly issued shares of Parent. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

We appreciate your continued support of the Company.

Sincerely,

Kokhui Tan
Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated ______, 2014 and is first being mailed to stockholders on or about ________, 2014.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ________, 2014

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Trunkbow International Holdings Limited (the “Company,” “we,” “us” or “our”) will be held at ____, Beijing time, on ________, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China, for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of December 10, 2013 (as it may be amended from time to time, the “merger agreement”), among the Company, Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and Trunkbow International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent; and

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors (the “special committee”), negotiated, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger is fair and advisable to, and in the best interests of, the Company and its stockholders (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” approved the merger agreement and declared its advisability, recommended that the stockholders of the Company adopt the merger agreement, and directed that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, unanimously determined that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders, approved the merger agreement and declared its advisability, recommended that the stockholders of the Company adopt the merger agreement, and directed that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Dr. Wanchun Hou, chairman of our board of directors, Mr. Qiang Li, our chief executive officer and director, Chief Honour Investments Limited, an affiliate of Dr. Hou, and Capital Melody Limited, an affiliate of Mr. Li (collectively, the “Rollover Stockholders”) currently beneficially own in the aggregate approximately 43.9% of the total outstanding shares of Company common stock. The Rollover Stockholders have agreed with Parent, to contribute to Parent, immediately prior to the closing of the merger, all shares of Company common stock owned by them in exchange for newly issued shares of Parent.

Only stockholders of record at the close of business, New York time, on______, 2014 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The adoption of the merger agreement requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Wanchun Hou and Mr. Qiang Li and their respective affiliates). The Rollover Stockholders beneficially own 16,156,983 shares of Company common stock, representing approximately 43.9% of the total outstanding shares of Company common stock. Based on the number of shares of Company common stock expected to be outstanding on the record date, the adoption of the merger agreement requires the affirmative vote of at least 10,325,047 shares of Company common stock owned the Company’s stockholders other than the Rollover Stockholders (representing approximately 28.1% of the total outstanding shares of Company common stock). The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Kokhui Tan
Director

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on ________, 2014 is available free of charge at ______________.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND DATING THE ENCLOSED PAPER COPY OF THE PROXY CARD AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call ______ , toll free at ______ , collect at ______ or by email at ______.

i

Structure and Completion of the Merger	72
Articles of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation	72
Merger Consideration	72
Treatment of Company Warrants	73
Exchange Procedures	73
Representations and Warranties	73
Conduct of Business Prior to Closing	77
Stockholders’ Meeting	79
Acquisition Proposals	80
No Change of Recommendation	82
Indemnification	84
Financing	84
Other Covenants	85
Conditions to the Merger	86
Termination of the Merger Agreement	87
Termination Fees	89
Remedies and Limitations on Liability	90
Amendment	91
Governing Law and Dispute Resolution	91

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	91

COMMON STOCK TRANSACTION INFORMATION	93

APPRAISAL RIGHTS	94

SELECTED FINANCIAL INFORMATION	94

Selected Historical Financial Information	94
Ratio of Earnings to Fixed Charges	95
Net Book Value per Share of Company Common Stock	95

MARKET PRICE AND DIVIDEND INFORMATION	95

PROPOSAL TWO—ADJOURNMENT OF THE SPECIAL MEETING	96

OTHER MATTERS	96

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	98

WHERE YOU CAN FIND MORE INFORMATION	98

ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1

ANNEX B: LIMITED GUARANTY	B-1

ANNEX C: FINANCIAL ADVISOR OPINION	C-1

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	D-1

FORM OF PROXY CARD

ii

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON ________, 2014

PRELIMINARY PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of Trunkbow International Holdings Limited which will be held at _____, Beijing time, on ________, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China (the “PRC” or “China”), and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of Trunkbow International Holdings Limited as part of the solicitation of proxies by our board of directors for use at the special meeting. This proxy statement is dated ________, 2014 and is first being mailed to stockholders on or about ________, 2014.

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement regarding the merger and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 98.

In this proxy statement, the terms “we,” “us,” “our,” “Trunkbow” and the “Company” refer to Trunkbow International Holdings Limited and its subsidiaries. We refer to Trunkbow Merger Group Limited as “Parent” and Trunkbow International Merger Sub Limited as “Merger Sub.” We refer to Dr. Wanchun Hou (“Dr. Hou”), Mr. Qiang Li (“Mr. Li”), Chief Honour Investments Limited (“Chief Honour”) and Capital Melody Limited (“Capital Melody”) collectively as the “Rollover Stockholders.” We refer to the stockholders of the Company (other than Parent, Merger Sub, the Rollover Stockholders and their respective affiliates, and the directors and officers of the Company) as the “unaffiliated stockholders.” We refer to Parent, Merger Sub, Dr. Hou, Mr. Li, Chief Honour and Capital Melody collectively as the “buyer group.” We refer to the Agreement and Plan of Merger, dated as of December 10, 2013, by and among the Company, Parent and Merger Sub, as the “merger agreement,” as it may be amended from time to time. We refer to the contribution agreement, dated as of December 10, 2013, by and among Parent and the Rollover Stockholders as the “contribution agreement.” We refer to the commitment letter, dated as of December 10, 2013, by and among Dr. Hou and Mr. Li and Parent as the “equity commitment letter.” We refer to the limited guaranty, dated as of December 10, 2013, by and among Dr. Hou and Mr. Li and the Company as the “limited guaranty.”

1

The Parties

The Company

Trunkbow International Holdings Limited is a leading provider of mobile payment solutions and mobile value added solutions in China. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, and value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the mobile value added and mobile payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. The Company’s principal executive offices are located at Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, China. The Company’s telephone number is (86) 10 8571 2518.

Parent

Trunkbow Merger Group Limited was formed under the laws of the British Virgin Islands solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, the contribution agreement and the equity commitment letter. Parent does not currently hold any shares of Company common stock. Parent is beneficially owned by Dr. Hou and Mr. Li. Parent has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, the contribution agreement and the equity commitment letter. The business address of Parent is Room D, 5/F of Noble Center, No. 1006 Fuzhong San Road, Futian District, Shenzhen 518026, China, and its telephone number is (86) 10 8571 2518.

Merger Sub

Trunkbow International Merger Sub Limited was formed under the laws of the State of Nevada by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Parent. Merger Sub does not currently hold any shares of Company common stock. Upon completion of the merger, Merger Sub will no longer exist. Merger Sub has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The business address of Merger Sub is Room D, 5/F of Noble Center, No. 1006 Fuzhong San Road, Futian District, Shenzhen 518026, China, and its telephone number is (86) 10 8571 2518.

Dr. Wanchun Hou

Dr. Wanhun Hou is the chairman of our board of directors. Dr. Hou’s business address is Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing 100022, China . His telephone number is (86) 10 8571 2518. He is a citizen of the PRC.

Mr. Qiang Li

Mr. Qiang Li is one of our directors and our chief executive officer. Mr. Li’s business address is Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing 100022, China . His telephone number is (86) 10 8571 2518. He is a citizen of the PRC.

Chief Honour Investments Limited

Chief Honour Investments Limited is a company registered in the British Virgin Islands. Its principal business office is at Unit 1217-1218, 12F of Tower B, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, China and its telephone number is (86) 10 8571 2518.

2

Chief Honour is a holding company formed solely for the purpose of holding shares of Company common stock and arranging related investment transactions. Mr. Lao Chi Weng owns 100% of the outstanding ordinary shares of Chief Honour, but he does not have the power to vote or dispose of any of the shares of Company common stock owned by Chief Honour. Dr. Hou is the sole director of Chief Honour. Pursuant to a share transfer agreement dated September 21, 2009 by and between Lao Chi Weng, as transferor, and Dr. Hou, as transferee, Lao Chi Weng has irrevocably and unconditionally granted to Dr. Hou the right to acquire any or all of the 1,000 outstanding shares of Chief Honour at a nominal price of US$1.00 at any time after February 14, 2012. In addition, pursuant to an entrustment agreement dated May 30, 2011 (which replaced an entrustment agreement dated October 1, 2009), by and between Chief Honour, Capital Melody, Dr. Hou and Mr. Li (the “Entrustment Agreement”), Chief Honour and Capital Melody have authorized Dr. Hou and Mr. Li to act on behalf of Chief Honour and Capital Melody with respect to all matters concerning their shareholdings in the Company, including the exercise of all of the shareholders’ rights and shareholders’ voting rights enjoyed by Chief Honour and Capital Melody in the shares of Company common stock, which consist of the 8,558,764 shares of Company common stock owned by Chief Honour and 7,580,619 shares of Company common stock owned by Capital Melody. Dr. Hou and Mr. Li agreed in the Entrustment Agreement to act in concert collectively with one another when exercising all of their rights (including but not limited to the voting rights) under the Entrustment Agreement.

Capital Melody Limited

Capital Melody Limited is a company registered in the British Virgin Islands. Its principal business office is located at Unit 1217-1218, 12F of Tower B, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, China and its telephone number is (86) 10 8571 2518.

Capital Melody is a holding company formed solely for the purpose of holding the shares of Company common stock and arranging the related investment transactions. Mr. Lao Chi Weng owns 100% of the outstanding ordinary shares of Capital Melody, but he does not have the power to vote or dispose of any of the shares of Company common stock owned by Capital Melody. Mr. Li is the sole director of Capital Melody. Pursuant to a share transfer agreement dated September 21, 2009 by and between Lao Chi Weng, as transferor, and Mr. Li, as transferee, Lao Chi Weng has irrevocably and unconditionally granted to Mr. Li the right to acquire any or all of the 1,000 outstanding shares of Capital Melody at a nominal price of US$1.00 at any time after February 14, 2012. Pursuant to the Entrustment Agreement, Chief Honour and Capital Melody have authorized Dr. Hou and Mr. Li to act on behalf of Chief Honour and Capital Melody with respect to all matters concerning their shareholdings in the Company, including the exercise of all of the shareholders’ rights and shareholders’ voting rights enjoyed by Chief Honour and Capital Melody in the shares of Company common stock owned by them.

During the last five years, none of the members of the buyer group or the respective directors or executive officers of the members of the buyer group as listed in Annex D of this proxy statement has been (a) convicted in a criminal proceeding (excluding misdemeanors similar to traffic violations) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Overview of the Transaction (page 22)

The Company, Parent and Merger Sub entered into the merger agreement on December 10, 2013. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). The Company, as the surviving corporation, will continue to do business under the name “Trunkbow International Holdings Limited” following the merger.

3

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to US$1.46 (the “merger consideration”) without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

At the effective time of the merger, each warrant (each, a “Company warrant”) to purchase shares of Company common stock that is then outstanding and unexercised will remain outstanding.  From and after the effective time of the merger, pursuant to the terms of such Company warrants, (i) each Company warrant will represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the merger consideration with respect to each share of Company common stock subject to such Company warrant, and (ii) in no circumstances will holders of Company warrants be entitled to receive shares of Company common stock or other securities of any of the Company, the surviving corporation or Parent upon any exercise of Company warrants.

Following and as a result of the merger:

•	our current stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

The Special Meeting (page 67)

The special meeting will be held at _____, Beijing time, on ________, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, China. At the special meeting, you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers About the Special Meeting and the Merger” beginning on page 16 for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (page 67)

You may vote at the special meeting and any adjournment or postponement thereof if you owned any shares of Company common stock at the close of business, New York time, on ________, 2014, the record date for the special meeting. On that date, there were ____ shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou and Mr. Li and their respective affiliates). See “The Special Meeting” beginning on page 67 for additional information.

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Merger Consideration (page 72)

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the merger consideration without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

Prior to the effective time of the merger, Parent will appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the exchange agent an amount in cash sufficient to make payments to the holders of shares of Company common stock and the holders of Company warrants pursuant to the merger agreement. Promptly after the effective time of the merger, each holder of record of shares of Company common stock will be sent (i) a letter of transmittal specifying that delivery of the merger consideration will be effected and (ii) instructions for effecting the surrender of stock certificates in exchange for its merger consideration. You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates along with a duly completed and validly executed letter of transmittal to the exchange agent or until the exchange agent receives an “agent’s message” in the case of shares held in book-entry form, and, in each case, such other documents as may be reasonably required by the exchange agent and approved by Parent and the Company. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Exchange Procedures” beginning on page 73 for additional information.

Treatment of Company Warrants (page 73)

At the effective time of the merger, each Company warrant that is then outstanding and unexercised will remain outstanding.  From and after the effective time of the merger, pursuant to the terms of such Company warrants, (i) each Company warrant will represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the merger consideration with respect to each share of Company common stock subject to such Company warrant, and (ii) in no circumstances will holders of Company warrants be entitled to receive shares of Company common stock or other securities of any of the Company, the surviving corporation or Parent upon any exercise of Company warrants. See “The Merger Agreement— Treatment of Company Warrants” beginning on page 73 for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger (page 32)

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Our board of directors and the special committee have determined that the merger is fair to the unaffiliated stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the adoption of the merger agreement and in determining that the merger is fair to the unaffiliated stockholders, see “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 31 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 32.

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Positions of the Buyer Group Regarding the Fairness of the Merger (page 49)

Each member of the buyer group believes that the merger is fair (both substantively and procedurally) to the unaffiliated stockholders. Their belief is based upon the factors discussed under the caption “Special Factors Relating to the Merger—Positions of the Buyer Group Regarding the Fairness of the Merger” beginning on page 49.

Each member of the buyer group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the buyer group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any stockholder of the Company as to how that stockholder should vote on the proposal to adopt the merger agreement.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee (page 38)

At the meeting of the special committee on December 10, 2013, Duff & Phelps, LLC (“Duff & Phelps”) rendered to the special committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be received by the holders of the shares of Company common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed transaction on any particular holder of the shares of the Company common stock other than in their capacity as holders of shares of Company common stock). The “excluded shares” refer to shares of Company common stock held, directly or indirectly, by Parent, Merger Sub, any wholly owned subsidiary of the Company and their respective affiliates, including shares of Company common stock to be contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement, immediately prior to the effective time of the merger.

The full text of the written opinion of Duff & Phelps dated December 10, 2013, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The stockholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the special committee (in its capacity as such), is directed only to the merger consideration to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter. See “Special Factors – Opinion of Duff & Phelps, Financial Advisor to the Special Committee” beginning on page 38 for additional information.

Plans for the Company after the Merger (page 55)

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a direct wholly-owned subsidiary of Parent and beneficially owned by Dr. Hou and Mr. Li. See “Special Factors Relating to the Merger—Plans for the Company after the Merger” beginning on page 55 for additional information.

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Financing of the Merger (page 57)

The buyer group estimates that the total amount of funds required to consummate the merger and related transactions will be approximately US$53.74 million. The buyer group expects to fund this amount through a combination of (i) the contribution of 16,156,983 shares of Company common stock from the Rollover Stockholders to Parent (valued at approximately US$23.59 million based on the merger consideration) and (ii) the equity financing in an aggregate amount of US$30.15 million to be provided by Dr. Hou and Mr. Li. See “Special Factors Relating to the Merger—Financing of the Merger” beginning on page 57 for additional information.

Limited Guaranty (page 58)

On December 10, 2013, Dr. Hou and Mr. Li delivered a limited guaranty to the Company, in which they (collectively, the “guarantors”) absolutely, unconditionally and irrevocably guaranteed to the Company, severally but not jointly, on the terms and subject to the conditions therein, the due and punctual payment when due of their respective percentages (Dr. Hou as to 52.97% and Mr. Li as to 47.03%) of the payment obligations of Parent to the Company with respect to the termination fee that may be payable by Parent to the Company under the merger agreement. See “Special Factors Relating to the Merger—Limited Guaranty” beginning on page 58 for additional information. A copy of the limited guaranty is attached as Annex B to this proxy statement.

Interests of Certain Persons in the Merger (page 59)

When considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that certain members of our board of directors and certain of our officers have the following interests in the merger in addition to their interests as our stockholders generally. These interests may be different from, or in addition to, your interests as our stockholders. As of the date of this proxy statement, (i) Dr. Hou, our chairman of the board of directors, beneficially owns approximately 23.3% of the shares of Company common stock entitled to vote, and (ii) Mr. Li, our chief executive officer and a director, beneficially owns approximately 20.6% of the shares of Company common stock entitled to vote. Concurrently with the execution and delivery of the merger agreement, Parent delivered to us the contribution agreement executed by the Rollover Stockholders, including Dr. Hou and Mr. Li, pursuant to which the Rollover Stockholders have agreed, among other things, to contribute the shares of Company common stock beneficially owned by them to Parent in exchange for newly issued shares of Parent. The effect of these transactions will be to allow the Rollover Stockholders to remain indirect owners of the surviving corporation after the merger is completed. Because of their equity ownership of Parent, each Rollover Stockholder will enjoy the benefits from any future earnings and growth of the Company after the merger and will also bear the corresponding risks of any possible decreases in future earnings, growth, or value. The Rollover Stockholders may also benefit after the merger from the elimination of expenses associated with public company reporting and compliance requirements and increased flexibility as a private rather than a publicly traded company.

Additionally, members of the special committee received compensation for their services in evaluating the merger and alternatives thereto, and negotiating the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold. See “Special Factors Relating to the Merger—Background of the Merger” beginning on page 23.

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Pursuant to the merger agreement, Parent has agreed that it and the surviving corporation will indemnify and hold harmless each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director or officer of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director or officer of the Company or its subsidiaries at or prior to the effective time of the merger, or matters existing or occurring at or prior to the effective time of the merger in connection with (a) the adoption or approval of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or arising out of, in connection with or relating to the transactions contemplated by the merger agreement and (b) actions to enforce this provision or any other indemnification or advancement right of any indemnified party to the fullest extent permitted by applicable law. The articles of incorporation or bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company’s charter documents as in effect on the date of the merger agreement, except to the extent prohibited by applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by applicable law.

The members of our board of directors were aware of these additional interests, and considered them, when they adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “Special Factors Relating to the Merger—Interests of Certain Persons in the Merger” beginning on page 59.

Conditions to the Merger (page 86)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 86.

Regulatory Matters (page 61)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the articles of merger with the Secretary of State of the State of Nevada with respect to the merger.

Acquisition Proposals (page 80)

The merger agreement provides that the Company and its subsidiaries will not, and will instruct their representatives not to, directly or indirectly:

•	solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below under “The Merger Agreement—Acquisition Proposals”);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any acquisition proposal, or

•	enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

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However, prior to obtaining from the stockholders of the Company the adoption of the merger agreement at the meeting of the stockholders, if the Company receives an unsolicited bona fide written acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth above, and that has not been withdrawn, the Company and its representatives may:

•	contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or would reasonably be expected to result in a superior proposal (as defined below under “The Merger Agreement—Acquisition Proposals”), and

•	if the board of directors of the Company has determined, in its good faith judgment, upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), that such proposal constitutes or would reasonably be expected to result in a superior proposal, then the Company and its representatives may (x) provide information (including non-public information) with respect to the Company to the person who has made such proposal and (y) engage in or otherwise participate in discussions or negotiations (including by making counterproposals) with the person making such proposal; provided, that the Company will notify Parent of the proposal, provide notice to Parent of its intent to furnish information or enter into discussion with the person making the proposal prior to taking such action, provide Parent with a copy of the proposal or amendments or supplements, obtain from such person making the proposal an executed confidentiality agreement and provide Parent with a copy of any information provided by the Company to such person making the proposal that was not previously provided to Parent.

The merger agreement provides that, prior to obtaining from the stockholders of the Company the adoption of the merger agreement at the meeting of the stockholders, our board of directors may (i) effect a change of recommendation (as defined below under “The Merger Agreement—No Change of Recommendation”) in response to a superior proposal and (ii) authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal (as defined below under “The Merger Agreement—No Change of Recommendation”), if (x) our board of directors determines in good faith upon the recommendation of the special committee, after consultation with its independent legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and (y) in response to the receipt of an acquisition proposal, our board of directors determines in good faith upon the recommendation of the special committee (after consultation with its independent financial advisor and independent legal counsel) that such acquisition proposal constitutes a superior proposal.

The Company is not entitled to effect a change of recommendation and terminate the merger agreement to enter into an alternative acquisition agreement unless (i) the Company provides at least five (or three for subsequent notices) business days’ written notice to Parent, and (ii) the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) any adjustments to the terms and conditions of the merger agreement and/or the financing documents so that such acquisition proposal ceases to constitute a superior proposal, (iii) during the negotiation period, the Company has permitted Parent and its representatives to make a presentation to the board of directors of the Company and the special committee regarding the merger agreement and the financing documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation), and (iv) following the end of the negotiation period (or any additional negotiation period, if applicable), the board of directors of the Company determines in its good faith judgment upon the recommendation of the special committee (after consultation with its independent financial advisor and independent legal counsel), after considering the terms of any proposed amendment or modification to the merger agreement and/or the financing documents, that the acquisition proposal giving rise to the notice of superior proposal continues to constitute a superior proposal and that failure to make a change of recommendation and terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

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The merger agreement also provides that, prior to obtaining from the stockholders of the Company the adoption of the merger agreement at the meeting of the stockholders, our board of directors may effect a change of recommendation and terminate the merger agreement other than in response to or in connection with an acquisition proposal if our board of directors determines in good faith upon the recommendation of the special committee, after consultation with its independent legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice, negotiation and adjustment of rights for Parent.

For a more detailed description of the acquisition proposals, see “The Merger Agreement—Acquisition Proposals” beginning on page 80 and “The Merger Agreement – No Change of Recommendation” beginning on page 82.

Termination of the Merger Agreement (page 87)

The merger agreement may be terminated at any time prior to the effective time, whether before or after stockholder approval has been obtained (except as expressly set forth below):

•	by mutual written consent of Company and Parent;

•	by either Parent or the Company, if:

•	the merger is not consummated by December 10, 2014; provided, however, that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in, or materially contributed to the failure of the closing of the merger agreement to occur on or before December 10, 2014;

•	the stockholders of the company do not adopt the merger agreement at a meeting of the stockholders or at any adjournment or postponement thereof; or

•	any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the other transactions contemplated by the merger agreement (a “restraint”) becoming final and non-appealable; provided, however, that the right to terminate the merger agreement will not be available to any party who initiated a restraint or whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in, or materially contributed to the issuance of such final, non-appealable restraint; or

•	by the Company, if:

•	the representations and warranties of Parent or Merger Sub are not true and correct or Parent or Merger Sub have breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the Company’s obligations to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, are not cured within thirty days following receipt by Parent or Merger Sub, as applicable, of written notice of such breach or failure to perform from the Company (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that the Company will not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements that would result in the conditions to closing set forth in the merger agreement to be satisfied by the Company not being satisfied;

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•	prior to obtaining the approval of the Company’s stockholders, the board of directors of the Company has effected a change of recommendation and authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; provided, that (a) the Company substantially concurrently with, or immediately prior to, the termination of the merger agreement enters into such alternative acquisition agreement, and (b) the Company has complied with its obligations with respect to termination of the merger agreement and pays in full the Company termination fee prior to or substantially concurrently with taking any action pursuant to this provision; or

•	prior to obtaining the approval of the Company’s stockholders, the board of directors of the Company has effected a change of recommendation and authorized the termination of the merger agreement; provided, that immediately prior to or substantially concurrently with such termination the Company pays to Parent in immediately available funds the Company termination fee;

•	failure of Parent to cause Dr. Hou and Mr. Li to deposit the amount equivalent to US$30.15 million into the escrow account within two months after the date of the merger agreement in accordance with the merger agreement; provided, that the Company will not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of Parent and Merger Sub to complete the merger not being satisfied; or

•	(a) all of the conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger but subject to their satisfaction or waiver by the party having the benefit thereof) have been satisfied, (b) the Company has irrevocably confirmed by written notice to Parent that all of its conditions to closing have been satisfied or that it is willing to waive any unsatisfied conditions and (c) the merger has not been consummated within five business days after the delivery of such notice; or

•	by Parent, if:

•	subject to the provisions of the merger agreement in respect of the knowledge of the Chairman and CEO, the representations and warranties of the Company are not true and correct or the Company has breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, is not cured within thirty days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that neither Parent nor Merger Sub will have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of the Company not being satisfied; or

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•	the board of directors of the Company, whether or not permitted to do so by the merger agreement, has (a) effected a change of recommendation, or (b) authorized the Company to enter into an alternative acquisition agreement.

Termination Fees (page 89)

The Company is required to pay Parent a termination fee of $1.25 million, if:

•	the merger agreement is terminated by Parent due to the representations and warranties of the Company not being true and correct or the Company having breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) has given rise to or would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger and (ii) cannot be cured by December 10, 2014, or if capable of being cured, is not cured within thirty days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that neither Parent nor Merger Sub will have the right to terminate the merger agreement pursuant to this event if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of the Company not being satisfied;

•	the merger agreement is terminated by Parent due to the board of directors of the Company, whether or not permitted to do so by the merger agreement, having (i) effected a change of recommendation, or (ii) authorized the Company to enter into an alternative acquisition agreement;

•	the merger agreement is terminated by the Company due to the board of directors of the Company having effected a change of recommendation and authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining the approval of the Company’s stockholders;

•	prior to obtaining the approval of the Company’s stockholders, but not after, the board of directors of the Company has effected a change of recommendation and authorized the termination of the merger agreement; or

•	if (a) an acquisition proposal has been made, proposed or communicated (and not withdrawn) after the date of the merger agreement and prior to the meeting of the Company’s stockholders (or prior to the termination of the merger agreement if there has been no meeting of the Company’s stockholders), (b) following the occurrence of an event described in the preceding clause (a), the merger agreement is terminated by the Company or Parent due to the merger agreement not having been consummated by December 10, 2014 or the approval of the Company’s stockholders not having been obtained, and (c) at any time prior to the date that is 12 months after the date of such termination, (i) the Company enters into any definitive acquisition agreement providing for an acquisition proposal, or (ii) an acquisition proposal is consummated.

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Parent is required to pay the Company a termination fee of $2.5 million, if:

•	the Company terminates the merger agreement due to the representations and warranties of Parent or Merger Sub not being true and correct or Parent or Merger Sub having breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the Company’s obligations to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, are not cured within thirty days following receipt by Parent or Merger Sub, as applicable, of written notice of such breach or failure to perform from the Company (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that the Company will not have the right to terminate the merger agreement pursuant to this section if it is then in material breach of any representations, warranties, covenants or other agreements that would result in the conditions to closing set forth in the merger agreement to be satisfied by the Company not being satisfied; or

Parent is required to pay the Company a termination fee of $3.5 million, if:

•	failure of Parent to cause Dr. Hou and Mr. Li to deposit the amount equivalent to US$30.15 million into the escrow account within two months after the date of the merger agreement in accordance with the merger agreement; provided, that the Company will not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in a condition to the obligations of Parent and Merger Sub to complete the merger not being satisfied; or

•	the Company terminates the merger agreement as a result of (a) all of the conditions to the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger but subject to their satisfaction or waiver by the party having the benefit thereof) having been satisfied, (b) the Company having irrevocably confirmed by written notice to Parent that all of its conditions to closing have been satisfied or that it is willing to waive any unsatisfied conditions and (c) the merger having not been consummated within five business days after the delivery of such notice.

Remedies and Limitations on Liability (page 90)

Subject to certain conditions set forth in the merger agreement, the Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Notwithstanding anything in the merger agreement to the contrary, the parties explicitly acknowledge and agree that the Company’s right to seek an injunction, specific performance or other equitable relief to cause Parent or Merger Sub to draw down the full proceeds of the US$30.15 million equity financing and to cause Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, including to effect the closing of the merger, will be subject to the requirements that (a) all conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied, (b) Parent and Merger Sub have failed to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, and (c) the Company has irrevocably confirmed in writing that if specific performance is granted and the financing is funded, then the closing will occur. Other than the equitable remedies described in the foregoing sentence, the Company’s right to receive payment of a termination fee of US$2.5 million or US$3.5 million from Parent (or the guarantors pursuant to the limited guaranty) is the Company’s sole and exclusive remedy against Parent, Merger Sub, Dr. Hou, Mr. Li and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement or otherwise.

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Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent’s right to receive payment of a termination fee of US$1.25 million from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company or otherwise.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

Material U.S. Federal Income Tax Consequences (page 62)

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, non-U.S. or other tax laws. In general, a U.S. Holder (as defined below under “Special Factors Relating to the Merger—Material U.S. Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in its shares of Company common stock. In general, a Non-U.S. Holder (as defined below under “Special Factors Relating to the Merger—Material U.S. Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Material PRC Tax Consequences (page 65)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for shares of Company common stock should otherwise be subject to PRC tax to holders of such shares of Company common stock that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for shares of Company common stock pursuant to the merger by the Company’s stockholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for shares of Company common stock is subject to PRC tax if the holders of such shares of Company common stock are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

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Litigation Relating to the Merger (page 65)

On November 8, 2012, a putative class action lawsuit was filed by a purported stockholder of the Company in District Court, Clark County, Nevada, captioned Hansen v. Trunkbow, et al., Case No. A-12-671652-C. The complaint named as defendants several directors and officers of the Company, namely, Dr. Hou, Mr. Li, Jihong Bao, Xin Wang, Albert Liu, Regis Kwong, Kokhui Tan, Iris Geng, Tingjie Lv, Zhaoxing Huang and Dong Li (the “Individual Defendants”). Although the Company was included among the defendants listed in the caption, the complaint did not assert a cause of action against the Company. The plaintiff in Hansen sought recovery on behalf of all stockholders of the Company for alleged breaches of fiduciary duties by the Individual Defendants in connection with the proposed merger. On November 14, 2012, another putative class action lawsuit was filed by a purported stockholder of the Company in District Court, Clark County, Nevada, captioned Robert Davis v. Hou, et al., Case No. A-12-671946-C. The Company was named as a defendant in this action, along with each of the Individual Defendants named in the Hanson complaint. The plaintiff in Davis sought recovery on behalf of all stockholders of the Company for alleged breaches of fiduciary duties by the Individual Defendants in connection with the proposed merger, and for aiding and abetting such alleged breaches by the Company. The plaintiffs in both cases alleged that the offer price proposed by Dr. Hou and Mr. Li was inadequate in light of the Company’s intrinsic value and anticipated future growth. Among other things, the plaintiffs in both actions sought to enjoin the proposed merger until such time as the Individual Defendants have acted in accordance with their fiduciary duties.

Where You Can Find More Information (page 89)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 89.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section titled “Summary Term Sheet Related to the Merger” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement, all of which you should read carefully and in their entirety. You may obtain the documents incorporated by reference in this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 89.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at _____, Beijing time, on _____, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement in connection with the solicitation of proxies by our board of directors in favor of, among other things, the adoption of the merger agreement. On December 10, 2013, we entered into the merger agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of Company common stock will not be publicly traded.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	adoption of the merger agreement, which provides for the merger; and

•	approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive US$1.46 in cash, without interest, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material U.S. Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on pages 62 and 65, respectively, for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	What vote of our stockholders is required to adopt the merger agreement and other proposals?

A:	The vote requirements to approve the proposals are as follows:

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•	For Proposal No. 1 (adoption of the merger agreement), the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou and Mr. Li and their respective affiliates) must vote “FOR” the proposal to adopt the merger agreement.

•	For Proposal No. 2 (approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement), the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote at the meeting, whether or not a quorum is present, is required.

At the close of business, New York time, on _____, 2014, the record date, _____ shares of Company common stock were outstanding and entitled to vote at the special meeting. Pursuant to the contribution agreement, the Rollover Stockholders have agreed to vote approximately 43.9% of the total outstanding shares of Company common stock in favor of the adoption of the merger agreement.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business, New York time, on _____, 2014, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	You are not entitled to dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the Nevada Revised Statutes (the “NRS”), does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record as of the close of business, New York time, on _____, 2014 you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

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Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Company common stock are held of record on _____, 2014 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement or other proposals?

A:	If you are a beneficial owner of shares of Company common stock held in street name and do not provide the organization that holds your shares of Company common stock with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares of Company common stock may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares of Company common stock does not receive instructions from you on how to vote your shares of Company common stock on a non-routine matter, the organization that holds your shares of Company common stock does not have the authority to vote on the matter with respect to those shares of Company common stock. This is generally referred to as a “broker non-vote.”

A failure to vote your shares of Company common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. A failure to vote your shares of Company common stock and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

All proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares of Company common stock by carefully following the instructions provided on your proxy card.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s Corporate Secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

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Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. See “Special Factors Relating to the Merger—Background of the Merger” beginning on page 23 for more details.

You should read “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 32 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of the special committee and our board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors Relating to the Merger—Interests of Certain Persons in the Merger” beginning on page 59.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares of Company common stock are held in book-form entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What constitutes a quorum for the special meeting?

A:	The presence at the special meeting in person or by proxy of the holders of a majority of shares of Company common stock issued and outstanding and entitled to vote at the special meeting as of the record date will be necessary to constitute a quorum for the purposes of the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged ______.

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Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, you will not receive any payment for your shares of Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. Under certain circumstances specified in the merger agreement, we may be required to pay Parent a termination fee of US$1.25 million, or Parent may be required to pay us a termination fee of US$2.5 million or US$3.5 million. See “The Merger Agreement—Termination Fees” beginning on page 89 for additional information.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We expect the transaction to close prior to the end date (December 10, 2014); however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the requisite stockholder adoption of the merger agreement and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	When and how will I receive the merger consideration for my shares of Company common stock?

A:	If you are a record holder of shares of Company common stock, promptly after the effective time of the merger (but in any event no later than five business days), you will be sent (i) a letter of transmittal describing how you may exchange your shares of Company common stock for the merger consideration and (ii) instructions for effecting the surrender of stock certificates in exchange for your merger consideration. After you surrender your stock certificate or certificates along with a properly completed and validly executed letter of transmittal to the exchange agent or after the exchange agent receives an “agent’s message” in the case of shares of Company common stock held in book-entry form, and, in each case, such other documents as may be required by the exchange agent and approved by Parent and us, you will receive from the exchange agent the amount of cash you are entitled to receive. See “The Merger Agreement—Exchange Procedures” beginning on page 73 for additional information.

If your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee on any actions you may need to take to receive the merger consideration for those shares of Company common stock.

Q:	What is householding and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

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Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact ______, toll free at ______, collect at ______ or by email at ______.

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SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on December 10, 2013. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Company, as the surviving corporation, will continue to do business under the name “Trunkbow International Holdings Limited” following the merger.

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the merger consideration without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

At the effective time of the merger, each Company warrant that is then outstanding and unexercised will remain outstanding.  From and after the effective time of the merger, pursuant to the terms of such Company warrants, (i) each Company warrant will represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the merger consideration with respect to each share of Company common stock subject to such Company warrant, and (ii) in no circumstances will holders of Company warrants be entitled to receive shares of Company common stock or other securities of any of the Company, the surviving corporation or Parent upon any exercise of Company warrants.

Following and as a result of the merger:

•	our current stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

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Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected and qualified or the earlier of their death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws.

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger primarily occurred in China. As a result, China Standard Time is used for all dates and times given.

Our board of directors and senior management periodically review the Company’s long-term strategic plans, industry trends, and potential opportunities with the goal of enhancing stockholder value. As part of this ongoing process, our board of directors and senior management have, from time to time, considered potential strategic alternatives for the Company.

In late August 2012, Dr. Wanchun Hou, chairman of the Company’s board of directors, and Mr. Qiang Li, chief executive officer and a director of the Company, were contacted by VStone Investment Management Limited (“VStone”), who indicated an interest in providing financing in support of a potential going-private transaction involving the Company.

On October 2, 2012, the Company received a letter (the “October Letter”) from the Nasdaq Stock Market LLC (“NASDAQ”), stating that based upon the closing bid price for the last 30 consecutive business days, the shares of Company common stock were unable to maintain a minimum bid price of US$1 per share (the “Minimum Bid Price Rule”). The Company was provided with a period of 180 calendar days, or until April 1, 2013, to regain compliance with the Minimum Bid Price Rule.

After receipt of the October Letter, Dr. Hou and Mr. Li began to seriously consider a going-private transaction involving the Company, and engaged in further discussions with VStone. At the end of October 2012, Dr. Hou and Mr. Li also discussed with attorneys at Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) about the going-private process and the key issues and concerns in a potential going-private transaction. On October 31, 2012, Dr. Hou and Mr. Li retained Cleary as their U.S. legal advisor in connection with the potential transaction.

On November 2, 2012, Dr. Hou and Mr. Li submitted a preliminary non-binding proposal (the “Proposal Letter”) to our board of directors proposing to acquire all the outstanding shares of Company common stock not already beneficially owned by Dr. Hou and Mr. Li for US$1.46 per share in cash. The closing price per share of Company common stock on November 1, 2012 was US$1.17. For more information on historical market prices of Company common stock, see “Market Price and Dividend Information.” At the time the Proposal Letter was sent, Dr. Hou and Mr. Li owned approximately 43.9% of the outstanding shares of Company common stock. In the Proposal Letter, Dr. Hou and Mr. Li, among other things, indicated that they did not intend to sell their stake in the Company to a third party.

On November 2, 2012, our board of directors held a special meeting via teleconference. Our board of directors reviewed the key terms of the Proposal Letter and discussed the role of a potential special committee consisting of the independent directors evaluating a potential going-private transaction involving the Company. Our board of directors resolved unanimously to form a special committee and to convene another meeting, at which the non-independent directors would recuse themselves and the independent directors would further discuss the composition, power, authority and compensation of a special committee. Our board of directors also instructed the Company to issue a press release announcing the receipt of the going-private proposal from Dr. Hou and Mr. Li.

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Immediately following the special meeting of our board of directors on November 2, 2012, our board of directors held another special meeting via teleconference, from which all non-independent directors recused themselves. Following due deliberation, our independent directors resolved unanimously to form a special committee consisting of three independent directors, Messrs. Kokhui Tan, Tingjie Lv and Zhaoxing Huang, which would consider and have responsibility for the matters described below in connection with the Proposal Letter and any other alternative transactions involving the Company. Our independent directors also appointed Mr. Kokhui Tan as the chairman of the special committee. The members of the special committee were selected based on each satisfying the criteria for an “independent director” under the NASDAQ listing rules as well as on the belief of our independent directors that each of the three individuals was free from all personal, professional or business relationships with Dr. Hou, Mr. Li and the management of the Company, and from any other personal, professional or business relationships which could affect his ability to act impartially in discharging their duties on behalf of the Company’s stockholders in connection with a potential going-private transaction. Our independent directors authorized the special committee to, among other things: (i) explore, review and determine the best course or courses of action for the Company in order to maximize the Company’s value in the best interests of the Company and its stockholders; (ii) review and evaluate the terms and conditions and determine the advisability of the proposed transaction or any alternative transaction; (iii) negotiate the price, structure, form, terms and conditions of the proposed transaction or any alternative transaction; (iv) determine whether, and under what process and conditions, to seek or commence any alternative transaction; (v) grant or withhold waivers as implicated by the proposed transaction or any alternative transaction under the NRS; (vi) if the special committee deems it appropriate in its sole discretion, disapprove or reject the proposed transaction or any alternative transaction on behalf of the Company; (vii) determine whether the proposed transaction or any alternative transaction is fair to, and in the best interests of, the Company and its unaffiliated stockholders; (viii) obtain any necessary or desirable opinions from legal, financial and other advisors; (ix) review and evaluate the employee benefit plans of the Company, including severance plans and equity plans of the Company, in view of the proposed transaction or any alternative transaction; (x) recommend to our entire board of directors what action, if any, should be taken by the Company with respect to the proposed transaction or any alternative transaction; (xi) take such other actions related to or arising in connection with the proposed transaction or any alternative transaction as the special committee deems necessary, appropriate or advisable; and (xii) provide reports and/or recommendations to our board of directors in regard to such matters at such time as the special committee shall deem appropriate and consistent with its activities. Our board of directors also resolved that the chairman and each other member of the special committee would receive US$10,000 and US$5,000, respectively, per month for their active service on the special committee.

Between November 2, 2012 and November 6, 2012, the special committee carefully considered proposals from three highly qualified law firms experienced with going-private transactions. After conducting interviews with the three candidate law firms and considering the presentations made by each on November 6, 2012, including information about each firm’s respective experience in similar transactions, qualifications and reputation, the special committee engaged Shearman & Sterling LLP (“Shearman”) to serve as its legal counsel.

On November 6, 2012, Dr. Hou and Mr. Li jointly filed with the SEC a Schedule 13D announcing the execution and submission of the Proposal Letter to the board of directors. According to the Schedule 13D, as of November 6, 2012, Dr. Hou and Mr. Li beneficially owned approximately 43.9% of the outstanding shares of Company common stock.

On November 7, 2012, Dr. Hou and Mr. Li retained Lionel Sawyer & Collins as their Nevada legal advisor in connection with the potential transaction.

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In early November 2012, Dr. Hou and Mr. Li also held preliminary discussions on debt financing for the merger with potential sources of debt financing.

On November 8, 2012, after reviewing proposals submitted by six investment banks to serve as financial advisor to the special committee, assisted by its counsel, Shearman, interviewed three investment banks including Duff & Phelps.

On November 9, 2012, the special committee held a telephonic meeting to further discuss the engagement of a financial advisor. After considering the reputation, experience with similar transactions, knowledge of the relevant industry, fee proposals, relevant qualifications of each of the three investment banks and whether any past, current or future conflicts or other circumstances would undermine their ability to assess objectively the fairness of the proposed transaction, the special committee decided to engage Duff & Phelps as its financial advisor in connection with the proposed transaction and instructed Shearman to begin negotiating the terms of an engagement letter with Duff & Phelps. On November 9, 2012, the special committee held another telephonic meeting with Shearman. Among other issues, Shearman made a detailed presentation to the special committee members about their fiduciary duties in connection with the proposed transaction.

On November 9, 2012, the Company received an email enquiry from an unaffiliated stockholder (“Stockholder A”) about the proposed transaction. After the announcement that the special committee had engaged legal and financial advisors, the special committee responded to Stockholder A on November 14, 2012 and instructed Shearman to reach out to Stockholder A to fully understand his view regarding the proposed transaction.

On November 13, 2012, the special committee executed an engagement letter with Duff & Phelps. See “Special Factors Relating to the Merger—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” for more details. On November 14, 2012, the Company issued a press release announcing the special committee’s engagement of Shearman as its legal counsel and Duff & Phelps as its financial advisor.

On November 19, 2012, the special committee held a telephonic meeting with Duff & Phelps and Shearman. The special committee’s advisors introduced the function, process and timeline of a typical market check process in similar transactions. After deliberation, the special committee decided that, to maximize the value of the Company in the best interests of the Company and its stockholders, the special committee would initiate a process to solicit interest from, and engage in discussions with, any other potential qualified interested parties regarding a possible transaction involving the Company, and to evaluate any proposals received. The special committee instructed Duff & Phelps to prepare for the special committee’s review and discussion a list of potential strategic and financial buyers that Duff & Phelps proposed to contact during the market check process and to prepare a cover letter to be sent to potential strategic and financial buyers together with an information memorandum based on publicly available information about the Company. Duff & Phelps also reported to the special committee on its developing a preliminary valuation analysis of the Company. The special committee instructed Duff & Phelps to follow up with the management of the Company and obtain all information necessary for its valuation analysis.

On November 28, 2012, VStone executed a confidentiality agreement and commenced due diligence on the Company. On the same date, VStone visited the Company’s primary operational site in Jinan, China and conducted due diligence meetings with the management of the Company.

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On November 30, 2012, the special committee held a telephonic meeting with Duff & Phelps and Shearman. Among other issues, the special committee reviewed a draft list of potential strategic and financial buyers that Duff & Phelps planned to contact during the market check process. Duff & Phelps compiled the list based on a review of, among other things, key competitors of the Company, previous investments by potential financial buyers in the similar industry, other strategic investors with operations in the Company’s industry in China and worldwide, and the size of the potential transaction. After discussion with its advisors, the special committee instructed Duff & Phelps to further revise the list of potential buyers to indicate reasons why each potential buyer was selected. Shearman also updated the special committee and Duff & Phelps on its discussions with Stockholder A.

In addition, between November 28 and December 6, 2012, Duff & Phelps had various discussions and meetings with the senior management and finance team of the Company regarding the business, operations and financial performance of the Company. These due diligence meetings focused on, among other things, understanding the nature of the Company’s business and prospects, its historical performance, the Company management’s view on industry outlook, market competition, the risks and challenges facing the Company and rationale for the transaction.

On December 4, 2012, Cleary circulated an initial draft merger agreement to Shearman.

On December 8, 2012, Shearman provided to the special committee for its consideration a summary of certain issues raised by the initial draft merger agreement, including, among others, stockholders’ approvals, the “force the vote” provision, the “go shop” provision, closing conditions, the Company termination fee and Parent termination fee.

On December 12, 2012, the special committee held a telephonic meeting with Duff & Phelps and Shearman. After careful review and discussion, the special committee approved the information memorandum prepared by its advisors and the list of potential strategic and financial buyers to be contacted, and authorized Duff & Phelps to begin the market check process. The special committee also discussed with Shearman the pertinent issues posed by the draft merger agreement provided by Cleary. In addition, the special committee discussed with Shearman the necessity of engaging Nevada counsel and the role of such counsel in the proposed transaction. The special committee then reviewed the credentials, relevant experience, and fee proposals from two Nevada law firms.

On December 19, 2012, Shearman provided a revised draft merger agreement to the special committee for its consideration.

On December 25, 2012, the special committee held a telephonic meeting with Shearman and discussed the revised draft merger agreement and the reasons for the proposed revisions. In addition, after reviewing relevant terms of the proposed engagement letter and experience in similar transactions, the special committee decided to engage Snell & Wilmer L.L.P. (“Snell”) as its Nevada counsel. As instructed by the special committee, Shearman circulated a revised draft merger agreement to Cleary on that same day.

On January 4, 2013, representatives of Shearman and Cleary held face-to-face negotiations with respect to issues in the draft merger agreement.

On January 8, 2013, Cleary circulated a revised draft merger agreement to Shearman, requesting, among others, (i) no “go shop” right, (ii) no “majority of the minority” voting requirement and (iii) Parent termination fee in an amount equal to US$2.5 million with a Company termination fee of the same amount. In this revised draft, the buyer group agreed not to include a “force the vote” provision or a closing condition regarding dissenting stockholders.

On January 12, 2013, Cleary circulated draft limited guaranty and equity commitment letters to Shearman.

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On January 12, 2013, Shearman provided to the special committee for its consideration a summary of the issues raised by the revised draft merger agreement sent by Cleary on January 8, 2013.

On January 17, 2013, the special committee held a telephonic meeting with Duff & Phelps and Shearman. At the request of the special committee, Duff & Phelps reported that it had contacted 61 potential buyers, comprising 11 potential strategic buyers and 50 potential financial buyers, as part of the market check process but had not received any indication of interest. After discussion with its advisors, the special committee instructed Duff & Phelps to contact certain additional potential buyers as part of the market check. Duff & Phelps also informed the special committee that it was continuing its financial due diligence on the Company and had held meetings and discussions with members of the management of the Company. Shearman also discussed with the special committee issues raised by the revised merger agreement circulated by Cleary on January 8, 2013.

On January 21, 2013, Shearman circulated a revised draft merger agreement and limited guaranty and equity commitment letters to Cleary, requesting, among others, (i) the “go shop” right, (ii) the “majority of the minority” voting requirement and (iii) the Company termination fee in an amount equal to US$1.25 million. In this revised draft, the special committee agreed to the Parent termination fee in an amount equal to US$2.5 million.

In late January 2013, VStone discontinued discussions with Dr. Hou and Mr. Li with respect to the potential transaction after conducting preliminary due diligence on the Company, without giving any reasons.

On February 7, 2013, Duff & Phelps reported to the special committee that, as of that date, it had contacted a total of 75 potential buyers, comprising 11 potential strategic buyers and 64 potential financial buyers, as part of the market check process. Forty-nine potential buyers had expressly declined the opportunity but none had expressed any indication of interest.

Beginning in late January 2013, Dr. Hou and Mr. Li were concerned that the Company might face a significant decline in sales based on the feedback of the Company’s key customers after the beginning of 2013. In response to such business challenges, Dr. Hou and Mr. Li decided around mid-February 2013 to suspend the proposed going-private transaction to focus on the management and operations of the Company. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold.

NASDAQ halted trading in the shares of Company common stock from April 17 to May 6, 2013 due to the Company’s inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC. In April, June and August 2013, the Company received multiple notices and letters from NASDAQ notifying that the Company was not in compliance with NASDAQ listing rules either because of the Company’s inability to timely file its annual and/or quarterly reports or because the Company no longer met the Minimum Bid Price Rule.

In early September, Dr. Hou and Mr. Li considered resuming the proposed going-private transaction in anticipation of the Company’s improved business operations in the third quarter of 2013. At a meeting in Beijing, China on September 7, 2013, Mr. Li informed Dr. Tan, on behalf of the special committee, that the buyer group was considering resuming the proposed going-private transaction. In late October 2013, representatives of Dr. Hou and Mr. Li commenced preliminary discussions with several banks about the possibility of providing financing for the transaction.

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On November 5, 2013, management provided Duff & Phelps with financial projections for the Company prepared by the Company's management for the years ending 2013 through 2018. During the period between November 11 and 21, 2013, Duff & Phelps had meetings and telephone calls with the management to understand the Company’s performance over the prior few months, management’s views on the industry outlook, market competition and the key assumptions used in the financial projections. See “Special Factors Relating to the Merger—Prospective Financial Information” for details of the financial projections of the Company.

On November 7, 2013, Mr. Li provided the members of the special committee an update on the buyer group’s plan with respect to the proposed transaction.

In early November 2013, representatives of Dr. Hou and Mr. Li began discussions with China Minsheng Bank Corporation Limited (“Minsheng Bank”) regarding arranging debt financing for the proposed transaction. Between November 14, 2013 and November 18, 2013, Shearman and Minsheng Bank negotiated the terms of a confidentiality agreement. Minsheng Bank entered into the confidentiality agreement on November 18, 2013 and began its due diligence on the Company.

On November 15, 2013, Cleary circulated a revised draft merger agreement to Shearman, requesting, among others, (i) no “go shop” right, (ii) no “majority of the minority” voting requirement and (iii) the Company termination fee be in an amount equal to US$2.5 million.

On November 22, 2013, the special committee held a telephonic meeting with Duff & Phelps and Shearman. At the request of the special committee, Duff & Phelps reported that (i) it had received management projections from the Company; and (ii) as of November 22, 2013, it had not received any indication of interest in a potential transaction involving the Company from any potential buyer that it had previously contacted or any other third party. Shearman also discussed with the special committee issues raised in the revised merger agreement circulated by Cleary on November 15, 2013. Given the lack of interest in acquiring the Company from any third party after an extensive market check, and the fact that the Company was not approached by any interested buyer after the proposed merger was publicly announced on November 2, 2012, the special committee agreed not to insist on a “go shop” provision in the merger agreement, but instructed Shearman to remain firm as to the “majority of the minority” voting requirement and a lower Company termination fee. As instructed by the special committee, Shearman circulated a revised draft merger agreement to Cleary on the same day reflecting the special committee’s positions on the terms described above.

On November 29, 2013, Shearman circulated the Company’s disclosure schedule to Cleary.

On December 2, 2013, the special committee held a telephonic meeting with Duff & Phelps and Shearman. At this meeting, Duff & Phelps gave an oral presentation on its preliminary valuation analyses of the Company. The discussion included a preliminary selected companies analysis, last twelve months Revenue/EBITDA/EBIT trading analysis, selected transactions analysis and discounted cash flow analysis. In discussing the preliminary financial analyses performed by the representatives of Duff & Phelps, the special committee considered the criteria for selecting the different groups of companies included in the selected companies analysis, and the rationale for the various assumptions used by Duff & Phelps in its analyses, including the multiples, discount rates and perpetuity growth rate in connection with each analysis, as appropriate. Duff & Phelps reported that, based on its preliminary analysis, the proposed offer price of $1.46 per share of Company common stock by the buyer group was above the mid-point of the valuation range. The special committee discussed whether this proposed offer price was high enough, and subsequently requested Shearman to instruct Duff & Phelps to contact the buyer group to request that it increase the offer price.

On December 4, 2013, the members of the special committee received a memo prepared by Snell discussing the statutory regime and case law related to directors’ fiduciary duties in Nevada.

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On December 5, 2013, Cleary held a telephonic meeting with Shearman to discuss Shearman’s comments on the revised merger agreement, including, among others, the “majority of minority” voting requirement and Company termination fee. During the telephonic meeting, Cleary also provided an update to Shearman regarding the buyer group’s financing, including the equity financing to be provided by Dr. Hou and Mr. Li and a term loan to be obtained by Chief Honour and Capital Melody pursuant to a facility letter (the “facility letter”) to be executed with Minsheng Bank, Hong Kong Branch. Cleary also mentioned that the proceeds utilized under the facility letter would be used for dividend distribution to the shareholders of Chief Honour and Capital Melody and that Dr. Hou and Mr. Li would cause the proceeds of such distribution to be used to fund the equity financing to be provided by Dr. Hou and Mr. Li.

Later on the same day, Cleary circulated to Shearman a revised draft limited guaranty, an initial draft contribution agreement and the draft facility letter prepared by Minsheng Bank. On the afternoon of December 6, 2013, Cleary circulated a revised draft merger agreement and a draft equity commitment letter to Shearman. In the revised draft merger agreement, among other revisions, Cleary deleted the “majority of the minority” voting requirement and reflected the financing arrangement of the buyer group, including the equity financing and rollover financing from Dr. Hou and Mr. Li. In addition, the buyer group offered in the draft merger agreement to deposit the full amount of the equity financing into an escrow account to be jointly controlled by Parent and the Company within two months after the signing of the merger agreement.

Later on the same day, Shearman circulated a revised draft limited guaranty and contribution agreement to Cleary.

On December 6, 2013, the special committee held a telephonic meeting with Shearman. The special committee reviewed the financing arrangements of the buyer group for the proposed transaction, including the equity financing and the rollover financing, as well as the term loan facility to be arranged with Minsheng Bank, Hong Kong Branch by Chief Honour and Capital Melody, the proceeds of which will be used for dividend distribution to the shareholders of Chief Honour and Capital Melody and that Dr. Hou and Mr. Li will cause the proceeds of such distribution to be used to fund the equity financing under the equity commitment letter. The special committee then discussed the certainty and sufficiency of financing for the proposed merger and the protection of interests of the unaffiliated stockholders. The special committee noted that, according to the most recent draft merger agreement received from the buyer group, the buyer group offered to put the full merger consideration into an escrow account within two months of the signing of the merger agreement. In addition, the escrow account would be under joint administration of the Company and the buyer group. The special committee considered that the pre-funding of the full merger consideration into an escrow account before closing demonstrated the buyer group’s confidence in funding, and that such arrangement would provide greater deal certainty to the unaffiliated stockholders. After discussion with Shearman, the special committee considered a two-tiered Parent termination fee, with a higher amount of Parent termination fee payable if the full merger consideration has not been deposited into an escrow account within two months after signing or if the financing is not otherwise available at closing, as further protection to unaffiliated stockholders against any funding risk. After discussion and consideration, the special committee instructed Shearman to request a two-tiered Parent termination fee from the buyer group. The special committee also reviewed with Shearman issues in the latest draft of the merger agreement and the other transaction documents, including the limited guaranty, the equity commitment letter and the contribution agreement. After discussion, the special committee instructed Shearman to revise the merger agreement and the other transaction documents in a manner to safeguard the interests of the unaffiliated stockholders, including a two-tiered Parent break-up fee, a lower Company termination fee and the “majority of the minority” voting requirement. Shearman also discussed the statutory regime and case law related to directors’ fiduciary duties in Nevada based on the memorandum prepared by Snell and explained in detail directors’ fiduciary duties in the context of the proposed transaction.

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On the evening of December 6, 2013, Cleary held a telephonic meeting with Shearman to negotiate the key remaining open issues in the draft limited guaranty and contribution agreement and then circulated a revised draft limited guaranty and contribution agreement to Shearman. Chief Honour and Capital Melody executed the facility letter, dated December 6, 2013, with Minsheng Bank, Hong Kong Branch, a copy of which was subsequently furnished to Shearman.

Also on December 6, 2013, as instructed by the special committee, Duff & Phelps contacted the buyer group to seek an increased offer price. On December 7, 2013, Mr. Li advised Duff & Phelps that the buyer group was not willing to raise the offer price.

On December 7, 2013, Shearman circulated a revised draft merger agreement, limited guaranty and equity commitment letter to Cleary, with provisions, among others, providing for the “majority of the minority” voting requirement and a two-tiered Parent termination fee (with the first tier Parent termination fee in the amount of US$2.5 million and the second tier Parent termination fee in the amount of US$4.0 million). On the same day, Shearman and Cleary held a telephonic meeting to discuss the draft merger agreement and equity commitment letter. Later on the same day, Cleary circulated a revised draft merger agreement and equity commitment letter to Shearman, with provisions, among others, stating that the buyer group would accept the “majority of the minority” voting requirement on the condition that the special committee accepted the second tier Parent termination in the amount equal to US$3.5 million.

On December 8, 2013, Shearman reported to the special committee that (i) on the condition that the second tier Parent termination fee is US$3.5 million, the buyer group would accept the “majority of the minority” voting requirement, and (ii) the buyer group confirmed to Duff & Phelps that it would not consider increasing the current offer price of US$1.46 per share of Company common stock.

On December 9, 2013, the members of the special committee agreed to accept the higher amount of Parent termination fee in an amount of US$3.5 million on the condition that the buyer group accepted the “majority of the minority” voting requirement. Later on the same day, Shearman circulated a proposed execution version of the merger agreement, limited guaranty, contribution agreement and equity commitment letter. Cleary circulated the Parent’s disclosure schedule to Shearman.

On the morning of December 10, 2013, a meeting of the special committee was convened via teleconference, with Duff & Phelps and Shearman in attendance, to discuss the proposed transaction. Duff & Phelps reviewed with the special committee its financial analysis and delivered to the special committee its oral opinion, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be received by the holders of the shares of Company common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed transaction on any particular holder of the shares of the Company common stock other than in their capacity as holders of shares of Company common stock). Shearman described the principal terms of the merger agreement and the other transaction documents contemplated by the merger agreement and provided an overview and summary of the transactions contemplated therein. After consideration of the proposed transaction, the terms of the merger agreement and the other transaction documents contemplated by the merger agreement, the presentation by Duff & Phelps, including receipt of the fairness opinion of Duff & Phelps, and taking into account the other substantive and procedural factors described below under the caption “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the members of the special committee unanimously (i) approved and adopted in all respects, and recommended that our board of directors approve and adopt in all respects, the form, terms, provisions and conditions of the merger agreement, the limited guaranty and the contribution agreement, (ii) approved in all respects, and recommended that our board of directors approve in all respects, the merger and the other transactions contemplated by the merger agreement, the limited guaranty and the contribution agreement, and (iii) recommended that our board of directors (A) submit the merger agreement to the stockholders of the Company for approval and adoption at a meeting of the stockholders of the Company for the purpose of considering and acting on the merger agreement, and (B) recommended that the stockholders of the Company vote for the approval and adoption of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement.

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Later on the same day, our board of directors convened a special meeting with Duff & Phelps and Shearman. At the beginning of the meeting, Dr. Hou and Mr. Li disclosed their interests in the proposed transaction, which interests are described under the caption “— Interests of Certain Persons in the Merger.” Thereafter, the special committee presented its recommendation to the board of directors. After consideration of the proposed transaction, the terms of the merger agreement and the other transaction documents contemplated by the merger agreement, Duff & Phelps’s fairness opinion to the special committee, the recommendations of the special committee, and the other substantive and procedural factors described below under the caption “—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the board of directors unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement, the limited guaranty and the contribution agreement, on such terms and subject to the conditions set forth respectively therein, are fair and advisable to and in the best interests of the Company and its unaffiliated stockholders, (ii) approved and adopted the merger agreement, the limited guaranty and the contribution agreement and approved the execution, delivery and performance by the Company of the merger agreement and the limited guaranty and the consummation of the transactions contemplated thereby, including the merger and (iii) recommended the adoption of the merger agreement by the Company’s stockholders.

Later in the day on December 10, 2013, the Company, Parent and Merger Sub executed the merger agreement and the parties to the other transaction documents executed such other transaction documents that, on their terms, were to be executed simultaneously with the merger agreement, including the equity commitment letter, the contribution agreement and the limited guaranty. On the same day, the Company issued a press release announcing the execution of the merger agreement, and furnished the press release, the merger agreement and the limited guaranty as exhibits to its Current Report on Form 8-K.

On December 11, 2013, Dr. Hou and Mr. Li jointly filed with the SEC an amendment to their Schedule 13D in connection with the execution of the merger agreement, the contribution agreement, the equity commitment letter, the limited guaranty and the facility letter.

Purposes and Reasons of Our Board of Directors and Special Committee for the Merger

The special committee and our board of directors believe that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of the Company’s publicly traded common stock.

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The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of shares of Company common stock at this time due to the high costs of remaining a publicly traded company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, an aggregate amount of approximately US$1.4 million for service fees and expenses of public accountants, fees and expenses of U.S. securities counsel, fees and expenses of the Company’s investor relations firm and publicly traded company director’s liability insurance premium (in each ease, excluding fees and expenses relating to the merger). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration at this time because the merger consideration represents a premium over recent market prices of shares of Company common stock.

Based on the foregoing considerations, each of the special committee and our board of directors has concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company than to remain a publicly traded company.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

At a meeting on December 10, 2013, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders;

•	adopt the merger agreement and declare its advisability;

•	recommend that the stockholders of the Company adopt the merger agreement; and

•	direct that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company.

On December 10, 2013, our board of directors unanimously adopted resolutions as recommended by the special committee. In reaching these determinations, our board of directors considered the special committee’s unanimous recommendation and adopted resolutions that:

•	determine that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders;

•	adopt the merger agreement and declare its advisability;

•	recommend that the stockholders of the Company adopt the merger agreement; and

•	direct that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company.

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In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any order of importance:

•	the current and historical market prices of the shares of Company common stock, including the fact the per share merger consideration of US$1.46 represents a premium of (i) 24.8% over the closing price on November 1, 2012, the last trading day prior to the Company’s announcement on November 2, 2012 that it had received a going-private proposal, (ii) 48.6% over the 30-trading day volume weighted average price as of November 1, 2012, and (iii) 49.3% over the 90-trading day volume weighted average price as of November 1, 2012;

•	the financial analyses presented by Duff & Phelps as well as the opinion of Duff & Phelps that, as of December 10, 2013 and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be received by the holders of the shares of Company common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed transaction on any particular holder of the shares of the Company common stock other than in their capacity as holders of shares of Company common stock);

•	the fact that the merger consideration would be paid in all cash, which will allow the Company’s unaffiliated stockholders to immediately realize liquidity for their investment and provide them with certainty of the value of their shares of Company common stock;

•	the possibility that it could take a considerable period of time before the trading price of the shares of Company common stock would reach and sustain at the per share merger consideration of US$1.46, as adjusted for present value;

•	the limited trading volume of the shares of Company common stock on the NASDAQ;

•	the challenge to the Company’s efforts to increase stockholder value as a publicly traded company due to its small capitalization;

•	the Company’s previous difficulty in satisfying the continued listing requirements of NASDAQ and reporting obligations under the Exchange Act in a timely manner;

•	the significant capital commitment for research and development center and data centers, recent deterioration of EBITDA margin, projected gross margin erosion, significant working capital requirements and high degree of customer and geographic concentration, all of which indicate the Company’s uncertain business conditions in the future;

•	the fact that none of the 75 potential buyers contacted by Duff & Phelps in the market check process or any other third party indicated an interest in a potential transaction involving the Company;

•	the business, competitive position, strategy and prospects of the Company, the risk that it will not successfully implement its strategy and achieve its prospects, the competitive position of current and likely competitors in the industry in which the Company competes, and current industry, economic and market conditions;

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•	the belief, after a review of strategic alternatives to the merger, including the possibility of remaining a publicly traded company, that other alternatives were less favorable to the unaffiliated stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the absence of a financing condition in the merger agreement;

•	the fact that Parent and Merger Sub agreed to cause Dr. Hou and Mr. Li to deposit the full cash merger consideration into a designated interest-bearing escrow account within two months after the date of the merger agreement, which will be jointly controlled by the Company, Parent, Dr. Hou and Mr. Li until the earlier of the closing date of the merger and the date on which the merger agreement is validly terminated;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of any significant required regulatory approvals; and

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a termination fee in the amount of US$2.5 million or US$3.5 million, as applicable, and the guarantee of such payment obligation by Dr. Hou and Mr. Li pursuant to the limited guaranty; and

•	the other terms of the merger agreement and related agreements, including:

•	the Company’s ability to furnish information to and engage in discussions or negotiations with a third party under certain circumstances permitted under the merger agreement;

•	the Company’s ability, under certain circumstances, to withhold, withdraw, qualify or modify the recommendation regarding the merger;

•	the Company’s ability, under certain circumstances, to terminate the merger agreement to enter into an agreement providing for a superior proposal; provided, that the Company complies with its obligations to pay Parent a US$1.25 million termination fee; and

•	the Company’s ability, under certain circumstances, to specifically enforce the terms of the merger agreement.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger, based upon the terms of the merger agreement, was procedurally fair to the unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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•	the fact that the special committee is comprised of three independent and disinterested directors who are not employees or officers of the Company and are not affiliates of any member of the buyer group;

•	the fact that the determination to engage in discussions related to the merger and the consideration and negotiation of the terms of the merger was conducted under the oversight of the special committee without the involvement of any director who is a member of the buyer group and the special committee acted solely to represent the interests of the Company’s unaffiliated stockholders;

•	the fact that the special committee was given authority to, among other things, recommend to our board of directors what action should be taken by the Company, including not to engage in the merger, and the special committee and our board of directors had no obligation to recommend the adoption of the merger agreement or any other transaction;

•	the fact that Duff & Phelps conducted a market check process to identify and seek offers from potential interested third parties, during which, in addition to the buyer group, Duff & Phelps contacted 75 potential buyers regarding their interest in the Company (including 11 potential strategic buyers and 64 potential financial buyers);

•	the fact the merger agreement is subject to affirmative votes of both (i) the holders of a majority of the outstanding shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou and Mr. Li and their respective affiliates);

•	the fact that, other than their receipt of compensation as directors in the ordinary course or as members of the special committee (which are not contingent upon the consummation of the merger or the special committee’s or our board of directors’ recommendation of the merger) and their indemnification rights under the merger agreement, members of the special committee do not have any interest in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders;

•	the fact that the special committee met regularly to consider and review the proposed merger;

•	the fact that the special committee had independent control of the sale process and engaged in active negotiations with the buyer group with the advice and assistance of its legal counsel and financial advisor regarding the terms of the merger agreement and related documents;

•	the Company’s ability, under certain circumstances, to withhold, withdraw, qualify or modify the recommendation regarding the merger; and

•	the Company’s ability, under certain circumstances, to terminate the merger agreement to enter into an agreement providing for a superior proposal or to terminate the merger agreement other than in response to or in connection with an acquisition proposal; provided, that the Company complies with its obligations to pay Parent a US$1.25 million termination fee.

The special committee and our board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any order of importance:

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•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the equity financing is not obtained;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s various business relationships;

•	the fact that following the completion of the merger, the unaffiliated stockholders would not be able to participate in the future growth or earnings of the Company;

•	the restrictions on the Company’s operations prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

•	the possibility that the US$1.25 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances may discourage other potential buyers from making an acquisition proposal for the Company;

•	the fact that Dr. Hou and Mr. Li, who together beneficially own approximately 43.9% of the outstanding shares of Company common stock, have expressed unwillingness to sell their stakes in the Company to any third party, which (i) made special committee believe that it was unlikely that any transaction with a third party could be completed at this time and (ii) may have discouraged, and may in the future discourage, third parties from submitting alternative transaction proposals with terms and conditions, including the price, that may be superior to the merger;

•	the fact that if the merger is not completed, the Company will be required to pay its own expenses associated with the negotiation of the merger agreement, and the transactions contemplated thereby, as well as, under certain circumstances, to pay Parent a US$1.25 million termination fee, in connection with the termination of the merger agreement;

•	the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than the equity commitments of Dr. Hou and Mr. Li, and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of the US$2.5 million or US$3.5 million, as applicable, termination fee, and that under certain circumstances the Company may not be entitled to a termination fee at all;

•	in general, the fact that an all cash transaction will be taxable to the Company’s stockholders that are U.S. Holders (as defined under “Special Factors Relating to the Merger-Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes;

•	the possibility that Dr. Hou and Mr. Li could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger; and

•	the terms of the Rollover Stockholders’ participation in the merger and the fact that they have interests in the transaction that are different from, or in addition to, those of the unaffiliated stockholders.

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Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the stockholders of the Company as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per diluted share as of September 30, 2013 was US$2.70 based on the weighted average number of outstanding shares of Company common stock during the nine months ended September 30, 2013. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

Neither the special committee nor our board of directors considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and our board of directors believed that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. In the course of reaching their respective conclusions regarding the fairness of the merger to the unaffiliated stockholders of the Company and their respective decisions to recommend the adoption of the merger agreement, neither the special committee nor our board of directors sought to establish a pre-merger going concern value for the Company in determining the fairness of the merger consideration to the Company’s unaffiliated stockholders because they did not believe there was a single method for determining going concern value. However, each of the special committee and our board of directors believed that the financial analyses presented by Duff & Phelps (i.e., discounted cash flow analysis, selected public companies and merger and acquisition transactions analyses and premium paid analysis as each is more fully summarized below under the caption “Special Factors – Opinion of Duff & Phelps, Financial Advisor to the Special Committee”) represented potential valuations of the Company as it continues to operate its business, and, to that extent, the special committee and our board of directors collectively characterized such analyses as forms of going concern valuations. The special committee and our board of directors considered each of these analyses in the context of the fairness opinion provided by Duff & Phelps as well as various additional factors, including the historical market prices of our shares of Company common stock as described under the caption “Market Price and Dividend Information”, as the trading price of the shares of Company common stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

Except as discussed in “Special Factors – Background of the Merger,” “Special Factors – Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and “Special Factors – Opinion of Duff & Phelps, Financial Advisor to the Special Committee,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

The special committee and our board of directors did not view the purchase prices paid in the transactions described under “Common Stock Transaction Information” to be relevant except to the extent those prices indicated the trading price of the shares of Company common stock during the applicable periods.

The Company is not aware of any firm offers made by any unaffiliated person during the past two years for: (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

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The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes all of the material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

The special committee expressly adopted the analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement.

In reaching its determination that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders, and its decision to adopt the merger agreement and declare its advisability, to recommend that the stockholders of the Company adopt the merger agreement, and to direct that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the captions “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and adopted such recommendations and analysis. For the foregoing reasons, our board of directors, on behalf of the Company, believes that the merger agreement and the transactions contemplated thereby are fair to the unaffiliated stockholders.

Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee

Pursuant to an engagement letter dated November 13, 2012, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the special committee on December 10, 2013, Duff & Phelps rendered to the special committee its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be received by the holders of the shares of Company common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed transaction on any particular holder of the shares of the Company common stock other than in their capacity as holders of shares of Company common stock). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

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The full text of the written opinion of Duff & Phelps dated December 10, 2013, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The stockholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’s written opinion is addressed to the special committee (in its capacity as such), is directed only to the per share merger consideration to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’s procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2011 and 2012;

•	reviewed the Company’s unaudited financial statements for the nine months ended September 30, 2012 and the 9 months ended September 30, 2013;

•	reviewed certain financial projections model for 2013 - 2018, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “management projections”);

•	reviewed other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

•	reviewed a letter dated December 6, 2013 from the management of the Company which made certain representations as to the management projections and the underlying assumptions for the Company;

•	reviewed documents related to the merger, including a draft of the merger agreement received on December 9, 2013;

•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;

•	reviewed the historical trading prices and trading volumes of the shares of Company common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

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In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the special committee’s consent:

•	relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the management projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analyses;

•	assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the merger;

•	assumed that the representations and warranties made by all parties in the merger agreement and the management representation letter are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions on which Duff & Phelps’s opinion was based prove to be untrue in any material respect, Duff & Phelps’s opinion cannot and should not be relied upon for any purpose. In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps does not express any view or opinion in its opinion, including as to the reasonableness of such assumptions.

Duff & Phelps prepared its opinion effective as of the date of such opinion. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

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Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps is not expressing any opinion as to the market price or value of the shares of Company common stock (or anything else) after the announcement or the consummation of the proposed transaction (or any other time). Duff & Phelps’s opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The issuance of Duff & Phelps’s opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’s opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the shares of Company common stock (excluding the excluded shares).

Duff & Phelps’s opinion was furnished for the use and benefit of the special committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’s express consent. The opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the special committee or any stockholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’s financial analyses.

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Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2013 through December 31, 2018, with ‘‘free cash flow’’ defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the management projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Prospective Financial Information’’ beginning on page 55. Financial projections for the fiscal years ending December 31, 2019 through December 31, 2022, which reflect the Company achieving a stable growth rate by the end of the fiscal year ending December 31, 2022, were extrapolated based on the management projections and discussions with Company management. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2022 (the “terminal value”) using a perpetuity growth formula assuming a 3.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and the Company’s business. Duff & Phelps used discount rates ranging from 16.0% to 18.0%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated enterprise value for the Company of US$45.8 million to US$61.4 million and a range of implied values of the Company’s shares of US$1.14 to US$1.57 per share.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analyses were not identical to the Company, and the transactions utilized for comparative purposes in the following analyses were not identical to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analyses are subject to certain limitations.

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Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the software and information technology services industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of the Company. The twelve companies included in the selected public company analysis in the software and information technology services industry were:

China Software and IT Service Companies (overseas listed)

•          ChinaCache International Holdings Ltd.

•          21Vianet Group, Inc.

•          iSoftStone Holdings Limited

•          e-Future Information Technology Inc.

•          China Information Technology, Inc.

•          Chinasoft International Ltd.

•          Hi Sun Technology (China) Ltd.

Global Software and IT Service Companies	• Evolving Systems Inc. • VeriFone Systems, Inc. • ACI Worldwide, Inc. • Streamwide • nTels Co., Ltd.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model and primary customers, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2013 and 2014 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) as well as earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and estimated transaction costs related to the merger.

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	Revenue Growth			EBITDA Growth			EBIT Margin			EBITDA Margin
	LTM	2013	2014	LTM	2013	2014	LTM	2013	2014	LTM	2013	2014

China Software and IT Service Companies (overseas listed)
Group Median	22.4%	23.7%	23.6%	5.1%	26.8%	36.8%	0.4%	5.2%	5.3%	3.3%	10.8%	11.1%

Global Software and IT Service Companies
Group Median	20.9%	-6.6%	22.8%	51.9%	27.3%	28.7%	17.0%	15.9%	17.3%	19.7%	27.7%	29.0%

Aggregate
Mean	20.4%	14.8%	21.5%	44.6%	23.6%	35.3%	-2.2%	10.6%	12.4%	3.2%	18.0%	19.3%
Median	21.6%	20.2%	23.3%	11.8%	26.8%	32.1%	5.5%	9.8%	12.7%	10.8%	17.1%	18.2%

Trunkbow International Holdings Limited	-13.7%	-22.2%	35.9%	-39.1%	-29.0%	61.5%	32.9%	42.4%	33.5%	39.4%	46.5%	55.3%

	Price as Multiple of								Enterprise Value as a Multiple of
	LTM EPS		2013 EPS		2014 EPS		Book Value		LTM EBITDA		2013 EBITDA		2014 EBITDA		LTM EBIT		2013 EBIT		2014 EBIT		LTM Revenue		2013 Revenue		2014 Revenue

China Software and IT Service Companies (overseas listed)
Group Median	18.3	x	38.4	x	21.7	x	1.5	x	13.1	x	12.6	x	8.4	x	27.7	x	28.5	x	22.5	x	1.08	x	0.95	x	0.77	x

Global Software and IT Service Companies
Group Median	25.5	x	25.7	x	16.3	x	2.5	x	11.7	x	12.8	x	10.3	x	15.8	x	17.4	x	12.6	x	2.04	x	2.80	x	2.43	x

Aggregate
Mean	30.4	x	32.5	x	20.2	x	2.3	x	14.0	x	12.4	x	9.1	x	21.0	x	21.2	x	15.3	x	2.02	x	2.24	x	1.84	x
Median	21.9	x	26.7	x	16.9	x	2.0	x	12.3	x	12.8	x	9.6	x	18.5	x	19.3	x	14.2	x	1.86	x	2.11	x	2.00	x

The companies utilized for comparative purposes in Duff & Phelps’s analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected Chinese information technology transactions indicated enterprise value to latest twelve months (‘‘LTM’’) EBITDA multiples ranging from 5.4x to 15.8x with a median of 8.2x, enterprise value to LTM EBIT multiples ranging from 9.5x to 29.1x with a median of 10.4x, and enterprise value to LTM revenue multiples ranging from 0.12x to 1.26x with a median of 0.92x.

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The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given different characteristics of the transactions and the target companies, including direct industry comparability (i.e., lack of Chinese telecom operator customer focused targets) and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis.

Chinese Information Technology Transactions

Date Announced	Acquirer Name	Target Name
6/6/2013	Management Buyout	iSoftStone Holdings Limited
5/20/2013	Blackstone Singapore Pte Ltd; GGV Capital	Pactera Technology International Ltd.
11/2/2012	Management Buyout	Trunkbow International Holdings, Ltd.
8/10/2012	HiSoft Technology International Limited	VanceInfo Technologies Inc.
5/21/2012	Management Buyout	Yucheng Technologies Limited
2/19/2012	Management Buyout	China TransInfo Technology Corp.
1/20/2012	CITIC Capital Partners	AsiaInfo-Linkage, Inc.
1/7/2012	Management Buyout	Pansoft Company Limited

Industry Agnostic Chinese Going-Private Transactions

Date Announced	Acquirer Name	Target Name
11/25/13	Baring Private Equity Asia; Baring Asia Private Equity Fund V, L.P.	Giant Interactive Group, Inc.
10/25/13	Tsinghua Unigroup Ltd.	RDA Microelectronics, Inc.
10/19/13	Management Buyout	People's Food Holdings Ltd.
10/7/13	Management Buyout	Devotion Energy Group Limited
9/30/13	CMCI Partners, L.P.; CMC Capital Partners HK Limited	Charm Communications Inc.
8/15/13	Management Buyout	Hengxin Technology Ltd.
6/20/13	Tsinghua Unigroup Ltd.	Spreadtrum Communications Inc.
6/20/13	Management Buyout	ChinaEdu Corporation
5/21/13	Management Buyout	Le Gaga Holdings Ltd
3/11/13	Management Buyout	Simcere Pharmaceutical Group.(1)
10/15/12	Management Buyout	Yongye International, Inc.
10/3/12	Management Buyout	Feihe International, Inc.
9/27/12	Medtronic, Inc.	China Kanghui Holdings
9/26/12	Management Buyout	7 Days Group Holdings Limited
9/12/12	Management Buyout	3SBio Inc.
9/7/12	Management Buyout	Syswin Inc.
8/13/12	Management Buyout	LJ International Inc.
8/12/12	Management Buyout	Focus Media Holding Ltd.
7/6/12	Management Buyout	ShangPharma Corporation
5/9/12	Management Buyout	China Nuokang Bio-Pharmaceutical Inc.
4/1/12	Management Buyout	Winner Medical Group Inc.
3/27/12	Management Buyout	Zhongpin, Inc.
2/24/12	Management Buyout	Gushan Environmental Energy Limited
11/19/11	Pearson plc	Global Education & Technology Group Limited
11/12/11	Management Buyout	China GrenTech Corp. Ltd.
10/28/11	E-House (China) Holdings Limited	China Real Estate Information Corporation
10/15/11	Management Buyout	Shanda Interactive Entertainment Ltd.
7/25/11	Queen Beauty and Wellness Group Limited	SOKO Fitness & Spa Group, Inc.
6/27/11	Management Buyout	Tiens Biotech Group (USA), Inc.
3/25/11	Management Buyout	Funtalk China Holdings Limited
3/7/11	Management Buyout	China Fire & Security Group, Inc.
1/28/11	Management Buyout	China Security & Surveillance Technology, Inc.

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Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected Revenue and EBIT for the fiscal year ending December 31, 2014. The projected revenue and EBIT were adjusted to reflect normalized operation of the Company’s data center business and R&D building rental income as projected by the Company’s management. EBIT was also adjusted to exclude public company costs and costs associated with the merger. Duff & Phelps’s selected valuation multiples were as follows: projected fiscal 2014 EBIT multiple ranged from 8.0x to 9.0x, and projected fiscal 2014 revenue multiple ranged from 2.50x to 2.75x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies, including, but not limited to, the Company’s smaller size on a revenue basis, and higher net working capital requirement (as percentage of revenue) than observed for the selected public companies. Duff & Phelps also adjusted for the excess projected fiscal 2014 capital expenditure of US$66.7 million in connection with the Company’s data centers and R&D building in estimating the range of the enterprise value for the Company, as the projected 2014 capital expenditures were considered significantly higher than requirements for normal operation. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis. As a result of these selected valuation multiples and the adjustment for the fiscal 2014 capital expenditures described above, the selected public companies analysis indicated an estimated enterprise value for the Company of US$49.4 million to US$62.5 million and a range of implied values of the Company’s shares of US$1.24 to US$1.59 per share.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the software and information technology industry. The transactions analyzed by Duff & Phelps included transactions announced since November 2010. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going-private transactions were 26.1%, 28.8%, and 27.9%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the software and information technologies services sector were 21.0%, 28.7%, and 29.4%, respectively. Duff & Phelps noted that the merger implies a 24.8% premium over the Company’s share closing price of US$1.17 per share on November 1, 2012, the last full trading day prior to the public announcement of the terms of the offer and the merger, a 37.7 % premium over the Company’s share closing price of $1.06 per share on October 26, 2012, one week prior to the public announcement of the terms of the offer and the merger and a 62.2% premium over the Company’s share closing price of $0.90 per share on October 3, 2012, one month prior to the public announcement of the terms of the offer and the merger.

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Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$45.8 million to US$61.4 million, and the range of estimated enterprise values that Duff & Phelps derived from its selected public companies / M&A transactions analyses was US$49.4 million to US$62.5 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of US$47.5 million to US$62.0 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be US$43.7 million to US$58.2 million by:

•	subtracting debt of US$18.1 million as of September 30, 2013;
•	adding excess cash of US$1.9 million as of September 30, 2013;
•	adding loans to third parties of US$ 9.5 million; and
•	adding asset held for sale of US$2.9 million

Based on the foregoing analysis, Duff & Phelps estimated the value of each share of Company common stock to range from US$1.19 to US$1.58. Duff & Phelps noted that the merger consideration to be received by the holders of the shares of Company common stock (other than excluded shares) in the merger was within the range of the per share value indicated by its analyses.

Duff & Phelps’s opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’s services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps $300,000 due and payable as follows: $100,000 in cash upon execution of the engagement letter with Duff & Phelps; $100,000 payable upon Duff & Phelps’s delivery to the special committee of its opinion in writing, and $100,000 payable promptly after the date on which the Company distributes the definitive proxy statement to its stockholders in connection with the proposed merger or an alternative transaction.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000.

Duff & Phelps’s affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the special committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties prior to the signing of the merger agreement. DPS was paid a $25,000 non-refundable retainer due upon the special committee’s request that DPS begin the market check process. There are no further fees payable to DPS contingent upon the consumption of the merger. However, in the case that a third-party other than the buyer group consummates the transaction, DPS would be entitled to receive an additional deal fee of up to $25,000.

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The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and the Duff & Phelps engagement to render its opinion to the special committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purposes and Reasons of the Buyer Group for the Merger

Under the rules governing going-private transactions, each member of the buyer group is deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the buyer group, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company privately held and wholly owned by Parent. The buyer group believes that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company and the Company’s unaffiliated stockholders to receive $1.46 per share in cash for their shares of Company common stock, and it also allows the Rollover Stockholders to maintain their investment in the Company through their respective direct or indirect ownership in Parent.

The buyer group also believes that there is increasingly greater competition in the industry in which the Company operates, which has increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the buyer group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The buyer group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the pressures exerted by the public market’s valuation of the Company and emphasis on short-term period-to-period performance, and the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts.

In addition, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the unaffiliated stockholders’ concerns and to engage in an ongoing dialogue with the unaffiliated stockholders can at times distract the management’s time and attention from the effective operation and improvement of the business.

The buyer group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going-private transaction, the buyer group did not consider alternative transaction structures.

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The buyer group also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	all of the risk of any possible decreases in the Company’s revenues, free cash flow or value following the merger will be borne by the buyer group;

•	risks associated with pending legal proceedings against the Company will be borne by the buyer group;

•	the business risks facing the Company, including increased competition, will be borne by the buyer group;

•	an investment in the surviving corporation by the buyer group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving corporation’s equity securities..

Positions of the Buyer Group Regarding the Fairness of the Merger

Under the rules governing going-private transactions, each member of the buyer group is deemed to be an affiliate of the Company, and therefore, required to express its belief as to the fairness of the proposed merger to the Company’s unaffiliated stockholders. Each member of the buyer group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any stockholder of the Company as to how to vote on the proposal to adopt the merger agreement. The buyer group has interests in the merger that are different from those of the other stockholders of the Company by virtue of their continuing interests in the surviving corporation after the completion of the merger. Please see “Special Factors Relating to the Merger—Interests of Certain Persons in the Merger” beginning on page 59 for additional information.

The buyer group believes that the interests of the Company’s unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to them, rather than to the Company’s unaffiliated stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to the Company’s unaffiliated stockholders. The buyer group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the Company’s unaffiliated stockholders. Furthermore, the members of the buyer group did not engage a financial advisor to perform any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the special committee and the Company’s board of directors discussed in “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 31 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 32, the buyer group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders.

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In particular, the buyer group believes that the proposed merger is substantively fair to the unaffiliated stockholders of the Company based on the consideration of the following factors, which are not listed in any relative order of importance:

•	the fact that the merger consideration of US$1.46 per share, offered to the Company’s unaffiliated stockholders represents a 24.8% premium over the closing price on November 1, 2012, the last trading day prior to the Company’s announcement on November 2, 2012 that it had received a going-private proposal, a 48.6% premium over the 30-trading day volume weighted average price as of the same date, a 49.3% premium over the 90-trading day volume weighted average price as of the same date, and a 151.7% premium over US$0.58 per share, the lowest price at which the Company common stock traded during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the merger consideration of US$1.46 per share, is payable entirely in cash, which provides a specific amount of cash consideration for the shares of Company common stock held by, and liquidity to, the unaffiliated stockholders and allows the unaffiliated stockholders not to be exposed to the risks and uncertainties relating to the prospects of the Company;

•	the fact that the special committee and, acting upon the unanimous recommendation of the special committee, the Company’s board of directors determined that the merger is fair and advisable to, and in the best interests of, the Company and its unaffiliated stockholders;

•	the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the unaffiliated stockholders;

•	Dr. Hou and Mr. Li have entered into an equity commitment letter pursuant to which Dr. Hou and Mr. Li committed, on a joint and several basis, to purchase, or cause the purchase of, at or immediately prior to the effective time of the merger, equity interests of Parent for an aggregate cash purchase price equal to US$30.15 million, which will be used to fund the cash merger consideration and pay certain fees and expenses contemplated by the merger agreement;

•	Parent and Merger Sub have agreed to cause Dr. Hou and Mr. Li to deposit, within two months after the date of the merger agreement, US$30.15 million in cash into an escrow account, which will be jointly controlled by the Company, Parent, Dr. Hou and Mr. Li to fund the equity financing pursuant to the terms and conditions of the equity commitment letter, and under the terms of the merger agreement, the Company has the ability to terminate the merger agreement and Parent is required to pay a termination fee of US$3.5 million upon such termination by the Company if Parent fails to comply with such covenant;

•	the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $1.25 million;

•	the fact that Dr. Hou has agreed to guarantee 52.97% and Mr. Li has agreed to guarantee 47.03% of the obligations of Parent under the merger agreement to pay a termination fee to the Company if the merger agreement is terminated under certain circumstances; and

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•	the proposed merger will provide liquidity for the unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The buyer group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the proposed merger, the buyer group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated stockholders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup. In addition, the buyer group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The buyer group did not seek to establish, and did not consider, a pre-merger going concern value for the shares of Company common stock to determine the fairness of the proposed merger consideration to the Company’s unaffiliated stockholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the shares of Company common stock, the merger consideration represented a premium to the going concern value of the Company.

The members of the buyer group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets, or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

The buyer group believes that the proposed merger is procedurally fair to the unaffiliated stockholders of the Company based on the consideration of the following factors, which are not listed in any relative order of importance:

•	the fact that the special committee, which is comprised solely of independent directors unrelated to any of Parent, Merger Sub, Dr. Hou and Mr. Li or any of the management members of the Company, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

•	the fact that the special committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

•	the fact that the special committee and the Company’s board of directors had no obligation to recommend the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	in addition to the statutory stockholder approval requirement under Nevada law, adoption of the merger agreement is subject to the approval of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou, Mr. Li and their respective affiliates) giving the unaffiliated stockholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

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•	the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated thereby were the result of negotiations between the buyer group and its advisors, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

•	notwithstanding that the opinion of Duff & Phelps was provided solely for the information and members of the buyer group are not entitled to, and did not, rely on such opinion, the fact that the special committee received an opinion from its financial advisor Duff & Phelps, dated as of December 10, 2013, to the effect that as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the merger consideration to be received by the holders of the shares of Company common stock (other than holders of excluded shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the proposed transaction on any particular holder of the shares of the Company common stock other than in their capacity as holders of shares of Company common stock)

•	the fact that under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to withhold, withdraw, qualify or modify its recommendation of the merger agreement if the failure to make a change in the Company’s recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties;

•	the fact that the Company has the ability to terminate the merger agreement under the terms of the merger agreement to enter into a superior proposal or upon a change of recommendation, subject to compliance with the terms and conditions of the merger agreement;

•	the fact that, other than their receipt of compensation as directors in the ordinary course or as members of the special committee (which are not contingent upon the consummation of the merger or the special committee’s or our board of directors’ recommendation of the merger) and their indemnification rights under the merger agreement, members of the special committee do not have any interest in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders;

•	the fact that the Company, under certain circumstances, is able to specifically enforce the terms of the merger agreement;

•	the fact that the board of directors was fully informed about the extent to which the interests of the Rollover Stockholders in the merger differed from those of the Company’s other stockholders; and

•	the fact that neither the buyer group nor any of their advisors participated in or sought to influence the deliberative process of, or the conclusion reached by, the special committee or the negotiating positions of the special committee.

The foregoing discussion of the information and factors considered and given weight by the buyer group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders is not intended to be exhaustive, but is believed to include all material factors considered. The buyer group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated stockholders. Rather, the buyer group made the fairness determinations after considering all of the foregoing factors as a whole.

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The buyer group believes these factors provide a reasonable basis for its belief that the proposed merger is both substantively and procedurally fair to the Company’s unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any stockholder of the Company to adopt the merger agreement. The buyer group does not make any recommendation as to how such stockholders should vote relating to the proposal to adopt the merger agreement at the extraordinary general meeting.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Stockholders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders (other than the Rollover Stockholders) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the merger consideration without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

At the effective time of the merger, each Company warrant that is then outstanding and unexercised will remain outstanding.  From and after the effective time of the merger, pursuant to the terms of such Company warrants, (i) each Company warrant will represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the merger consideration with respect to each share of Company common stock subject to such Company warrant, and (ii) in no circumstances will holders of Company warrants be entitled to receive shares of Company common stock or other securities of any of the Company, the surviving corporation or Parent upon any exercise of Company warrants.

Following the merger, shares of Company common stock will no longer be traded on the NASDAQ Global Market or any other public market. Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will directly own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. Each shareholder of Parent will have an indirect interest in the Company’s net book value and net earnings in proportion to such shareholder’s ownership interest in Parent. The Company’s net income for the fiscal year ended December 31, 2012 was approximately $12.68 million and the Company’s net book value as of December 31, 2012 was approximately $95.39 million.

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The table below sets forth the direct and indirect beneficial interest in our net book value and net earnings for the Rollover Stockholders before and immediately after the merger, based on our historical net book value and net earnings as of December 31, 2012. All dollar figures in the chart immediately below are in the thousands and rounded to the nearest dollar amount, and ownership percentages of the Company after the merger are estimates only.

	Beneficial Ownership of the Company Prior to the Merger			Beneficial Ownership of the Company After the Merger
	Net book value as of December 31, 2012	% Ownership	Net earnings for the fiscal year ended December 31, 2012	Net book value as of December 31, 2012	% Ownership	Net earnings for the fiscal year ended December 31, 2012
Dr. Hou/ Chief Honour(1)	22,226	23.3%	2,954	50,528	52.97%	6,717
Mr. Li/ Capital Melody(2)	19,650	20.6%	2,612	44,862	47.03%	5,963

(1) Dr. Hou, through Chief Honour, beneficially owns 8,558,764 shares of Company common stock.

(2) Mr. Li, through Capital Melody, beneficially owns 7,580,619 shares of Company common stock. In addition, Mr. Li directly owns 17,600 shares of Company common stock.

Effects on the Company if the Merger is not Completed

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction. Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. See “The Merger Agreement—Termination Fees” for additional information.

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Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a direct wholly-owned subsidiary of Parent. Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, Parent may initiate from time to time reviews of the Company and the assets, corporate structure, capitalization, operations, properties, management and personnel of the Company to determine what changes, if any, would be desirable following the merger, and expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

Subsequent to the completion of the merger under the Exchange Act, the Company will no longer be subject to the Exchange Act and the NASDAQ Global Market compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Prospective Financial Information

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2013 through the fiscal year ending December 31, 2018 for the special committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating profit and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

The main assumptions underlying the financial projections are:

•	our mobile value added solutions (“MVAS”) and mobile payment solutions (“MPS”) businesses and revenue will continue to grow in the next few years, but growth rate will slow down as the market demand will increase at a slower pace in the slowing-down China economy and after our business has reached certain scale;

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•	our gross profit margin for MVAS and MPS businesses and revenue will decline in the next few years due to an overall increasing market competition;

•	our cloud data centers will become operational in 2014 and relevant revenue will increase significantly in 2015, but revenue growth rate will slow down after our cloud data centers realize certain utilization;

•	our gross profit margin for cloud data center business will remain low in the next few years, because depreciation expenses will be significant and we will be in the phase of accumulating experience in management and operation of the cloud data centers; and

•	our operating expenses will decrease as a percentage of revenue due to economies of scale, although they will continue to increase in absolute dollar terms due to the expansion of general and administrative expenses necessary to manage a larger organization, the expansion of our sales and marketing team to continue growing sales, and the increase in research and development to undertake more projects to maintain the Company's competitiveness in the marketplace.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, Marcum Bernstein & Pinchuk LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this proxy statement are included solely to give stockholders access to certain information that was made available to the special committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of shares of Company common stock to vote in favor of the adoption of the merger agreement.

The following table summarizes the financial projections prepared by our management and considered by the special committee and Duff & Phelps in connection with their analysis of the proposed transaction:

	Management Projections
	Fiscal Year Ending December 31,
	2013E	2014E	2015E	2016E	2017E	2018E
	(US$ in thousands except percentage)

Net Revenues	27,044	36,743	45,562	47,387	49,234	50,693
	0.8%	35.9%	24.0%	4.0%	3.9%	3.0%

Gross Profit*	19,060	21,872	23,091	23,484	23,384	24,313
% Margin	70.5%	59.5%	50.7%	49.6%	47.5%	48.0%

Operating Expenses	(10,827)	(13,383)	(12,413)	(13,256)	(14,000)	(14,102)

Income from Operations	8,232	8,489	10,678	10,228	9,384	10,212
% Margin	30.4%	23.1%	23.4%	21.6%	19.1%	20.1%

Net Income	7,479	6,718	7,533	8,452	9,044	10,089
% Margin	27.7%	18.3%	16.5%	17.8%	18.4%	19.9%

* Management projected gross profit includes depreciation and amortization.

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Financing of the Merger

The buyer group estimates that the total amount of funds required to consummate the merger and related transactions will be approximately US$53.74 million. The buyer group expects to fund this amount through a combination of (i) the contribution of 16,156,983 shares of Company common stock from the Rollover Stockholders to Parent (valued at approximately US$23.59 million based on the merger consideration) and (ii) the equity financing of US$30.15 million to be provided by Dr. Hou and Mr. Li.

Rollover Financing

Concurrently with the execution of the merger agreement, the Rollover Stockholders entered into the contribution agreement, pursuant to which they agreed to contribute, subject to the terms and conditions set forth therein, an aggregate amount of 16,156,983 shares of Company common stock to Parent immediately prior to the closing of the merger, representing an aggregate value of approximately US$23.59 million based on the merger consideration, in exchange for certain newly issued shares of Parent.

The Rollover Stockholders’ commitment to contribute their shares of Company common stock are conditioned on the satisfaction in full (or waiver) of all the conditions under the merger agreement to the obligations of Parent and Merger Sub to complete the merger. The contribution agreement will terminate immediately upon the valid termination of the merger agreement pursuant to its terms.

Equity Financing

Concurrently with the execution of the merger agreement, Dr. Hou and Mr. Li entered into the equity commitment letter with Parent, pursuant to which Dr. Hou and Mr. Li committed, on a joint and several basis, to purchase, or cause the purchase of, at or immediately prior to the effective time of the merger, equity interests of Parent for an aggregate cash purchase price equal to US$30.15 million, which will be used by Parent solely for the purpose of funding the aggregate amount of the cash merger consideration required to be paid by Parent to consummate the merger in accordance with the merger agreement, together with all related fees and expenses.

The equity commitment by Dr. Hou and Mr. Li is subject to (a) the execution and delivery of the merger agreement, and (b) the satisfaction in full (or waiver) of all the conditions under the merger agreement to the obligations of Parent and Merger Sub to complete the merger. The obligations of Dr. Hou and Mr. Li to fund the equity commitment will terminate automatically and immediately upon the earliest to occur of: (i) the valid termination of the merger agreement in accordance with its terms and the receipt of the payment of the Parent termination fee if such Parent termination fee is payable pursuant to the terms of the merger agreement; (ii) the effective time of the merger; (iii) the Company or any of its affiliates asserting against Dr. Hou or Mr. Li, as the case may be, or certain parties designated as non-recourse parties, any claim in connection with the merger, the equity commitment letter or the limited guaranty, other than enforcement of the equity commitment in accordance with the terms of the equity commitment letter or asserting the retained claims in accordance with the terms of the limited guaranty; and (iv) the Company or any of its affiliates, or any person claiming by, through or for the benefit of the Company, accepting payment of all of the Parent termination fee pursuant to the merger agreement or accepting payment of the guaranteed obligations from the Dr. Hou and Mr. Li under the Limited Guaranty.

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Chief Honour and Capital Melody have also arranged a term loan facility in an aggregate amount of up to US$30.15 million with Minsheng Bank, Hong Kong Branch, in accordance with the facility letter, which will be secured by a standby letter of credit (the “SBLC”) to be issued by Minsheng Bank in favor of Minsheng Bank, Hong Kong Branch, and the SBLC will in turn be secured by the personal assets of Dr. Hou and Mr. Li located within China. The proceeds from the term loan will be used for dividend distribution to the shareholders of Chief Honour and Capital Melody and Dr. Hou and Mr. Li will cause the proceeds of such distribution to be used to fund the equity financing under the equity commitment letter.

Pursuant to the merger agreement, Parent and Merger Sub agreed to cause Dr. Hou and Mr. Li to deposit within two months after the execution of the merger agreement US$30.15 million in cash into a designated interest-bearing escrow account, which will be jointly controlled by the Company, Parent, Dr. Hou and Mr. Li until the earlier of the closing date of the merger and the date on which the merger agreement is validly terminated. At or prior to the effective time of the merger, the US$30.15 million in the escrow account shall be used to fund the equity financing pursuant to the terms and conditions of the equity commitment letter and released into the account of an exchange agent for the benefit of the Company’s stockholders. As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to acquire the funds necessary for the merger and the related transactions.

Limited Guaranty

On December 10, 2013, Dr. Hou and Mr. Li entered into a limited guaranty, pursuant to which they absolutely, unconditionally and irrevocably guaranteed to the Company, severally but not jointly, on the terms and subject to the conditions therein, the due and punctual payment when due of their respective percentages (Dr. Hou as to 52.97% and Mr. Li as to 47.03%) of the payment obligations of Parent to the Company with respect to the termination fee that may be payable by Parent to the Company under the merger agreement.

The limited guaranty will terminate as of the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms where the Parent termination fee is not payable and there is no unpaid expense obligation of Parent, and (iii) in the case of a termination of the merger agreement for which the Parent termination fee is payable, the date falling 90 days after such termination (unless, in the case of clause (iii) above, the guaranteed party has previously made a written claim under the limited guaranty prior to such date, in which case the limited guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by such guarantor of any of his obligations finally determined or agreed to be owed by such guarantor, consistent with the terms hereof).

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Limitation on Remedies

Subject to certain conditions set forth in the merger agreement, the Company is entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub and to specifically enforce the terms and provisions thereof against Parent and Merger Sub, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity. Notwithstanding anything in the merger agreement to the contrary, the parties explicitly acknowledge and agree that the Company’s right to seek an injunction, specific performance or other equitable relief to cause Parent or Merger Sub to draw down the full proceeds of US$30.15 million of the equity financing and to cause Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, including to effect the closing of the merger, will be subject to the requirements that (a) all conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied, (b) Parent and Merger Sub have failed to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, and (c) the Company has irrevocably confirmed in writing that if specific performance is granted and the financing is funded, then the closing will occur. Other than the equitable remedies described in the foregoing sentence, the Company’s right to receive payment of a termination fee of US$2.5 million or US$3.5 million from Parent (or the guarantors pursuant to the limited guaranty) is the Company’s sole and exclusive remedy against Parent, Merger Sub, Dr. Hou, Mr. Li and their respective affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform by Parent or Merger Sub under the merger agreement or otherwise.

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity. Other than the equitable remedies described in the foregoing sentence, Parent’s right to receive payment of a termination fee of US$1.25 million from the Company is the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates for any loss or damage suffered as a result of the failure of the merger to be completed under certain circumstances or for a breach or failure to perform under the merger agreement by the Company or otherwise.

While the Company, Parent and Merger Sub may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the completion of the merger and monetary damages.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the Company’s board of directors with respect to the merger, you should be aware that the Rollover Stockholders, have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s stockholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s stockholders vote in favor of adopting the merger agreement.

Interests of Continuing Stockholders

As of the date of this proxy statement, (i) Dr. Hou, the chairman of the board of directors of the Company, beneficially owns approximately 23.3% of the shares of Company common stock entitled to vote, and (ii) Mr. Li, the chief executive officer and a director of the Company, beneficially owns approximately 20.6% of the shares of Company common stock entitled to vote. As a result of the merger, Dr. Hou and Mr. Li will indirectly hold 52.97% and 47.03%, respectively, of the equity interests of Parent, which will directly own 100% of the surviving corporation immediately following the completion of the merger.

Because of the indirect equity ownership of these continuing stockholders in Parent, each of Dr. Hou and Mr. Li will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated stockholders. These continuing stockholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and given that the Company will become a privately-held company following the completion of the merger, they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.

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The merger may provide additional means to enhance stockholder value for the continuing stockholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, our board of directors determined that the chairman of the special committee would receive a retainer of US$10,000 per month and that each other member of the special committee would receive a retainer of US$5,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by our board of directors at the time the special committee was designated. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold.

Indemnification

Pursuant to the merger agreement, Parent has agreed that it and the surviving corporation will indemnify and hold harmless each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director or officer of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director or officer of the Company or its subsidiaries at or prior to the effective time of the merger, or matters existing or occurring at or prior to the effective time of the merger in connection with (a) the adoption or approval of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or arising out of, in connection with or relating to the transactions contemplated by the merger agreement and (b) actions to enforce this provision or any other indemnification or advancement right of any indemnified party to the fullest extent permitted by applicable law. The articles of incorporation or bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company’s charter documents as in effect on the date of the merger agreement, except to the extent prohibited by applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by applicable law.

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Position with the Surviving Corporation

After the completion of the merger, Dr. Hou and Mr. Li expect to continue to serve as directors of the surviving corporation. It is anticipated that the executive officers of the Company will hold positions with the surviving corporation that are substantially similar to their current positions.

Relationship Between Us and the Buyer Group

All Rollover Stockholders are parties to the contribution agreement and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for newly issued shares of Parent. As such, Rollover Stockholders have indirect interests in the Company after the merger.

On December 27, 2012, Trunkbow Asia Pacific (Shandong) Company, Limited, an indirect wholly-owned PRC subsidiary of the Company, obtained a RMB100,000,000 (approximately US$16,296,200) total bank facility from China Everbright Bank. The loan is personally guaranteed by Mr. Hou and Mr. Li.

Trunkbow Asia Pacific (Shenzhen) Company, Limited, an indirect wholly-owned PRC subsidiary of the Company, obtained a loan of RMB15,000,000 (approximately US$2,444,430) from China Construction Bank. US$1,629,620 of the loan was received on September 30, 2013. The loan is due on September 26, 2014. The loan is personally guaranteed by Mr. Li.

Trunkbow (Asia Pacific) Investment Holdings Limited, our wholly owned Hong Kong subsidiary, entered into a vehicle rental agreement with Mr. Li in 2012 and 2013, respectively. Monthly rental fee is US$12,000 on four cars owned by Mr. Li and $36,000 was paid to Mr. Li as deposit.

Except as set forth above and elsewhere in this proxy statement, none of the members of the buyer group and any of their respective affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

The Company has never paid dividends. Pursuant to the merger agreement, prior to the effective time of the merger, we are prohibited from declaring, setting aside or paying any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock or any other securities convertible into or exchangeable for any capital stock or any equivalents. Accordingly, we do not expect to declare or pay any further dividends prior to the merger.

Determination of the Merger Consideration

The merger consideration was determined as a result of extensive negotiations over an extended period of time between the buyer group and its advisors, on the one hand, and the special committee, comprised solely of the independent directors, and its legal and financial advisors, on the other hand.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	the filing of the articles of merger with the Secretary of State of the State of Nevada after the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the completion of the merger; and

•	complying with U.S. federal securities laws.

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Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with proposed merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses		$1,100,000
Financial advisory fees and expenses		$375,000
Special committee fees		$200,000
Printing, proxy solicitation and mailing costs	$
Filing fees		$3883.21
Total	$

For information on fees payable to the special committee, see “Special Factors Relating to the Merger—Interests of Certain Persons in the Merger—Special Committee Compensation.”

These expenses will not reduce the merger consideration to be received by the Company’s unaffiliated stockholders. The party incurring any costs and expenses in connection with the proposed merger and the merger agreement will pay such costs and expenses.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision by an unaffiliated stockholder to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and certain other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or persons that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion only addresses the U.S. federal income tax consequences of the merger and does not address any tax consequences of transactions effected prior to, concurrently with, or after the merger (whether or not any such transactions are undertaken in connection with the merger), including, without limitation, the acquisition by Parent of the shares of Company common stock from the Rollover Stockholders. In addition, this discussion does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, or to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or non-U.S. tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

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We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a)	U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: (a) a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners should consult their own tax advisors regarding the tax consequences of the partnership exchanging shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of shares of Company common stock at different times or different prices, the U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares of Company common stock. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if such U.S. Holder’s holding period for its shares of Company common stock is more than one year at the time of completion of the merger. Long-term capital gains recognized by a non-corporate U.S. Holder (including an individual) are eligible for a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Any gain or loss recognized by a U.S. Holder will generally be treated as U.S.-source gain or loss. However, in the event that the Company is considered to be a PRC resident enterprise under the EIT Law and gain from the disposition of the shares of Company common stock is subject to tax in the PRC, a U.S. Holder may be eligible to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (referred to as the “Treaty”). If a U.S. Holder is not eligible for the benefits of the Treaty, the U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of shares of Company common stock pursuant to the merger unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the shares of Company common stock, including the availability of the foreign tax credit under their particular circumstances.

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Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate taxpayer identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an Internal Revenue Service (“IRS”) Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b)	Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is not a U.S. Holder and is not a partnership or other entity classified as a partnership.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•	the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

•	the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time.

A Non-U.S. Holder whose gain is described in the first bullet point above will generally be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S.-source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

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Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Material PRC Tax Consequences

The Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for shares of Company common stock should otherwise be subject to PRC tax to holders of such shares of Company common stock that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for shares of Company common stock should otherwise be subject to PRC tax law, then gain recognized on the receipt of cash for shares of Company common stock pursuant to the merger by the Company’s stockholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for shares of Company common stock is subject to PRC tax if the holders of such shares of Company common stock are PRC resident individuals. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Delisting and Deregistration of Company Common Stock

If the merger is completed, shares of Company common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

On November 8, 2012, a putative class action lawsuit was filed by a purported stockholder of the Company in District Court, Clark County, Nevada, captioned Hansen v. Trunkbow, et al., Case No. A-12-671652-C. The complaint named the Individual Defendants as defendants. Although the Company was included among the defendants listed in the caption, the complaint did not assert a cause of action against the Company. The plaintiff in Hansen sought recovery on behalf of all stockholders of the Company for alleged breaches of fiduciary duties by the Individual Defendants in connection with the proposed merger. On November 14, 2012, another putative class action lawsuit was filed by a purported stockholder of the Company in District Court, Clark County, Nevada, captioned Robert Davis v. Hou, et al., Case No. A-12-671946-C. The Company was named as a defendant in this action, along with each of the Individual Defendants named in the Hanson complaint. The plaintiff in Davis sought recovery on behalf of all stockholders of the Company for alleged breaches of fiduciary duties by the Individual Defendants in connection with the proposed merger, and for aiding and abetting such alleged breaches by the Company. The plaintiffs in both cases alleged that the offer price proposed by Dr. Hou and Mr. Li was inadequate in light of the Company’s intrinsic value and anticipated future growth. Among other things, the plaintiffs in both actions sought to enjoin the proposed merger until such time as the Individual Defendants have acted in accordance with their fiduciary duties. The Company and our board of directors believe that the claims in these lawsuits are without merit and intend to defend against them vigorously.

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One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the transactions contemplated by the merger agreement being in effect. Accordingly, if the plaintiffs are successful in obtaining an injunction prohibiting consummation of the merger on the agreed-upon terms, such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

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THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at _____, Beijing time, on _____, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China. Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to adopt the merger agreement (see “The Merger Agreement” beginning on page 72); and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, determined that the merger is fair and advisable to, and in the best interests of, the Company and the unaffiliated stockholders, approved the merger agreement and declared its advisability, recommended that the stockholders of the Company adopt the merger agreement, and directed that the merger agreement be submitted to the stockholders of the Company for their adoption at a special meeting of the stockholders of the Company. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business, New York time, on , 2014, the record date, are entitled to notice of and to vote at the special meeting. On the record date, shares of Company common stock were issued and outstanding and held by _____ holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

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Shares of Company common stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement or the adjournment proposal. The presence at the special meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Proposal No. 1

The adoption of the merger agreement by our stockholders requires the affirmative vote of both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou and Mr. Li and their respective affiliates). A failure to vote your shares of Company common stock, an abstention from voting and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal No. 2

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat, whether or not a quorum is present.

A failure to vote your shares of Company common stock and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Stock Ownership and Interests of Certain Persons

As of _____, 2014, the record date for the special meeting, our directors and current executive officers beneficially owned, in the aggregate, ____ shares of Company common stock, or collectively approximately ____% of the outstanding shares of Company common stock. See “Common Stock Ownership of Management and Certain Beneficial Owners” beginning on page 91 for additional information.

Certain members of our management and our board of directors have interests that may be different from, or in addition to, those of our stockholders generally. See “Special Factors Relating to the Merger—Interests of Certain Persons in the Merger” beginning on page 59 for additional information.

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Concurrently with the execution of the merger agreement, Parent and the Rollover Stockholders entered into a contribution agreement, pursuant to which the Rollover Stockholders agreed to (i) vote all of the shares of Company common stock they beneficially own in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at any meeting (whether annual or extraordinary and whether or not an adjourned or postponed meeting) of the holders of the shares of Company common stock, and (ii) irrevocably grant a proxy appointing Parent or its designee, as the Rollover Stockholder’s proxy and attorney-in-fact, to vote or cause to be voted all of the shares the of Company common stock owned by them. As of the record date, we expect that the Rollover Stockholders as a group will beneficially own, in the aggregate, 16,156,983 issued and outstanding shares of Company common stock, which represents 43.9% of the total issued and outstanding shares of Company common stock entitled to vote.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the enclosed proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to adopt merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact ______, toll free at ______, collect at ______ or by email at ______.

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

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If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter will be brought before the special meeting other than (i) the proposal to adopt the merger agreement, and (ii) the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote the shares of Company common stock represented by the proxy in their discretion with respect to those matters.

Adjournments and Postponements

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote thereat, whether or not a quorum is present.

Under the terms of the merger agreement, the Company may postpone or adjourn the special meeting, (i) with the consent of Parent; (ii) if at the time the special meeting is held there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to transact business at the special meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the special meeting.

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Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

You do not have any dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of our board of directors and will be paid for by the Company. In addition, we have engaged ______ to assist in the solicitation of proxies for the special meeting and we estimate that we will pay ______ a fee of US$_____ excluding certain out-of-pocket expenses. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact ______, toll free at ______, collect at ______ or by email at ______.

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PROPOSAL ONE — ADOPTION OF THE MERGER AGREEMENT

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving corporation of the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on a date to be specified by Parent and the Company, which will not be later than the fifth business day after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will file the articles of merger with the Secretary of State of the State of Nevada. The merger will become effective on the date specified in the articles of merger.

We are working to complete the merger as quickly as possible after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Articles of Incorporation and Bylaws; Directors and Officers of the Surviving Corporation

At the effective time of the merger, the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the articles of incorporation and bylaws of the surviving corporation, except that the name of the surviving corporation will be Trunkbow International Holdings Limited. The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of common stock of Merger Sub will be converted into one fully paid and non-assessable share of common stock of the surviving corporation.

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the merger consideration without interest, except for shares of Company common stock (i) held by the Company as treasury stock or (ii) owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company, including shares of Company common stock contributed to Parent by the Rollover Stockholders pursuant to the contribution agreement immediately prior to the closing, which will be cancelled and will not be converted into the right to receive the merger consideration.

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All of the shares of Company common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist as of the effective time of the merger, and each certificate (or evidence of shares of Company commons stock in book-entry form) that represented any such shares of Company common stock immediately prior to the effective time of the merger will cease to have any rights with respect thereto, except the right to receive the merger consideration in accordance with the merger agreement, without interest.

Treatment of Company Warrants

At the effective time of the merger, each Company warrant that is then outstanding and unexercised will remain outstanding.  From and after the effective time of the merger, pursuant to the terms of such Company warrants, (i) each Company warrant will represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the merger consideration with respect to each share of Company common stock subject to such Company warrant, and (ii) in no circumstances will holders of Company warrants be entitled to receive shares of Company common stock or other securities of any of the Company, the surviving corporation or Parent upon any exercise of Company warrants.

Exchange Procedures

At or prior to the effective time of the merger, Parent will deposit with the exchange agent an amount in cash sufficient to make payments under the merger agreement. Promptly after the effective time of the merger, the exchange agent will mail to each registered holder of the shares of Company common stock entitled to receive the merger consideration (a) a letter of transmittal specifying that delivery of the merger consideration will be effected and (b) instructions for effecting the surrender of the stock certificates in exchange for the applicable merger consideration. Upon (i) surrender to the exchange agent of a stock certificate for cancellation and duly completed and validly executed letter of transmittal or (ii) receipt of an “agent’s message”, as applicable, in the case of shares of Company common stock held in book-entry form, and such other documents as may be reasonably required by the exchange agent and reasonably approved by Parent and the Company, the holder of such stock certificate (including as applicable, book-entry) the shares of Company common stock will receive the merger consideration and the stock certificate will be cancelled.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure schedules delivered by the Company and Parent in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosure with the SEC since April 7, 2010. It should also be noted that information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

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The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•     due organization, existence, good standing and authority to carry on the Company’s and its subsidiaries’ business;

•	the Company and its subsidiaries’ articles of incorporation, bylaws or equivalent organizational documents;

•	the Company’s capitalization and the absence of preemptive or other rights with respect to securities of the Company and its subsidiaries, outstanding contractual obligations of the Company and its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company common stock and any securities that give their holders the right to vote with the Company’s stockholders;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interests of, the Company and its stockholders by the Company’s board of directors;

•	the declaration of advisability and recommendation to the stockholders of the Company of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, by the board of directors of the Company;

•	the vote of the Company’s stockholders required to adopt the merger agreement;

•	the receipt of a fairness opinion from the financial advisor to the special committee;

•	the Company’s SEC filings since April 7, 2010 and the financial statements included or incorporated by reference in such SEC filings;

•	the Schedule 13E-3 not containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made therein not misleading;

•	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the NASDAQ Global Market;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of any “Company Material Adverse Effect” (as defined below) or certain other changes or events since the date of the merger agreement;

•	the absence of violations of, breach of, or conflict with, the governing documents of the Company, laws applicable to the Company and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	real property;

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•	intellectual property;

•	the absence of any legal proceedings and material governmental orders against the Company or its subsidiaries;

•	compliance with applicable laws, licenses and permits;

•	employee benefit plans and labor matters;

•	tax matters;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	insurance matters;

•	transactions with affiliates;

•	the absence of a shareholder rights plan and the inapplicability of certain anti-takeover law to the merger;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified by “knowledge,” “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “knowledge” means, with respect to any party, the knowledge of such party’s executive officers after due inquiry, and a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, that has a materially adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that no such fact, event, circumstance, change, condition, effect arising out of, relating to or resulting from any of the following shall be deemed to be or constitute a “Company Material Adverse Effect”:

i.	changes in the generally accepted account principles of the United States of America or regulatory accounting requirements or changes in laws (or interpretations thereof) applicable to the Company or any of its subsidiaries;

ii.	changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

iii.	changes in general economic, political or financial market conditions;

iv.	changes in the financial, credit or securities markets in the United States of America, the People’s Republic of China or any other country or region in which the Company or any of its subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

v.	any change in the price of the shares of Company common stock or trading volume as quoted on the NASDAQ Global Market (it being understood that the underlying cause of such change may, except as otherwise provided in the other subclauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

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vi.	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters;

vii.	the public disclosure or announcement of the merger agreement, the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement;

viii.	actions or omissions taken at the direction, request or consent of Dr. Hou and Mr. Li or expressly required by the merger agreement;

ix.	the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets of revenue, earnings, cash flow or cash position (it being understood that the underlying cause of such failure may, except as otherwise provided in the other subsections of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); or

x.	any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders or employees arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing;

except, in the case of the foregoing subclauses (i), (ii), (iii), (iv) and (vi), to the extent the impact of such change, effect or occurrence has a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, as compared to other companies in the same industry and country in which the Company and its subsidiaries operate.

Many of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the merger agreement, a “Parent Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, prevents or materially impedes, interferes with, hinders or delays on a timely basis the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement, including the merger. The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•	their memorandum and articles of association, and the articles of incorporation and bylaws being in full force and effect;

•	the operations of Parent and Merger Sub;

•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

•	governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

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•	the delivery of the financing documents and the absence of any breach or default under the financing documents;

•	the absence of certain side agreements or arrangements involving Parent, Merger Sub or any of their affiliates, in each case relating to the funding or investing, as applicable, of the fully amount of the equity financing other than as set forth in the equity commitment letter;

•	sufficiency of funds to consummate the merger and the other transactions contemplated by the merger agreement, assuming that the financing is funded in accordance with the financing documents;

•	the fact that it will not be a condition to closing for Parent or Merger Sub to obtain financing;

•	the Schedule 13E-3 and the proxy statement not containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made therein not misleading;

•	Parent’s and Merger Sub’s non-ownership of any shares of Company common stock or other securities in the Company other than as a result of the merger agreement or the contribution agreement;

•	the absence of legal proceedings against Parent and Merger Sub or any of their respective affiliates that would reasonably be expected to have a Parent Material Adverse Effect;

•	contracts and arrangements with the Company’s and its subsidiaries’ directors, officers or stockholders;

•	buyer group contracts;

•	non-reliance by Parent or Merger Sub on any estimates, forecasts, projections, plans and budgets provided by the Company and its subsidiaries;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and/or Merger Sub in the merger agreement.

Conduct of Business Prior to Closing

The Company has agreed that, except as required by applicable law or as expressly contemplated by the merger agreement, during the period from the date of the merger agreement until the effective time of the merger, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the merger agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the effective time of the merger.

Without limiting the generality of the foregoing, and except as required by applicable law or as otherwise expressly provided in the merger agreement or the Company’s disclosure schedule, prior to the effective time of the merger, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend its articles of incorporation, bylaws or other similar organizational documents;

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•	authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or any other securities convertible into or exchangeable for any capital stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of shares of Company common stock as required to be issued upon exercise of Company warrants outstanding on the date of the merger agreement;

•	(i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) enter into any agreement with respect to the voting of its capital stock; (iv) make any other actual, constructive or deemed distribution in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its capital stock or any share capital of any of its subsidiaries, except (A) the withholding of the Company’s securities to satisfy tax obligations with respect to Company warrants or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company warrants or (C) the acquisition by the Company of its securities in connection with the net exercise of Company warrants in accordance with the terms thereof;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the merger);

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries;

•	alter or waive any terms of any Company warrants;

•	(i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in excess of US$1,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of US$1,000,000 in the aggregate, except in the ordinary course of business, and except for guarantees of obligations of wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) in excess of US$1,000,000 in the aggregate; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, in each case in excess of US$1,000,000 in the aggregate;

•	except as may be required by law or under any plan, arrangement or agreement existing on the date of the merger agreement, (i) enter into, adopt, amend or extend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any employee of the Company or any of its subsidiaries in any manner except for employment agreements with employees in the ordinary course of business and consistent with past practice, (ii) except as required by applicable law or under any plan, arrangement or agreement existing on the date hereof, increase in any material manner the compensation or fringe benefits of any employee of the Company or any of its subsidiaries, or pay any benefit not required by any plan, arrangement or agreement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iii) forgive any material loans to any employee of the Company or any of its subsidiaries;

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•	other than procurement and acquisition associated with the project disclosed in the Company’s disclosure schedule, acquire, sell, lease or dispose of any assets in excess of US$200,000 in the aggregate, in any transaction or related series of transactions;

•	make any changes with respect to any accounting policies or procedures, except as required by changes in the generally acceptable accounting principles of the U.S. or applicable law;

•	(i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein in excess of US$1,000,000 in the aggregate; or, (ii) other than capital expenditure associated with the project disclosed in the Company’s disclosure schedule, authorize any new capital expenditure or expenditures except as budgeted in the Company’s current plan approved by the board of directors of the Company that was made available to Parent which in the aggregate are in excess of US$1,000,000;

•	make, change or revoke any material election with respect to its taxes, file any material amended tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, settle or compromise any tax liability, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

•	pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) as included in the Company’s SEC reports, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

•	settle or compromise any pending or threatened proceeding relating to the transactions;

•	(i) cancel, materially modify, terminate or grant a waiver of any rights under any material contract (except for any modification or amendment that is beneficial to the Company), (ii) enter into a new contract that would be a material contract if in existence as of the date of the merger agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such material contract or new contract;

•	enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its subsidiaries’ business that is conducted as of the date of the merger agreement;

•	fail to make any filings or registrations with the SEC required under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or the rules and regulations promulgated thereunder within the required timeframe taking into account any permissible extension; or

•	take, propose to take, or agree to take, any of the actions described above.

Stockholders’ Meeting

The Company will, subject to certain exceptions, (i) cause a meeting of its stockholders for purpose of considering and taking action upon the merger agreement to be duly called, noticed and held as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the proxy statement, (ii) establish a record date for determining stockholders of the Company entitled to notice of and vote at the meeting of the Company’s stockholders, and (iii) mail or cause to be mailed the proxy statement to its stockholders as of the record date within five business days of receipt of the SEC’s confirmation. Without the consent of Parent (which consent will not be unreasonably withheld), adoption of the merger agreement will be the only matter (other than procedural matters) that will be proposed to be acted upon by the stockholders of the Company at the Company stockholders meeting.

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The Company may not change the record date or establish a different record date for the meeting of the Company’s stockholders without the prior written consent of Parent which consent will not be unreasonably withheld, unless required to do so by applicable law or the charter documents of the Company. In the event that the date of the meeting of the Company’s stockholders as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent has otherwise approved in writing (such consent will not be unreasonably withheld), it will implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the meeting of the Company’s stockholders, as so adjourned, postponed or delayed, except as required by applicable law or the charter documents of the Company.

The board of directors of the Company will make a recommendation to the stockholders of the Company to approve the merger agreement, merger and the transactions contemplated by the merger agreement and will take all actions reasonably necessary in accordance with applicable law and the charter documents of the Company, to solicit from the stockholders of the Company the adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement. Subject to certain exceptions, the Company’s board of directors will not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

The Company may postpone or adjourn the meeting of the Company’s stockholders, (i) with the consent of Parent, which consent will not be unreasonably withheld; (ii) if at the time the meeting of the Company’s stockholders is held there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to transact business at the meeting of the Company’s stockholders; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the meeting of the Company’s stockholders.

Acquisition Proposals

The Company and its subsidiaries will not, and will instruct their representatives not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any acquisition proposal, or (c) enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal. Immediately after the execution and delivery of the merger agreement, the Company will, and will cause its subsidiaries and affiliates and their respective representatives to, cease and terminate any existing activities, discussions or negotiations with any person conducted thus far with respect to any possible acquisition proposal, will promptly cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its subsidiaries to such person, and will notify each such person and its representatives that the board of directors of the Company no longer seeks or requests the making of any acquisition proposal, and withdraws any consent previously given to the making of an acquisition proposal.

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Notwithstanding the foregoing, prior to obtaining from the stockholders of the Company the adoption of the merger agreement at the meeting of the stockholders, if the Company receives an unsolicited bona fide written acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, and that has not been withdrawn, the Company and its representatives may (a) contact such person to clarify the terms and conditions of the proposal so as to determine whether such proposal constitutes or would reasonably be expected to result in a superior proposal, and (b) if the board of directors of the Company has determined, in its good faith judgment, upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), that such proposal constitutes or would reasonably be expected to result in a superior proposal, then the Company and its representatives may (x) furnish information (including non-public information) with respect to the Company to the person who has made such proposal and (y) engage in or otherwise participate in discussions or negotiations (including by making counterproposals) with the person making such proposal; provided, that the Company will notify Parent of the proposal, provide notice to Parent of its intent to furnish information or enter into discussions with the person making the proposal prior to taking such action, provide Parent with a copy of the proposal or amendments or supplements, obtain from such person making the proposal an executed confidentiality agreement and provide Parent with a copy of any information provided by the Company to such person making the proposal that was not previously provided to Parent. The Company and its subsidiaries will not enter into any contract with any person after the date of the merger agreement that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any of its subsidiaries is currently party to any agreement that prohibits the Company from providing the information described above to Parent.

The term “acquisition proposal” means any proposal or offer by any person (other than Parent and its affiliates) regarding any of the following: (a) a merger, reorganization, consolidation, business combination or other similar transaction involving the Company (or any of its subsidiaries whose business constitutes 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or business of the Company and its subsidiaries that constitute or represent 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; or (d) any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) beneficially owning 15% or more of any class of equity securities of the Company.

The term “superior proposal” means an unsolicited, written acquisition proposal that the Company’s board of directors determines, in its good faith judgment upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), to be (i) more favorable, including from a financial point of view, to the Company and the Company’s stockholders (other than Dr. Hou and Mr. Li) than the transactions contemplated by the merger agreement (including any revisions to the terms of the merger agreement made or proposed in writing by Parent pursuant to terms of the merger agreement or otherwise prior to the time of determination), and (ii) reasonably likely to be consummated in accordance with its terms, taking into consideration, among other things, financial, legal, regulatory, breakup or termination fee and expense reimbursement provisions; provided, that, for purposes of the definition of “superior proposal”, each reference to “15%” in the definition of “acquisition proposal” shall be replaced with “50%.”

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No Change of Recommendation

The board of directors of the Company will not:

•	fail to make the recommendation to the stockholders of the Company to approve the merger agreement, merger and the transactions contemplated by the merger agreement or fail to include such recommendation in the proxy statement;

•	withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation to the stockholders of the Company to approve the merger agreement, merger and the transactions contemplated by the merger agreement;

•	adopt, approve or recommend, or propose to adopt, approve or recommend, to the stockholders of the Company any acquisition proposal;

•	fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a solicitation/recommendation statement on Schedule 14D-9 within ten business days after the commencement of such acquisition proposal;

•	resolve or publicly announce its intention to do any of the foregoing (any such action, including a public announcement in respect of same, being a “change of recommendation”); or

•	subject to the exceptions set forth below, authorize, cause or permit the Company or any subsidiary of the Company to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any acquisition proposal (each, an “alternative acquisition agreement”).

However, prior to obtaining from the stockholders of the Company the adoption of the merger agreement, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the special committee (upon advice by independent legal counsel), that failure to make a change of recommendation, terminate the merger agreement and enter into an alternative acquisition agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the board of directors of the Company may, upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), effect a change of recommendation and authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement; provided, that in the event of making a change of recommendation and authorizing the Company to terminate the merger agreement to enter into an alternative acquisition agreement:

•	any such action is in response to the receipt of an acquisition proposal that the board of directors of the Company has determined, in its good faith judgment upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), constitutes or would reasonably be expected to constitute a superior proposal and the Company must not have violated the requirements of the merger agreement with respect to such acquisition proposal;

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•	the Company has (a) provided at least five business days’ (the “negotiation period”) prior written notice to Parent (a “notice of superior proposal”) advising Parent that the board of directors of the Company has received a superior proposal (which notice shall include material terms of the superior proposal and identify the person making such superior proposal and any financing materials related thereto) and indicating that the board of directors of the Company intends to effect a change of recommendation and authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, (b) during the negotiation period, the Company and its representatives have negotiated with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement and/or the terms of the financing documents, so that such acquisition proposal would cease to constitute a superior proposal, and (c) during the negotiation period, the Company has permitted Parent and its representatives to make a presentation to the board of directors of the Company and the special committee regarding the merger agreement and the financing documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such acquisition proposal determined to be a superior proposal will require a new notice of superior proposal of the terms of such amended superior proposal from the Company and an additional negotiation period which will be a three business day period rather than the five business day period described above;

•	following the end of the negotiation period (or any additional negotiation period, if applicable), the board of directors of the Company determines, in its good faith judgment upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), that the acquisition proposal giving rise to the notice of superior proposal continues to constitute a superior proposal and that failure to make a change of recommendation and terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•	following the satisfaction of each of the foregoing requirements and prior to or substantially concurrent with the Company’s termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to such superior proposal.

Notwithstanding the above, prior to obtaining from the stockholders of the Company the adoption of the merger agreement, if the board of directors of the Company determines, in its good faith judgment upon the recommendation of the special committee (after consultation with independent legal counsel), other than in response to or in connection with an acquisition proposal, that failure to make a change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the board of directors of the Company may, upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), effect a change of recommendation and terminate the merger agreement; provided, that (a) the Company has (i) provided Parent at least five business days’ prior written notice indicating that the board of directors of the Company intends to effect a change of recommendation and terminate the merger agreement, which notice will specify in detail the basis for such change of recommendation and the manner in which it intends (or may intend) to do so, (ii) the Company and its representatives have negotiated with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement and/or the terms of the financing documents in such a manner that would obviate the need for taking such action, and (iii) the Company has permitted Parent and its representatives to make a presentation to the board of directors of the Company and the special committee regarding the merger agreement and the financing documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (b) following the end of such five-business day period, the board of directors of the Company determines, in its good faith judgment upon the recommendation of the special committee (after consultation with an independent financial advisor and independent legal counsel), that such adjustments proposed by Parent pursuant to the foregoing clauses (ii) and (iii) would not obviate the need for a change of recommendation and termination of the merger agreement.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act.

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Indemnification

Pursuant to the merger agreement, Parent has agreed that it and the surviving corporation will indemnify and hold harmless each individual who at the effective time of the merger is, or at any time prior to the effective time of the merger was, a director or officer of the Company or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such indemnified parties’ service as a director or officer of the Company or its subsidiaries at or prior to the effective time of the merger, or matters existing or occurring at or prior to the effective time of the merger in connection with (a) the adoption or approval of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or arising out of, in connection with or relating to the transactions contemplated by the merger agreement and (b) actions to enforce this provision or any other indemnification or advancement right of any indemnified party to the fullest extent permitted by applicable law. The articles of incorporation or bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company’s charter documents as in effect on the date of the merger agreement, except to the extent prohibited by applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of the indemnified parties, unless such modification is required by applicable law.

Financing

Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (a) satisfy, or cause its representatives to satisfy, on a timely basis all conditions in the equity commitment letter and the alternative financing documents (if applicable), (b) cause the US$30.15 million and alternative financing (if applicable) to be funded at or prior to the closing, and (c) draw upon and consummate the financing at or prior to the closing of the merger. Neither Parent nor Merger Sub will agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the financing documents and the contribution agreement without the prior written consent of the Company.

Parent and Merger Sub will cause Dr. Hou and Mr. Li to deposit in cash an amount equal to US$30.15 million into a designated interest-bearing escrow account with a bank reasonably acceptable to the Company to act as escrow agent within two (2) months after the date of the merger agreement, pursuant to an escrow agreement in a form reasonably satisfactory to Parent and the Company. Pursuant to the escrow agreement, US$30.15 million will be held in the escrow account jointly controlled by the Company, Parent, Dr. Hou and Mr. Li until the earlier of the closing date of the merger and the date on which the merger agreement is validly terminated in accordance with the merger agreement, and US$30.15 million shall be applied as follows:

•	on the closing date of the merger and at or prior to the effective time of the merger, US$30.15 million shall be used to fund the equity financing pursuant to the terms and conditions of the equity commitment letter and released into the account of the exchange agent for the benefit of the holders of shares of Company common stock in accordance with the merger agreement; or

•	on the date on which the merger agreement is validly terminated, US$30.15 million, after deduction of any amounts payable by (A) Parent to the Company under the merger agreement in respect of the Parent termination fee and (B) the guarantors to the Company under the limited guaranty, will be released to the Parent into an account designated by Parent.

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If any portion of the financing becomes unavailable in the manner or from the sources contemplated in the financing documents despite Parent’s reasonable best efforts to obtain the financing, (a) Parent will promptly notify the Company, and (b) Parent will use its reasonable best efforts to arrange to obtain any such portion of the financing from the same or alternative sources, on terms that are not materially less favorable in the aggregate to Parent (as determined in the reasonable judgment of Parent), in an amount sufficient, when added to the portion of the financing that is available, to consummate the transactions contemplated by the merger agreement, including the merger (the “alternative financing”), as promptly as practicable following the occurrence of such event (and in any event no later than five business days prior to December 10, 2014), including entering into definitive agreements with respect thereto (the “alternative financing documents”). Parent will keep the Company informed on a reasonably current basis of the status of Parent’s efforts to arrange any alternative financing. Parent will deliver to the Company as promptly as practicable after the execution of such alternative financing documents, true and complete copies of all such alternative financing documents.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	reasonable access by Parent and Parent’s authorized representatives to the Company’s offices, properties, books and records between the date of the merger agreement and the effective time of the merger (subject to all applicable law and the contractual obligations and restrictions);

•	reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	delisting and deregistration of the shares of Company common stock;

•	matters relating to takeover statutes;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	participation in litigation relating to the merger; and

•	the agreement that Parent will not have any right to terminate the merger agreement or claim any damages (including the Company termination fee, as discussed below) for any breach or inaccuracy in the merger agreement to the extent that Dr. Hou or Mr. Li (a) had knowledge as of the date of the merger agreement of same or (b) directs, requests or consents in writing without the approval of the board of directors of the Company or the special committee.

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Conditions to the Merger

The obligations of each party to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver (only with respect to the second condition) of the following conditions:

•	the adoption of the merger agreement at the Company’s stockholders’ meeting by the affirmative vote of both (a) the holders of a majority of the outstanding shares of Company common stock and (b) the holders of a majority of the outstanding shares of Company common stock (excluding the shares of Company common stock held by Dr. Hou and Mr. Li and their affiliates); and

•	no restraint.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•	the representations and warranties of the Company (a) in respect of organization, qualification and subsidiaries, capitalization, and authority relative to the merger agreement and fairness being true and correct in all respects (except, with respect to capitalization, for such inaccuracies as are de minimis) as of the date of the merger agreement and as of the closing date of the merger as if made on and as of closing date of the merger (except with respect to the representations and warranties made as of a specified date, only as of the specified date), and (b) set forth in the merger agreement (other than those sections specifically identified in (a) above and without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect”) being true and correct in all respects of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except with respect to the representations and warranties made as of a specified date, only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect);

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect; and

•	the Company having delivered to Parent a certificate, dated the closing date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the above conditions.

The obligations of the Company to consummate the merger are also subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect”) being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except with respect to the representations and warranties made as of a specified date, only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, would not constitute a Parent Material Adverse Effect;

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•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	Parent having delivered to the Company a certificate, dated the closing date of the merger, signed by a designated director of Parent, certifying as to the fulfillment of the above conditions.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after stockholder approval has been obtained (except as expressly set forth below):

•	by mutual written consent of Company and Parent;

•	by either Parent or the Company, if:

•	the merger is not consummated by December 10, 2014; provided, however, that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in, or materially contributed to the failure of the closing of the merger agreement to occur on or before December 10, 2014;

•	the stockholders of the company do not adopt the merger agreement at a meeting of the stockholders or at any adjournment or postponement thereof; or

•	any restraint becoming final and non-appealable; provided, however, that the right to terminate the merger agreement will not be available to any party who initiated a restraint or whose failure to fulfill any obligation under the merger agreement has been the primary cause of, primarily resulted in, or materially contributed to the issuance of such final, non-appealable restraint; or

•	by the Company, if:

•	the representations and warranties of Parent or Merger Sub are not true and correct or Parent or Merger Sub have breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the Company’s obligations to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, are not cured within thirty days following receipt by Parent or Merger Sub, as applicable, of written notice of such breach or failure to perform from the Company (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that the Company will not have the right to terminate the merger agreement pursuant to this section if it is then in material breach of any representations, warranties, covenants or other agreements that would result in the conditions to closing set forth in the merger agreement to be satisfied by the Company not being satisfied;

•	prior to obtaining the approval of the Company’s stockholders, the board of directors of the Company has effected a change of recommendation and authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal; provided, that (a) the Company substantially concurrently with, or immediately prior to, the termination of the merger agreement enters into such alternative acquisition agreement, and (b) the Company has complied with its obligations with respect to termination of the merger agreement and pays in full the Company termination fee prior to or substantially concurrently with taking any action pursuant to this section; or

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•	prior to obtaining the approval of the Company’s stockholders, the board of directors of the Company has effected a change of recommendation and authorized the termination of the merger agreement; provided, that immediately prior to or substantially concurrently with such termination the Company pays to Parent in immediately available funds the Company termination fee;

•	failure of Parent to cause Dr. Hou and Mr. Li to deposit the amount equivalent to US$30.15 million into the escrow account within two months after the date of the merger agreement in accordance with the merger agreement; provided, that the Company will not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of Parent and Merger Sub to complete the merger not being satisfied; or

•	(a) all of the conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger but subject to their satisfaction or waiver by the party having the benefit thereof) have been satisfied, (b) the Company has irrevocably confirmed by written notice to Parent that all of its conditions to closing have been satisfied or that it is willing to waive any unsatisfied conditions and (c) the merger has not been consummated within five business days after the delivery of such notice; or

•	by Parent, if:

•	subject to the provisions of the merger agreement in respect of the knowledge of the Chairman and CEO, the representations and warranties of the Company are not true and correct or the Company has breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, is not cured within thirty days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that neither Parent nor Merger Sub will have the right to terminate the merger agreement pursuant to this section if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of the Company not being satisfied; or

•	the board of directors of the Company, whether or not permitted to do so by the merger agreement, has (a) effected a change of recommendation, or (b) authorized the Company to enter into an alternative acquisition agreement.

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Termination Fees

The Company is required to pay Parent a termination fee of $1.25 million, if:

•	the merger agreement is terminated by Parent due to the representations and warranties of the Company not being true and correct or the Company having breached or failed to perform any of its covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (i) has given rise to or would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger and (ii) cannot be cured by December 10, 2014, or if capable of being cured, is not cured within thirty days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that neither Parent nor Merger Sub will have the right to terminate the merger agreement pursuant to this event if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in the conditions to the obligations of the Company not being satisfied;

•	the merger agreement is terminated by Parent due to the board of directors of the Company, whether or not permitted to do so by the merger agreement, has (i) effected a change of recommendation, or (ii) authorized the Company to enter into an alternative acquisition agreement;

•	the merger agreement is terminated by the Company due to the board of directors of the Company has effected a change of recommendation and authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal, prior to obtaining the approval of the Company’s stockholders;

•	prior to obtaining the approval of the Company’s stockholders, but not after, the board of directors of the Company has effected a change of recommendation and authorized the termination of the merger agreement; or

•	if (a) an acquisition proposal has been made, proposed or communicated (and not withdrawn) after the date of the merger agreement and prior to the meeting of the Company’s stockholders (or prior to the termination of the merger agreement if there has been no meeting of the Company’s stockholders), (b) following the occurrence of an event described in the preceding clause (a), the merger agreement is terminated by the Company or Parent due to the merger agreement not having been consummated by December 10, 2014 or the approval of the Company’s stockholders not having been obtained, and (c) at any time prior to the date that is 12 months after the date of such termination, (i) the Company enters into any definitive acquisition agreement providing for an acquisition proposal, or (ii) an acquisition proposal is consummated.

Parent is required to pay the Company a termination fee of $2.5 million, if:

•	the Company terminates the merger agreement due to the representations and warranties of Parent or Merger Sub not being true and correct or Parent or Merger Sub having breached or failed to perform any of their covenants or agreements contained in the merger agreement, which failure to be true and correct, breach or failure to perform (a) has given rise to or would give rise to the failure of a condition to the Company’s obligations to complete the merger and (b) cannot be cured by December 10, 2014, or if capable of being cured, are not cured within thirty days following receipt by Parent or Merger Sub, as applicable, of written notice of such breach or failure to perform from the Company (or, if December 10, 2014 is less than thirty days from the date of receipt of such notice, by December 10, 2014); provided, that the Company will not have the right to terminate the merger agreement pursuant to this section if it is then in material breach of any representations, warranties, covenants or other agreements that would result in the conditions to closing set forth in the merger agreement to be satisfied by the Company not being satisfied; or

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Parent is required to pay the Company a termination fee of $3.5 million, if:

•	failure of Parent to cause Dr. Hou and Mr. Li to deposit the amount equivalent to US$30.15 million into the escrow account within two months after the date of the merger agreement in accordance with the merger agreement; provided, that the Company will not have the right to terminate the merger agreement pursuant to this provision if it is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in a condition to obligations of Parent and Merger Sub to complete the merger not being satisfied; or

•	the Company terminates the merger agreement as a result of (a) all of the conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger but subject to their satisfaction or waiver by the party having the benefit thereof) having been satisfied, (b) the Company having irrevocably confirmed by written notice to Parent that all of its conditions to closing have been satisfied or that it is willing to waive any unsatisfied conditions and (c) the merger having not been consummated within five business days after the delivery of such notice.

Remedies and Limitations on Liability

Subject to certain conditions set forth in the merger agreement, the Company, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding anything in the merger agreement to the contrary, the parties explicitly acknowledge and agree that the Company’s right to seek an injunction, specific performance or other equitable relief to cause Parent or Merger Sub to draw down the full proceeds of US$30.15 million and to cause Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, including to effect the closing of the merger, will be subject to the requirements that (a) all conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their nature are to be satisfied at the closing) have been satisfied, (b) Parent and Merger Sub have failed to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, and (c) the Company has irrevocably confirmed in writing that if specific performance is granted and the financing is funded, then the closing will occur.

Each of the parties to the merger agreement agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction.

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Until such time as Parent pays the Parent termination fee, the remedies available to the Company pursuant to this section will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the merger agreement and collect the Parent termination fee. Until such time as the Company pays the company termination fee, the remedies available to each of Parent and Merger Sub pursuant to this section will be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate the merger agreement and collect the Company termination fee. For the avoidance of doubt, (a) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (i) the parent termination fee, and (ii) any reimbursement obligation of Parent pursuant to certain surviving covenants, (b) under no circumstances will Parent or Merger Sub be entitled to monetary damages in excess of the aggregate amount of (i) the company termination fee, and (ii) any reimbursement obligation of the Company pursuant to certain surviving covenants. For the avoidance of doubt, under no circumstances will the Company or Parent be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under the merger agreement that results in a closing and (B) monetary damages, including all or any portion of the Parent termination fee or the Company termination fee, as the case may be.

Amendment

Subject to the applicable provisions of the NRS, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement, with the approval of the boards of directors of the parties at any time; provided, however, that (a) in the case of the Company, each of the board of directors of the Company and special committee have approved such amendment in writing, and (b) after adoption of the merger agreement by the stockholders of the Company, no amendment will be made which changes the merger consideration or adversely affects the rights of the Company’s stockholders under the merger agreement or is otherwise required under any applicable law to be approved by such stockholders without, in each case, the approval of such stockholders.

Governing Law and Dispute Resolution

The merger agreement will be governed by and construed in accordance with New York laws without giving effect to the choice of law principles thereof, except that matters relating to the fiduciary duties of the Company’s board of directors and internal corporate affairs of the Company will be governed by Nevada laws.

Any proceedings brought by any party to enforce any provision of or based on any matter arising out of or in connection with the merger agreement or the transactions contemplated by the merger agreement will be brought in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of the shares of Company common stock, as of _______, 2014, the record date for the special meeting, (i) by each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock; (ii) by each of our current directors; (iii) by each of our executive officers and (iv) by all of our executive officers and directors as a group. Information concerning beneficial ownership was obtained from publicly available filings.

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Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options, warrants or other securities held by that person that are currently exercisable or convertible or that are exercisable or convertible within 60 days after the measurement date are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The following table is based on information supplied by officers, directors and principal stockholders and on Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below have sole investment and voting power with respect to their shares, subject to community property laws or similar principles. Unless otherwise specified, the address of each of the persons set forth below is in care of Trunkbow International Holdings Limited, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China.

Name & Address of Beneficial Owner	Number of Shares of Company Common Stock		Percent of Outstanding Shares of Company Common Stock
Chief Honour Investments Limited	8,558,764	(1)	23.3%
Capital Melody Limited	7,580,619	(2)	20.6%
VeriFone Systems, Inc. 2099 Gateway Place Suite 600 San Jose, CA 95110	2,781,511	(3)	7.6%
Wanchun Hou	8,558,764	(1)	23.3%
Qiang Li	7,598,219	(2)	20.6%
Regis Kwong	833,379		2.3%
Yuanjun Ye	45,000	(4)	*
Jihong Bao	0		-
Xin Wang	39,000	(5)	*
Kokhui Tan	0		-
Iris Geng	0		-
Tingjie Lv	0		-
Zhaoxing Huang	0		-
Dong Li	60,414	(6)	*
Albert Liu (7)		*	*
All Directors, Executive Officers and Director Nominees, as a group (11 persons)	17,134,776		46.6%

*Less than one percent.

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(1)	Mr. Lao Chi Weng owns 100% of the outstanding ordinary shares of Chief Honour, but he does not have the power to vote or dispose of any of the shares of Company common stock owned by Chief Honour. Pursuant to a share transfer agreement dated September 21, 2009 by and between Lao Chi Weng, as transferor, and Dr. Hou, as transferee, Lao Chi Weng has irrevocably and unconditionally granted to Dr. Hou the right to acquire any or all of the 1,000 outstanding shares of Chief Honour at a nominal price of US$1.00 at any time after February 14, 2012. In addition, pursuant to the Entrustment Agreement, Chief Honour and Capital Melody (collectively, “Party A”), have authorized Dr. Hou and Mr. Li to act on behalf of Party A with respect to the exercise of all of the shareholder’s rights and shareholder’s voting rights enjoyed by Party A in the shares of Company common stock owned by Party A, which consist of the 8,558,764 shares of Company common stock owned by Chief Honour and 7,580,619 shares of Company common stock owned by Capital Melody. This information was derived from a Schedule 13D/A filed on December 11, 2013.

(2)	Mr. Lao Chi Weng owns 100% of the outstanding ordinary shares of Capital Melody, but he does not have the power to vote or dispose of any of the shares of Company common stock owned by Capital Melody. Pursuant to a share transfer agreement dated September 21, 2009 by and between Lao Chi Weng, as transferor, and Mr. Li, as transferee, Lao Chi Weng has irrevocably and unconditionally granted to Mr. Li the right to acquire any or all of the 1,000 outstanding shares of Capital Melody at a nominal price of US$1.00 at any time after February 14, 2012. In addition, pursuant to the Entrustment Agreement, Party A has authorized Dr. Hou and Mr. Li to act on behalf of Party A with respect to all matters concerning Party A’s exercise of all of the shareholder’s rights and shareholder’s voting rights enjoyed by Party A in the shares of Company common stock owned by Party A, which consist of the 8,558,764 shares of Company common stock owned by Chief Honour and 7,580,619 shares of Company common stock owned by Capital Melody. This information was derived from a Schedule 13D/A filed on December 11, 2013.

(3)	Includes Company warrants to purchase 500,000 shares of Company common stock.

(4)	Includes Company warrants to purchase up to 7,500 shares of Company common stock.

(5)	Includes Company warrants to purchase up to 6,500 shares of Company common stock.

(6)	Includes Company warrants to purchase up to 12,500 shares of Company common stock.

(7)	Mr. Albert Liu resigned from his position as a director of the Company, effective April 19, 2013.

Changes in Control

Except for the proposed merger, there are currently no other arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

COMMON STOCK TRANSACTION INFORMATION

On February 8, 2011, the Company consummated its initial public offering of 4,000,000 shares of Company common stock priced at US$5.00 per share and received net proceeds in the amount of approximately US$18.11 million. Other than that, the Company has not made any underwritten public offering shares of Company common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A of the Securities Act.

The Company has not purchased any shares of Company common stock within the past two years.

93

Other than Mr. Li’s purchase of the shares of Company common stock as set forth in the table below, there have been no prior stock purchases of any shares of Company common stock by any member of the buyer group during the past two years.

Transaction Date	Transaction Type	Amount	Price
04/04/2012	Purchase	2,000	$1.59
04/04/2012	Purchase	1,000	$1.53
04/05/2012	Purchase	3,000	$1.52

Other than the merger agreement and agreements entered into in connection therewith including the contribution agreement, there have been no transactions in the shares of Company common stock during the past 60 days by us, any of the Company’s officers or directors, the buyer group, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

APPRAISAL RIGHTS

You are not entitled to dissenter’s rights or any other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited financial statements filed as part of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 10-K and Form 10-Q. See “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
	US$
Selected Consolidated Statements of Income Data:
Revenues	13,639,958	21,817,127	35,460,297	29,715,407
Net revenues	13,361,586	21,411,127	34,769,000	29,077,030
Gross profit	8,676,577	17,442,172	29,661,364	22,946,959
Income from operations	1,336,158	7,430,952	13,107,319	11,223,386
Income before income tax expenses	1,523,315	8,802,575	14,501,124	18,898,863
Net income	1,260,502	7,697,624	12,681,029	16,940,248
Comprehensive income	3,882,167	8,057,885	13,209,614	19,345,912
Earnings per share (basic)	0.03	0.21	0.34	0.47
Earnings per share (diluted)	0.03	0.21	0.34	0.46
Selected Balance Sheets Data (at period end):
Total current assets	87,990,973	68,469,176	75,275,649	67,227,620
Total assets	131,579,719	113,871,800	121,677,641	97,321,327
Total current liabilities	30,755,590	22,128,086	24,777,937	15,137,118
Total liabilities	32,303,729	23,629,706	26,283,818	15,137,118
Total stockholders’ equity	99,275,990	90,242,094	95,393,823	82,184,209

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Ratio of Earnings to Fixed Charges

	September 30, 2013 (unaudited)	December 31, 2012 (unaudited)	December 31, 2011 (unaudited)
Ratio of Earnings to Fixed Charges (1)	2.66	16.16	218.22

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expense plus fixed charges. Fixed charges consist of interest expense.

The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Company Common Stock

The net book value per diluted share of Company common stock as of September 30, 2013 and December 31, 2012 was US$2.70 and US$2.59, respectively, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of Company common stock outstanding.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the merger consideration is all-cash, and (ii) if the merger is completed, Company common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock is listed for trading on the NASDAQ Global Market under the symbol “TBOW.” The following table sets forth the quarterly high and low sales prices of a share of Company common stock as reported by the NASDAQ Global Market for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Prices
	High		Low
Year Ended December 31, 2011
1st Quarter	US$	5.01	US$	4.07
2nd Quarter		4.70		1.96
3rd Quarter		4.09		2.22
4th Quarter		2.62		1.61
Year Ended December 31, 2012
1st Quarter	US$	2.29	US$	1.70
2nd Quarter		1.98		1.06
3rd Quarter		1.30		0.77
4th Quarter		1.25		0.86
Year Ended December 31, 2013
1st Quarter	US$	1.46	US$	1.12
2nd Quarter		1.39		0.61
3rd Quarter		1.13		0.73
4th Quarter (through December 19, 2013)		1.33		1.02

95

If the merger is closed, there will be no further market for shares of Company common stock and shares of Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so pending consummation of the merger.

On December 9, 2013, the last full trading day prior to the public announcement of the terms of the merger, the reported closing sales price per share on the NASDAQ Global Market was US$1.19. On the record date, the closing price per share was US$_____. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the record date, there were approximately ______ record holders of shares of Company common stock.

PROPOSAL TWO—ADJOURNMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Our board of directors recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

96

Submission of Stockholder Proposals

If the merger is completed, we will cease to have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold our 2014 annual meeting of stockholders. The annual meeting of stockholders for the year ending December 31, 2013 is expected to be held in December 2014. Any stockholder proposal intended to be included in our proxy statement and form of proxy for presentation at the 2014 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us not later than June 16, 2014. As to any proposal submitted for presentation at the 2014 annual meeting outside the processes of Rule 14a-8, the proxies named in the form of proxy for the 2014 annual meeting will be entitled to exercise discretionary authority on that proposal unless we receive notice of the matter on or before August 28, 2014.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries and actual results of matters related to the merger could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” “project,” “prospective” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the requisite stockholder approval of the merger) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, as amended. We file reports, proxy statements and other information with the SEC. You may read and print these reports, proxy statements and other information at www.sec.gov, an Internet website maintained by the SEC that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.trunkbow.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

98

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.  The SEC allows us to “incorporate by reference” information into this proxy statement.  This means that we can disclose important information by referring to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this proxy statement and this proxy statement may update and supersede the information incorporated by reference.  Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on October 4, 2012, April 23, 2013, July 1, 2013, August 22, 2013, November 15, 2013 and December 10, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Trunkbow International Holdings Limited, Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China 100022, Attention: Company Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of December 10, 2013

among

TRUNKBOW MERGER GROUP LIMITED

TRUNKBOW INTERNATIONAL MERGER SUB LIMITED

and

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Glossary of Defined Terms

Acquisition Proposal	SECTION 6.4(g)
Affiliate	SECTION 3.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	SECTION 6.4(c)
Alternative Financing	SECTION 6.14(c)
Alternative Financing Documents	SECTION 6.14(c)
Applicable Date	SECTION 3.4(a)
Articles of Merger	SECTION 1.3
Bankruptcy and Equity Exception	SECTION 3.3(a)
Business Day	SECTION 1.2
Buyer Group Contracts	SECTION 4.10 (a)
Capitalization Date	SECTION 3.2(a)
Certificate	SECTION 2.1(b)
Change of Recommendation	SECTION 6.4(c)
Closing	SECTION 1.2
Closing Date	SECTION 1.2
Code	SECTION 2.9
Company	Preamble
Company Agreements	SECTION 3.8(b)
Company Benefit Plans	SECTION 3.13(a)
Company Board	Recitals
Company Board Recommendation	SECTION 3.3(a)
Company Charter Documents	SECTION 3.1(d)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	SECTION 3.1(c)
Company Permits	SECTION 3.12(a)
Company Preferred Stock	SECTION 3.2(a)
Company Related Party	SECTION 8.5(b)
Company SEC Reports	SECTION 3.4(a)
Company Stockholders Meeting	SECTION 6.2(a)
Company Termination Fee	SECTION 8.5(b)
Company Warrant	SECTION 2.1(e)
Confidential Information	SECTION 9.11
Contract	SECTION 3.8(b)
Contribution Agreement	Recitals
Effective Time	SECTION 1.3
Employees	SECTION 3.13(a)
End Date	SECTION 8.2(a)
Equity Commitment Letter	SECTION 4.5(a)
Equity Financing	SECTION 4.5(a)
Escrow Account	SECTION 6.14(b)
Escrow Agent	SECTION 6.14(b)

A-1

Escrow Agreement	SECTION 6.14(b)
Escrow Amount	SECTION 6.14(b)
Exchange Act	SECTION 3.4(a)
Exchange Agent	SECTION 2.2(a)
Exchange Fund	SECTION 2.2(b)
Expenses	SECTION 6.9
Financing	SECTION 6.14(a)
Financing Documents	SECTION 6.14(a)
GAAP	SECTION 3.4(b)
Governmental Entity	SECTION 3.1(a)
Indemnified Parties	SECTION 6.7(a)
Intellectual Property	SECTION 3.10(a)
know	SECTION 3.1(c)
knowledge	SECTION 3.1(c)
Law	SECTION 3.1(a)
Leased Real Property	SECTION 3.9(b)
Lien	SECTION 3.1(b)
Limited Guaranty	Recitals
Material Contracts	SECTION 3.16(a)
Merger	Recitals
Merger Consideration	SECTION 2.1(b)
Merger Sub	Preamble
Merger Sub Common Stock	SECTION 2.1(a)
NASDAQ	SECTION 3.5(b)
Negotiation Period	SECTION 6.4(d)
Nevada Secretary of State	SECTION 1.3
Notice of Superior Proposal	SECTION 6.4(e)
NRS	Recitals
Operating Subsidiary	SECTION 3.16(a)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	SECTION 4.1
Parent Related Party	SECTION 8.5(b)
Parent Termination Fee	SECTION 8.5(c)
Parties	Preamble
Party	Preamble
Person	SECTION 2.3(a)
PRC	SECTION 1.2
Proceeding	SECTION 3.1(c)
Proxy Statement	SECTION 3.3(c)
Real Property Leases	SECTION 3.9(b)
Record Date	SECTION 6.2(a)
Representatives	SECTION 3.21
Restraint	SECTION 7.1(b)
Rollover Holders	Recitals

A-2

Rollover Shares	Recitals
SC Financial Advisor	SECTION 3.3(c)
Schedule 13E-3	SECTION 3.4(c)
SEC	SECTION 3.4(a)
Securities Act	SECTION 3.4(a)
Share	Recitals
Special Committee	Recitals
Stockholder Approval	SECTION 3.3(b)
Subsidiary	SECTION 3.1(b)
Superior Proposal	SECTION 6.4(g)
Surviving Corporation	SECTION 1.1
Takeover Statutes	SECTION 3.19
Tax	SECTION 3.15(f)
Tax Returns	SECTION 3.15(f)
Taxes	SECTION 3.15(f)
Transactions	Recitals
U.S.	SECTION 2.7
VIE Agreements	SECTION 3.16(a)
Wholly Owned Subsidiaries	SECTION 3.2(b)

A-3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2013, is by and among Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Trunkbow International Merger Sub Limited, a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Trunkbow International Holdings Limited, a Nevada corporation (the “Company”, and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and becoming a direct wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) and Parent, as the sole stockholder of Merger Sub, have approved the Merger, and have approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”);

WHEREAS, the board of directors of Merger Sub has approved, adopted and declared advisable this Agreement and recommended to Parent, Merger Sub’s sole stockholder, that it approve this Agreement in accordance with NRS on the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of a committee of the Company Board composed of independent directors (the “Special Committee”), has (i) determined that it is in the best interest of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the Transactions, including the Merger, and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Dr. Wanchun Hou and Mr. Qiang Li (the “Rollover Holders”), beneficial owners of an aggregate of 16,156,983 outstanding shares of common stock, par value US$0.001 per share, of the Company (each a “Share”) are entering into a contribution agreement (the “Contribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Rollover Holders will each contribute their Shares (such shares, collectively, the “Rollover Shares”) to Parent immediately prior to the Closing; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company a limited guaranty of the Rollover Holders, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guaranty”);

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NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

Article I

THE MERGER

SECTION 1.1           The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the NRS, Merger Sub shall be merged with and into the Company. As a result of the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

SECTION 1.2          Closing of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Beijing time), or another time as mutually agreed in writing among the Parties, on the Closing Date at the office of Cleary Gottlieb Steen & Hamilton LLP, Twin Towers - West (23rd Floor), 12B Jianguomen Wai Da Jie, Chaoyang District, Beijing 100022, PRC or at another place as mutually agreed among the Parties. For purposes of this Agreement, “Closing Date” means a date to be specified by Parent and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waived by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver thereof), and “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, Nevada, Hong Kong, or the People’s Republic of China (“PRC”, and for purposes of this Agreement, excluding Hong Kong, Macao and Taiwan) are authorized or obligated under applicable Law to be closed.

SECTION 1.3           Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file the articles of merger (the “Articles of Merger”) with respect to the Merger with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), in such form as is agreed on by the Parties and is required by, and executed and acknowledged in accordance with, the relevant provisions of the NRS. The Merger shall become effective on such date and at such time that the Articles of Merger are duly filed with the Nevada Secretary of State or on such other date and at such other time as Parent and the Company shall agree in writing that, in each case, shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 1.4           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the NRS and other applicable Laws of the State of Nevada.

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SECTION 1.5           Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the articles of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.7, and (b) reflect that the name of the Surviving Corporation shall be Trunkbow International Holdings Limited until thereafter amended as provided therein and by applicable Law.

SECTION 1.6           Directors. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

SECTION 1.7           Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

Article II

DELIVERY OF MERGER CONSIDERATION

SECTION 2.1           Conversion of Securities.At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any other holders of any securities of the Company:

(a)          Securities of Merger Sub. Each share of common stock, par value US$0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value US$0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence. Such shares shall be the only issued and outstanding share capital of the Surviving Corporation.

(b)          Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be cancelled pursuant to Section 2.1(c)) shall be converted into the right to receive an amount in cash equal to US$1.46 (the “Merger Consideration”), without any interest thereon. All of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.1(b) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of Shares in book-entry form) that, immediately prior to the Effective Time, represented any such Shares (each such certificate or evidence, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.3(b), without interest.

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(c)          Cancellation of Treasury Shares and Rollover Shares. Each Share held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto. For the avoidance of doubt, the Rollover Shares contributed to Parent by the Rollover Holders pursuant to the Contribution Agreement immediately prior to the Closing shall be cancelled and shall not be converted into the right to receive the Merger Consideration.

(d)          Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date hereof and the Effective Time, the number of outstanding Shares or securities convertible into or exchangeable or exercisable for Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to reflect such change.

(e)          Treatment of Company Warrants. As of the Effective Time, each warrant to purchase Shares (each, a “Company Warrant”) that is then outstanding and unexercised shall remain outstanding following the Effective Time pursuant to the terms of such Company Warrant.  From and after the Effective Time, pursuant to the terms of the Company Warrants, (i) each Company Warrant shall represent the right to receive, upon due exercise in accordance with its terms, including payment of the applicable cash exercise price, only the Merger Consideration with respect to each Share subject to such Company Warrant, and (ii) in no circumstances shall holders of Company Warrants be entitled to receive Shares or other securities of any of the Company, the Surviving Corporation or Parent upon any exercise of Company Warrants.

SECTION 2.2           Exchange Fund. (a)           Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for purpose of exchanging Shares for the aggregate Merger Consideration.

(b)          At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, by wire transfer or immediately available funds for the benefit of the holders of Shares, with the Exchange Agent an amount in cash sufficient to make the payments under Sections 2.1(b) and 2.1(e). Any cash deposited with the Exchange Agent pursuant to this Section 2.2(b) shall hereinafter be referred to as the “Exchange Fund.” Any amounts in the Exchange Fund in excess of the aggregate amounts payable under Article II shall be returned to Parent in accordance with Section 2.5. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Sections 2.1(b) and 2.1(e), except as otherwise permitted under Section 2.7. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the aggregate Merger Consideration and other actions contemplated by this Article II.

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SECTION 2.3           Exchange Procedures.

(a)          Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(b) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the Shares shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall have such customary provisions with respect to delivery of an “agent’s message” with respect to Shares held in book-entry form as the Surviving Corporation may reasonably specify); and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry Shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company. For purposes of this Agreement, a “Person” means an individual, joint venture, corporation, limited liability company, partnership, limited liability partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(b)          Upon (i) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an “agent’s message” by the Exchange Agent, as applicable, in the case of Shares held in book-entry form, and such other documents as may be reasonably required by the Exchange Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry Shares) shall be entitled to receive in respect of each Share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(c)          If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(d)          Until surrendered as contemplated by this Section 2.3, each Certificate (including, as applicable, book-entry Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of Shares previously represented thereby, without interest.

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SECTION 2.4           Transfer Books; No Further Ownership Rights. The aggregate Merger Consideration paid in respect of the Shares upon the surrender for exchange of Certificates (including, as applicable, book-entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry Shares) that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 2.8, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

SECTION 2.5           Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Certificates for nine (9) months after the Effective Time shall be delivered to Parent or the Surviving Corporation or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat and similar Laws) for the aggregate Merger Consideration exchangeable for such Certificates to which such holders are entitled, without any interest thereon and less any required withholding of Taxes in accordance with Section 2.9. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares immediately prior to such time at which such securities or amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of Parent or the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.6           No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.7           Investment of the Exchange Fund. The Exchange Fund shall, pending its disbursement to the holders of Shares, be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace, restore or cause to be replaced or restored any funds deposited with the Exchange Agent that are lost through any investment; provided, further, that such investments shall be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposits, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of the investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation. For purposed of this Agreement, “U.S.” means the United States of America.

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SECTION 2.8           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby pursuant to this Agreement.

SECTION 2.9           Withholding Rights. Each of the Surviving Corporation, Parent, Merger Sub and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to holders of Shares or Company Warrants such amounts as are required to be withheld and paid over to the applicable Governmental Entity under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable Tax Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Warrants in respect of which such deduction or withholding was made by the Surviving Corporation, Parent, Merger Sub or the Exchange Agent, as the case may be. Except with respect to (i) any Taxes required to be withheld on payments treated as compensation for purposes of applicable Tax Law and (ii) any Taxes required to be withheld under the backup withholding provisions of Section 3406 of the Code on payments to a holder of Shares or Company Warrants that does not provide a U.S. Internal Revenue Service Form W-9 or other applicable form or certification, if prior to the Closing Date either Parent or the Company determines that any such other deduction or withholding is required to be made from amounts payable hereunder, it shall promptly notify the other Party in writing of such determination. If such obligation to deduct or withhold can be reduced or eliminated through the provision of an applicable certification or form, Parent shall use reasonable best efforts to provide the Person receiving the applicable payment with the opportunity to complete and provide such certification or form prior to the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Reports (as defined in Section 3.4(a)) filed as of the date hereof, other than disclosures in such Company SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof or any other disclosure in the Company SEC Reports which are general, nonspecific, forward-looking or cautionary in nature, or (b) set forth in the section of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) that corresponds to a specified section of this Article III (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

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SECTION 3.1           Organization and Qualification; Subsidiaries. (a)The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its formation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its businesses as now conducted and proposed by the Company to be conducted. For purposes of this Agreement, “Law” means any U.S. federal, state or local, non-U.S. national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, decree, treaty provision, governmental guidelines or interpretations having the force of law and orders issued, enacted or put into effect by any Governmental Entity; and “Governmental Entity” means supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority.

(b)          Except for the Company’s Subsidiaries as disclosed in the Company’s SEC Reports filed as of the date hereof, (i) there are no other corporations, associations, or other entities through which the Company or any of its Subsidiaries conducts business, or other entities in which the Company or any of its Subsidiaries controls or owns, of record or beneficially, any direct or indirect equity or other interest or right to acquire the same, and (ii) neither the Company nor any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement. Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries.For purposes of this Agreement, “Subsidiary” means, when used with reference to any entity, any corporation or other organization, (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other Persons acting as a body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (iii) of which such Person controls through VIE Agreements; and “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on voting or transfer.

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(c)          Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no litigation, suit, claim, action, proceeding, or investigation (each a “Proceeding”) has been instituted or, to the knowledge of the Company, threatened in any such jurisdiction revoking or seeking to revoke or suspend such power and authority or qualification or licensing. For purposes of this Agreement, “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include any fact, event, circumstance, change, condition or effect arising out of, relating to or resulting from (i) changes in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general economic, political or financial market conditions, (iv) changes in the financial, credit or securities markets in the U.S., the PRC or any other country or region in which the Company or any of its Subsidiaries has material business operations, including changes in interest rates, foreign exchange rates and sovereign credit ratings, (v) any change in the price of the Shares or trading volume as quoted on NASDAQ (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur), (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters, (vii) the public disclosure or announcement of this Agreement or the Transactions or the consummation of the Transactions, (viii) actions or omissions taken at the direction, request or consent of the Rollover Holders or expressly required by this Agreement, (ix) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets of revenue, earnings, cash flow or cash position (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur), or (x) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders or employees arising out of the execution, delivery or performance of this Agreement, the consummation of the Transactions or the announcement of any of the foregoing;; provided, further, that any change, effect or occurrence described in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vi) shall be taken into account to the extent the impact of any such change, effect or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the same industry and country in which the Company and its Subsidiaries operate; and “know” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers after due inquiry.

(d)          The Company has made available to Parent true, complete and correct copies of the articles of incorporation, bylaws or other similar organizational documents, as currently in effect, of the Company (the “Company Charter Documents”) and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its articles of incorporation, bylaws or other similar organizational documents.

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SECTION 3.2           Capitalization of the Company and Its Subsidiaries.(a)  The authorized capital stock of the Company consists of 190,000,000 Shares and 10,000,000 shares of preferred stock, par value US$0.001 per share (“Company Preferred Stock”). As of December 9, 2013 (the “Capitalization Date”), (i) 36,807,075 Shares were issued and outstanding; (ii) no Shares were issued and held in the treasury of the Company; (iii) 2,950,519 Shares are reserved for issuance upon exercise of the Company Warrants and (iv) no shares of Company Preferred Stock were issued and outstanding. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of all holders of Company Warrants, including such Person’s name, the number of Company Warrants held by such Person as of the Capitalization Date and the exercise price for each such Company Warrants. All the outstanding Shares are, and the Shares issuable upon the exercise of outstanding Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, in compliance with all applicable Laws, and none of such outstanding Shares was or will be issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth above and except as contemplated by this Agreement, (i) there is no share capital of the Company authorized, issued or outstanding, (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share capital or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other share capital of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of Shares or other capital stock of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company’s Subsidiaries or any other entity other than loans to the Company’s Subsidiaries in the ordinary course of business, and (iv) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)          All of the outstanding share capital of the Company’s wholly owned Subsidiaries (“Wholly Owned Subsidiaries”) has been duly authorized, validly issued, and is fully paid except as permitted under applicable Law and non-assessable and owned by the Company, directly or indirectly, free and clear of any Liens (except as may be provided as a matter of Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries has been duly authorized, validly issued, and is fully paid except as permitted under applicable Law and non-assessable and owned by the Company, directly or indirectly, free and clear of any Liens (except as may be provided as a matter of Law).

(c)          Each Company Warrant was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Warrants. From and after the Effective Time, pursuant to the terms of the Company Warrants, (i) each Company Warrant shall represent the right to receive, upon exercise in accordance with its terms, including payment of the applicable cash exercise price, only the Merger Consideration with respect to each Share subject to such Company Warrant with respect to which such Company Warrant is duly exercised, and (ii) in no circumstances shall holders of Company Warrants be entitled to receive Shares or other securities of any of the Company, the Surviving Corporation or Parent upon any exercise of Company Warrants.

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SECTION 3.3           Authority Relative to This Agreement; Fairness.(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Stockholders Approval, to consummate the Transactions. The Special Committee is composed of three members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, acting upon the recommendation of the Special Committee, has duly and validly authorized the execution, delivery and the performance of this Agreement and, subject to the Stockholder Approval, has authorized the consummation of the Transactions, and has (i) by resolution approved, and declared advisable, the Merger, this Agreement and the Transactions; (ii) determined that the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders (other than the Rollover Holders and their respective Affiliates) and (iii) resolved to recommend that stockholders of the Company vote in favor of and approve this Agreement and the Merger (the “Company Board Recommendation”). No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions except for the Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)          The affirmative vote (in person or by proxy) of both (i) the holders of a majority of the outstanding Shares and (ii) the holders of a majority of the Shares (excluding the Shares held by the Rollover Holders and their respective Affiliates) at the Company Stockholders Meeting (as defined in Section 6.2(a)), or any adjournment or postponement thereof, in favor of the adoption of this Agreement (collectively, the “Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger and the other Transactions.

(c)          The Special Committee has received the opinion of Duff & Phelps, LLC (the “SC Financial Advisor”), to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company’s stockholders (other than Parent, Merger Sub, the Rollover Holders and their respective Affiliates), is fair from a financial point of view. A copy of which opinion will be delivered to Parent, solely for information purpose, promptly after the execution of this Agreement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub, the Rollover Holders, or any of their respective Affiliates or Representatives. The SC Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. For purposes of this Agreement, “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural person, any member of the immediate family of such natural person; and the “Proxy Statement” means a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time).

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SECTION 3.4           SEC Reports; Financial Statements.   (a) The Company has filed or furnished, as applicable, within the required timeframe, all required forms, reports and documents with the U.S. Securities and Exchange Commission (the “SEC”) since April 7, 2010 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including the exhibits and schedules thereto and any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has filed or furnished, or is required to file or furnish, any form, report or other document with the SEC.

(b)          The audited and unaudited consolidated financial statements (including, in each case, any notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports complied, or in the case of Company SEC Reports filed after the date of this Agreement, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, or in the case of Company SEC Reports filed after the date of this Agreement, will fairly present, in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) (except as specified in such financial statements or the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(c)          The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Schedule 13E-3”) shall not, on the date the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.

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SECTION 3.5           Sarbanes-Oxley; Internal Accounting Controls. (a) The Company is in compliance in all material respects with all provisions of the U.S. Sarbanes-Oxley Act of 2002 which are applicable to it.

(b)          The Company is in compliance in all material respects with all the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market (“NASDAQ”).

(c)          The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the Company’s knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal control over financing reporting of the Company, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(d)          The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its chief executive officer and chief financial officer or other persons performing similar functions to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the U.S. Sarbanes-Oxley Act of 2002.

SECTION 3.6           No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected against in the Company’s consolidated balance sheet as of December 31, 2012 or in the notes thereto, included in the Company SEC Reports filed prior to or on the date hereof, (b) liabilities or obligations as contemplated by this Agreement, and (c) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.7           Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related hereto, since December 31, 2012, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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SECTION 3.8           Consents and Approvals; No Violations. (a)Except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing of the Schedule 13E-3, required filings on Form 8-K, and the filing of the Proxy Statement, (ii) any filings or regulatory approvals required in connection with compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Articles of Merger with the Nevada Secretary of State (which shall include a Certificate to Accompany the Amended and Restated Articles of Incorporation, and the Amended and Restated Articles of Incorporation) pursuant to the NRS, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not (i) conflict with or violate or result in any breach of any provision of the articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected (collectively, the “Company Agreements”), or (iii) (assuming receipt of the Stockholder Approval in accordance with NRS Section 92A.120 and all filings and obligations described in Section 3.8(a) have been made or satisfied) violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such violations, breaches or defaults or other occurrences which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impede the consummation of the Transactions. Section 3.8(b) of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained under the Company Agreements in connection with the consummation of the Transactions. At or prior to the Closing Date, the Company shall have obtained such consents and approvals except where the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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SECTION 3.9           Property.(a) The Company does not own any real property.

(b)          Each of the leases, subleases and other agreements (including modifications, amendments and supplements thereto, collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”) constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its applicable Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Real Property Lease and no event has occurred or not occurred through the Company’s or its applicable Subsidiary’s action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that, with or without due notice or lapse of time or both, would constitute a breach or violation of, or default under, any Real Property Lease. No party to any such Real Property Leases has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or material default thereunder.

(c)          The Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all Leased Real Properties and other material properties and assets (excluding the Intellectual Property), in each case free and clear of all Liens, except for (i) Liens that are not reasonably likely to have a Company Material Adverse Effect, (ii) Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties, (iii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (iv) Liens imposed by applicable Law, (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, or (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement.

SECTION 3.10         Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns, free and clear of all Liens, or otherwise has the right to use, each item of the Intellectual Property used or necessary for the conduct of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means (A) trademarks, trade names, trade dress and service marks, together with the goodwill associated with the foregoing, (B) patents and applications for patents, (C) copyrights, including copyrights in computer software, and (D) trade secrets.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the use of any Intellectual Property by the Company or its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim that it, or the business conducted by it, is infringing, misappropriating on or otherwise violating or has infringed, misappropriated on or otherwise violated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property.

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(c)          No Person is challenging in writing or, to the Company’s knowledge, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries.

SECTION 3.11         Legal Proceedings. (a) As of the date hereof, there is no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets which (i) has, or if decided adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenges the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Transactions or could otherwise prevent or delay the consummation of the Transactions.

(b)          As of the date hereof, there is no material judgment, order, writ, award, injunction or decree outstanding against either the Company or any of its Subsidiaries nor any of their material properties or assets.

SECTION 3.12         Company Permits; Compliance with Laws. (a) The Company and its Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders issued by the appropriate Governmental Entities necessary for each of them to own, lease, operate and use its properties and assets or to carry on their respective business as it is now being conducted (the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Company’s knowledge, threatened. No Company Permit will cease to be effective as a result of the Transactions.

(b)          Neither the Company nor any of its Subsidiaries has been in default, breach or violation of, in any material respect, any Law applicable to the Company, its Subsidiaries or their respective business, or by which any property or asset or right of the Company or its Subsidiaries is bound or affected, except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the Company’s knowledge, threatened. Neither the Company nor any of its Subsidiaries has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured.

SECTION 3.13         Employee Benefit Plans. (a)  Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any obligation to contribute to, or has any liability with respect to, any material employee benefit plan or arrangement providing benefits to any current or former Employee of the Company or any of its Subsidiaries or any current or former Employee of any entity with respect to which the Company or its Subsidiaries is a successor (collectively, the “Company Benefit Plans”). For purposes of this Agreement, “Employees” mean, with respect to the Company and its Subsidiaries, their respective directors, officers and employees providing individual services to the Company or any of its Subsidiaries.

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(b)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former Employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c)          With respect to each Company Benefit Plan, (i) each document prepared in connection therewith complies in all material respects with applicable Law, (ii) such Company Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law, and (iii) there are no pending or, to the Company’s knowledge, threatened Proceedings with respect to such Company Benefit Plan or against the assets of such Company Benefit Plan (except for routine claims for benefits in the ordinary course of business consistent with the terms of the applicable Company Benefit Plan), and no circumstance, fact or event exists that would result in any material default under or violation of such Company Benefit Plan.

SECTION 3.14         Labor Matters.(a) There are no labor or collective bargaining agreements which pertain to Employees of the Company or any of its Subsidiaries.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i)  there is no dispute with current or former Employees of the Company or any of its Subsidiaries, and (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment, termination, wages, hours, social security, collective bargaining, payment and withholding of Taxes, in each case, with respect to each of their current and former Employees.

SECTION 3.15         Taxes.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has prepared (or caused to be prepared) and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate, and (ii) all Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid.

(b)          The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all accrued and unpaid Taxes of the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries by any Governmental Entity that has not been satisfied by payment, settled or withdrawn.

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(c)          All material amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d)          No audit or other examination or administrative, judicial or other Proceedings of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and no written notification has been received by the Company or any of its Subsidiaries that such an audit or other examination or administrative, judicial or other Proceedings have been proposed or threatened.

(e)          There is no written agreement in effect to extend the period of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries participate or have “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4(b)(2)

(g)          No written claim has been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(h)          Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entity. No submissions made to any Governmental Entity in connection with obtaining any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments that are currently in effect or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge, threatened.

(i)          For purposes of this Agreement, “Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges; “Tax Returns” means all federal, state, local, provincial and foreign returns, declarations, statements, claims, reports, schedules, forms and information returns and any amended thereof, filed or required to be filed with any Governmental Entity, with respect to Taxes.

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SECTION 3.16         Material Contracts.(a)Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)          any Contract that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         any Contract relating to the purchase or sale of any Shares or other securities of the Company or any of the Company’s Subsidiaries;

(iii)        all joint venture contracts, strategic cooperation or partnership arrangements, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

(iv)        any Contract involving the payment or receipt of amounts by the Company or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than US$1,000,000;

(v)         any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business or grants material exclusive rights to the counterparty thereto;

(vi)        any Contract which (A) provides the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (B) provides the Company or any of its Subsidiaries the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfers economic benefits from any Operating Subsidiary to any other Subsidiary of the Company (the contracts and agreements described in (A), (B) and (C), together, the “VIE Agreements”);

(vii)       any Contract between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer of the Company or any Person beneficially owning five percent or more of the Shares (or their respective Affiliates), on the other (other than any Rollover Stockholders or any of their Affiliates);

(viii)      Any Contract containing any “change of control” provision on the Company or any of its Subsidiaries; and

(ix)         all other Contracts, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries as a whole, or the absence of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)          Each Material Contract constitutes the valid and legally binding obligation of the Company or its applicable Subsidiary and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its applicable Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or its applicable Subsidiary’s action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that, with or without due notice or lapse of time or both, would constitute a breach or violation of, or default under, any Material Contract.

(c)          The Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

SECTION 3.17         Insurance Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries relating to the business, assets or properties of the Company or its Subsidiaries are of the type and in amounts customarily carried by Persons of similar size as that of the Company conducting business similar to the Company in the PRC and in full force and effect, no notice of cancellation or modification has been received by the Company, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder. The Company has no reason to believe that it or any of its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost.

SECTION 3.18         Transactions With Affiliates . None of the officers or directors of the Company or, to the knowledge of the Company, any individual in such Person’s immediate family is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as employees, officers and directors), other than for (a) payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) other employee benefits, including stock option agreements under any stock option plan of the Company.

SECTION 3.19         Takeover Statutes; Shareholder Rights Plan. (a)None of the requirements or restrictions of (i) the Nevada Combinations With Interested Stockholders law, NRS 78.411-78.444 or (ii) the Nevada Control Share Act, NRS 78.378-78.3793 (collectively, the “Takeover Statutes”) would apply to prevent the consummation of any of the Transactions, including the Merger.

(b)          The Company is not a party to a shareholder rights agreement, “poison pill” or similar agreement or plan.

SECTION 3.20         Brokers. No broker, finder or investment banker (other than the SC Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Affiliates.

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SECTION 3.21         No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the Transactions. For purposes of this Agreement, “Representatives” of a Person includes its officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the section of the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) that corresponds to a specified section of this Article IV (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1           Organization; Standing. Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization and, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, has all requisite corporate power and authority to carry on its business as presently conducted. For purposes of this Agreement, “Parent Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, prevents or materially impedes, interferes with, hinders or delays on a timely basis the consummation by Parent or Merger Sub of the Transactions, including the Merger.

SECTION 4.2           Certificate of Incorporation, etc.. (a) Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation, memorandum and articles of association, or other equivalent organizational documents of Parent and the articles of incorporation and bylaws or other equivalent organizational documents of Merger Sub, each as amended to date. Such certificate of incorporation, memorandum, articles of incorporation and bylaws or other equivalent organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, memorandum and articles of association, articles of incorporation or bylaws or other equivalent organizational documents.

(b)          Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and related to the Transactions and the transactions contemplated by this Agreement and the Buyer Group Contracts, each of Parent and Merger Sub has not engaged in any business activities or entered into any Contracts (other than this Agreement and the Buyer Group Contracts to which it is a party) prior to the date hereof and has no, and prior to the Effective Time, will have no obligations or liabilities with any Person.

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SECTION 4.3           Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.4(b)). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          The Parent Board, the board of directors of Merger Sub, and Parent as the sole stockholder of Merger Sub, have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Transactions, and taken all corporate actions required to be taken by the Parent Board, and by the board of directors of Merger Sub and by Parent as the sole stockholder of Merger Sub for the consummation of the Transactions.

SECTION 4.4           No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(b) have been obtained or taken, and all filings and obligations described in Section 4.4(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with or without due notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Liens for purposes of the Financing) on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, on the part of Parent and Merger Sub, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, joining of Parent and Merger Sub in the filing of the Schedule 13E-3, the filing with the SEC a Schedule 13D and its amendments, and the filing of the Proxy Statement, (ii) any filings or regulatory approval in connection with compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Articles of Merger with the Nevada Secretary of State pursuant to the NRS, and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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SECTION 4.5           Financing; Equity Rollover. (a)(i) Parent has delivered to the Company a true, complete and correct copy of an executed equity commitment letter (the “Equity Commitment Letter”) pursuant to which Dr. Wanchun Hou and Mr. Qiang Li have committed, on a joint and several basis and subject to the terms and conditions set forth therein, to invest in Parent, the cash amount of $30,150,000 (“Equity Financing”), and (ii) the executed Contribution Agreement, pursuant to which, the Rollover Holders have committed, subject to the terms and conditions thereof, to contribute to Parent, immediately prior to the Closing, the number of Shares set forth therein and to consummate the Transactions.

(b)          The Equity Commitment Letter provides that (i) it may be enforced by the Company in accordance with Section 9.8 of this Agreement and (ii) the Company is a third-party beneficiary of the Equity Commitment Letter for such purpose. The Equity Commitment Letter is in full force and effect and constitutes legal, valid and binding obligations of the parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, none of Parent or Merger Sub has any knowledge of any occurrence which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or Dr. Wanchun Hou or Mr. Qiang Li under the Equity Commitment Letter.

(c)          As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the Effective Time. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms therein.

(d)          Except as disclosed in Section 4.5(d) of Parent Disclosure Schedule, there are no side letters or other Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter.

(e)          At or immediately prior to the Closing, Parent and Merger Sub will have sufficient funds to pay (1) the aggregate Merger Consideration, (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions set forth herein and (3) all related fees and expenses associated therewith.

(f)          The Parties agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing or the Alternative Financing.

SECTION 4.6           Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, or in the case of the Proxy Statement, on the date it or any amendment or supplement thereto is filed with the SEC or it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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SECTION 4.7           Ownership of Company Shares. Other than as a result of this Agreement and the Contribution Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any options, warrants or other rights to acquire any Shares or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company.

SECTION 4.8           Legal Proceedings. As of the date hereof, (i) there is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates, and (ii) there is no judicial judgment, ruling, order or decision outstanding against Parent, Merger Sub or any of their respective Affiliates, in each case, that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.9           Certain Arrangements. Except disclosed under this Agreement, as of the date hereof, there are no Contracts or arrangements (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers or stockholders, on the other hand, that relate in any way to the Transactions, or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

SECTION 4.10         Buyer Group Contracts. (a) Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. As of the date hereof, other than the Buyer Group Contracts, there are no oral or written Contracts or arrangements relating to the Transactions between any two or more of the following Persons: Parent, Merger Sub, the Rollover Holders and/or any of their respective Affiliates. For purposes of this Agreement, “Buyer Group Contracts” means the (i) the Contribution Agreement, (ii) the Limited Guaranty and (iii) the Financing Documents.

(b)          The Limited Guaranty is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the parties thereto, subject to Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default under Such Limited Guaranty.

SECTION 4.11         No Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith; provided that, nothing contained in this Section shall be deemed to limit the representation and warranties of the Company set forth in Article III.

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SECTION 4.12         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.13         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent, Merger Sub or their businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their Representatives in connection with the Transactions.

Article V

COVENANTS RELATED TO CONDUCT OF BUSINESS

SECTION 5.1           Conduct of Business of the Company. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as required by applicable Law or as otherwise expressly provided in this Agreement or the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed),

(a)          amend its articles of incorporation, bylaws or other similar organizational documents;

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(b)          authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or any other securities convertible into or exchangeable for any capital stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of Shares as required to be issued upon exercise of Company Warrants outstanding on the date of this Agreement;

(c)          (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) enter into any agreement with respect to the voting of its capital stock, (iv) make any other actual, constructive or deemed distribution in respect of any of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (v) redeem, repurchase or otherwise acquire any of its capital stock or any share capital of any of its Subsidiaries, except (A) the withholding of Company’s securities to satisfy Tax obligations with respect to Company Warrants or (B) the acquisition by the Company of its securities in connection with the forfeiture of Company Warrants or (C) the acquisition by the Company of its securities in connection with the net exercise of Company Warrants in accordance with the terms thereof;

(d)          adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)          alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

(f)          alter or waive any terms of any Company Warrants;

(g)          (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in excess of US$1,000,000 in the aggregate, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of US$1,000,000 in the aggregate, except in the ordinary course of business, and except for guarantees of obligations of Wholly Owned Subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Wholly Owned Subsidiaries of the Company) in excess of US1,000,000 in the aggregate; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, in each case in excess of US$1,000,000 in the aggregate;

(h)          except as may be required by Law or under any plan, arrangement or agreement existing on the date hereof, (i) enter into, adopt, amend or extend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any Employee of the Company or any of its Subsidiaries in any manner except for employment agreements with employees in the ordinary course of business and consistent with past practice, (ii) except as required by applicable Law or under any plan, arrangement or agreement existing on the date hereof, increase in any material manner the compensation or fringe benefits of any Employee of the Company or any of its Subsidiaries, or pay any benefit not required by any plan, arrangement or agreement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or (iii) forgive any material loans to any Employee of the Company or any of its Subsidiaries;

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(i)          other than procurement and acquisition associated with the project disclosed in Section 5.1(i) of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets in excess of US$200,000 in the aggregate, in any transaction or related series of transactions;

(j)          make any changes with respect to any accounting policies or procedures, except as required by changes in GAAP or applicable Law;

(k)          (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein in excess of US$1,000,000 in the aggregate; or, (ii) other than capital expenditure associated with the project disclosed in Section 5.1(i) of the Company Disclosure Schedule, authorize any new capital expenditure or expenditures except as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent which in the aggregate are in excess of US$1,000,000;

(l)          make, change or revoke any material election with respect to its Taxes, file any material amended Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, settle or compromise any Tax liability, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(m)          pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

(n)          Settle or compromise any pending or threatened Proceeding relating to the Transactions;

(o)          (i) cancel, materially modify, terminate or grant a waiver of any rights under any Material Contract (except for any modification or amendment that is beneficial to the Company), (ii) enter into a new Contract that would be a Material Contract if in existence as of the date of this Agreement, or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Material Contract or new Contract;

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(p)          enter into any material new line of business, other than in the ordinary course of business if such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ business that is conducted as of the date of this Agreement;

(q)          fail to make any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder within the required timeframe taking into account any permissible extension; or

(r)          take, propose to take, or agree to take, any of the actions described in Section 5.1(a) through 5.1(q).

SECTION 5.2           Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or the Buyer Group Contracts or with the written consent of the Company, during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, neither Parent nor Merger Sub shall, and Parent shall cause Merger Sub not to engage in any business activity or operations other than for the purposes of consummation of the Transactions.

SECTION 5.3           No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

SECTION 6.1           Preparation of the Proxy Statement and the Schedule 13E-3.(a)Subject to Section 6.8, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare and cause to be filed with the SEC the Proxy Statement as promptly as reasonably practicable following the date hereof.

(b)          Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and caused to be filed with the SEC the Schedule 13E-3 as promptly as reasonably practicable following the date hereof.

(c)          Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting or filed with the SEC, as applicable, the Proxy Statement and the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any information relating to Parent or the Company or any of their respective Subsidiaries, officers or directors should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

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(d)          The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or the Schedule 13E-3, and (ii) provide Parent with copies of all correspondence between such Party and the SEC with respect to the Proxy Statement and the Schedule 13E-3 as promptly as practicable after receipt thereof. Prior to filing or mailing the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, and (ii) shall reflect in such document or response comments reasonably proposed by Parent. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and the Schedule 13E-3 as promptly as reasonably practicable. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 6.4, in connection with any disclosure regarding a Change of Recommendation, the Company shall not be required to provide Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

SECTION 6.2           Company Stockholders Meeting. (a) Subject to Section 6.4, the Company shall (i) cause a meeting of its stockholders for purpose of considering and taking action upon this Agreement (the “Company Stockholders Meeting”) to be duly called, noticed and held as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, (ii) establish a record date (the “Record Date”) for determining stockholders of the Company entitled to notice of and vote at the Company Stockholders Meeting, and (iii) mail or cause to be mailed (and in any event within five (5) Business Days following such confirmation by the SEC) the Proxy Statement to its stockholders as of the Record Date and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Without the consent of Parent (which consent shall not be unreasonably withheld), adoption of this Agreement shall be the only matter (other than procedural matters) that shall be proposed to be acted upon by the stockholders of the Company at the Company Stockholders Meeting.

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(b)          Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent shall not be unreasonably withheld), unless required to do so by applicable Law or the Company Charter Documents. In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (such consent shall not be unreasonably withheld), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law or the Company Charter Documents.

(c)          Subject to Section 6.4, the Company Board shall make the Company Board Recommendation (as hereinafter defined) and shall take all actions reasonably necessary in accordance with applicable Law and the Company Charter Documents, to solicit the Stockholder Approval. Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent as to the aggregate tally of the proxies received by the Company with respect to the Stockholder Approval. Except as permitted by Section 6.4, the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so).

(d)          For the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders Meeting, (i) with the consent of Parent, which consent shall not be unreasonably withheld; (ii) if at the time the Company Stockholders Meeting is held there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to transact business at the Company Stockholders Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting.

SECTION 6.3           Access to Information. (a) From the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Article VIII and subject to applicable Law, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request, and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation; provided, that no investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company. Neither the Company, nor any of its Subsidiaries shall be required to provide access to or to disclose any information where, and only to the extent, such access or disclosure would (i) result in the loss of the attorney-client or other legal privilege of the Company or any of its Subsidiaries; (ii) contravene any applicable Law or requirements of Governmental Entities; or (iii) violate binding agreement entered into prior to the date of this Agreement; provided, however, that at the reasonable request of Parent, the Company shall use its reasonable best efforts to obtain waiver from the party to such binding agreement.

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(b)          All information obtained by Parent pursuant to this Section 6.3 shall be kept confidential in accordance with Section 9.11 (Confidentiality).Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to this Section 6.3 by its Representatives.

SECTION 6.4           No Solicitation; Change of Recommendation. (a)The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to the Company or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal, shall promptly cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person, and shall notify each such Person and its Representatives that the Company Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal.

(b)          Notwithstanding anything in Section 6.4(a) to the contrary, prior to the time the Stockholder Approval is obtained, but not after, if the Company receives an unsolicited bona fide written Acquisition Proposal from any Person that did not result from a breach by the Company of this Section 6.4 and that has not been withdrawn, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (ii) if the Company Board has determined, in its good faith judgment, upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then the Company and its Representatives may (x) furnish information (including non-public information) with respect to the Company to the Person who has made such Acquisition Proposal and (y) engage in or otherwise participate in discussions or negotiations (including, as a part thereof, making counterproposals) with the Person making such Acquisition Proposal; provided, that the Company shall (1) notify Parent of any Acquisition Proposal (including, without limitation, all material terms and conditions thereof and the identity of the Person making it) as promptly as practicable (but in no case later than 72 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a reasonably current basis of the status of any inquiries, discussions or negotiations with such third party, and any material changes to the terms and conditions of such Acquisition Proposal, (2) provide notice to Parent of its intent to furnish information or enter into discussions with such Person prior to taking any such action, (3) obtain from such Person an executed confidentiality agreement (a copy of which shall be promptly delivered to Parent following its execution for informational purposes only) containing terms at least as restrictive with respect to such Person as the terms contained in Section 9.11 are with respect to Parent and containing standstill obligations of such Person in reasonably customary form (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and (4) concurrently give Parent a copy of any information delivered to such Person that was not previously provided to Parent. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date hereof that would restrict the Company’s ability to provide such information to Parent, and neither the Company nor any of its Subsidiaries is currently party to any agreement that prohibits the Company from providing the information described in this Section 6.4(b) to Parent.

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(c)          Except as expressly permitted by this Section 6.4, neither the Company Board nor any committee thereof shall (i) (A) fail to make the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) adopt, approve or recommend, or propose to adopt, approve or recommend, to the stockholders of the Company any Acquisition Proposal, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or (E) resolve or publicly announce its intention to do any of the foregoing clauses (A) through (D) (any action described in this clause (i), a “Change of Recommendation”), or (ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

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(d)          Notwithstanding anything in this Section 6.4 to the contrary, prior to the time the Stockholder Approval is obtained, but not after, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (upon advice by independent legal counsel), that failure to make a Change of Recommendation, terminate this Agreement pursuant to Section 8.3(b) and enter into an Alternative Acquisition Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), effect a Change of Recommendation and authorize the Company to terminate this Agreement pursuant to Section 8.3(b) to enter into an Alternative Acquisition Agreement; provided, that (i) any such action is in response to the receipt of an Acquisition Proposal that the Company Board has determined, in its good faith judgment upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), constitutes or would reasonably be expected to constitute a Superior Proposal and the Company shall not have violated the requirements of this Section 6.4 with respect to such Acquisition Proposal; (ii) the Company has (A) provided at least five (5) Business Days’ (the “Negotiation Period”) prior written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal (which notice shall include the material terms and conditions of the Superior Proposal and identify the person making such Superior Proposal and any financing materials related thereto (if any)) and indicating that the Company Board intends to effect a Change of Recommendation and authorize the Company to terminate this Agreement pursuant to Section 8.3(b) to enter into an Alternative Acquisition Agreement, (B) during the Negotiation Period, the Company has negotiated with, and caused its Representatives to negotiate with, Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and/or the terms of the Financing Documents, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (C) during the Negotiation Period, the Company has permitted Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and the Financing Documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such Acquisition Proposal determined to be a Superior Proposal shall require a new Notice of Superior Proposal of the terms of such amended Superior Proposal from the Company and an additional Negotiation Period which should be a three (3) Business Day period rather than the five (5) Business Day period described above; (iii) following the end of the Negotiation Period (or any additional Negotiation Period, if applicable), the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), that the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and that failure to make a Change of Recommendation and terminate this Agreement pursuant to Section 8.3(b) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and (iv) following the satisfaction of each of the foregoing requirements and prior to or substantially concurrent with the Company’s termination of this Agreement pursuant to Section 8.3(b), the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal.

(e)          Notwithstanding anything in this Section 6.4 to the contrary, prior to the time the Stockholder Approval is obtained, but not after, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with independent legal counsel), other than in response to or in connection with an Acquisition Proposal, that failure to make a Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), effect a Change of Recommendation and terminate this Agreement pursuant to Section 8.3(c); provided, that (i) the Company has (A) provided Parent at least five (5) Business Days’ prior written notice indicating that the Company Board intends to effect a Change of Recommendation and terminate this Agreement pursuant to Section 8.3(c), which notice shall specify in detail the basis for such Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) the Company has negotiated with, and caused its Representatives to negotiate with, Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and/or the terms of the Financing Documents in such a manner that would obviate the need for taking such action, and (C) the Company has permitted Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and the Financing Documents and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (ii) following the end of such five (5)-Business Day period, the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), that such adjustments proposed by Parent pursuant to the foregoing clauses (B) and (C) would not obviate the need for a Change of Recommendation and terminate this Agreement pursuant to Section 8.3(c).

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(f)          Nothing contained in this Section 6.4 shall be deemed to prohibit the Company from complying with its disclosure obligations under federal or state Laws of the U.S., or other applicable Laws, with regard to an Acquisition Proposal; provided, that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under this Section 6.4; provided, further, that if such disclosure includes a Change of Recommendation or has the substantive effect of a Change of Recommendation, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act, shall not be deemed a Change of Recommendation).

(g)          For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer by any Person (other than Parent and its Affiliates) regarding any of the following: (i) a merger, reorganization, consolidation, business combination or other similar transaction involving the Company (or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (ii) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or business of the Company and its Subsidiaries that constitute or represent 15% or more of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning 15% or more of any class of equity securities of the Company; a “Superior Proposal” means an unsolicited, written Acquisition Proposal that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with an independent financial advisor and independent legal counsel), to be (i) more favorable, including from a financial point of view, to the Company and the Company’s stockholders (other than the Rollover Holders) than the Transactions (including any revisions to the terms of this Agreement made or proposed in writing by Parent pursuant to Section 6.4(d) or otherwise prior to the time of determination), and (ii) reasonably likely to be consummated in accordance with its terms, taking into consideration, among other things, financial, legal, regulatory, breakup or termination fee and expense reimbursement provisions; provided, that, for purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Acquisition Proposal” shall be replaced with “50%”.

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SECTION 6.5           Reasonable Best Efforts.(a)Upon the terms and subject to the conditions of this Agreement, each Party shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Entity with jurisdiction over enforcement of any applicable Laws with respect to the Transactions, and coordinate and cooperate fully with the other Parties in exchanging such information and providing such assistance as the other Parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other Parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Entity in connection with such filings or submissions, (y) permitting the other Parties to review in advance, and consulting with the other Parties on, any proposed filing, submission or communication (whether verbal or written) by such Party to any Governmental Entity, and (z) giving the other Parties the opportunity to attend and participate at any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions by no later than the End Date, including, without limitation, employing such resources as are necessary to obtain the regulatory approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, each Party shall cause its respective proper officers and directors to use their reasonable best efforts to take all such action.

(b)          Each Party shall, upon request by any other Party, furnish such other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.

(c)          Each Party agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Proceeding, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

SECTION 6.6           Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 6.4, each of Parent and the Company will consult with one another before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Transactions, including the Merger and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, applicable fiduciary duties or by any applicable listing agreement with or rules of a national securities exchange or interdealer quotation service or by the request of any Governmental Entity, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

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SECTION 6.7           Indemnification.(a) Parent agrees that from and after the Effective Time, it shall, and it shall cause the Surviving Corporation to, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries at or prior to the Effective Time, or matters existing or occurring at or prior to the Effective Time in connection with (i) the adoption or approval of this Agreement or the Transactions, including the Merger, or arising out of, in connection with or relating to the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party to the fullest extent permitted by applicable Law. The articles of incorporation or bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company Charter Documents as in effect on the date hereof, except to the extent prohibited by the applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

(b)          Parent or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual Proceeding relating to any acts or omissions covered under this Section 6.7 unless there is a conflict of interest between Parent and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual Proceeding relating to the Transactions); provided, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Proceeding for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any Proceeding and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.7.

(d)          The provisions of this Section 6.7 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries (as the case may be) and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and Representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.7.

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SECTION 6.8           Notification of Certain Matters. Upon obtaining knowledge of any of the following, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any Party to effect the Transactions not to be satisfied, (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any Party to effect the Transactions not to be satisfied; (iii) any written notice or other written communication from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (iv) any Proceeding commenced or, to the Company’s knowledge or Parent’ knowledge, as the case may be, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries and Affiliates which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or Article IV, as applicable, or which relates to the consummation of the Transactions; provided that the delivery of any notice pursuant to this Section 6.8 (Notification of Certain Matters) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

SECTION 6.9           Fees and Expenses. Subject to Section 8.5, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement, and the Transactions shall be paid by the Party incurring such Expenses. For purposes of this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers and other financial institutions, experts, financing sources and consultants to a Party and its Affiliates) incurred or accrued by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing of the Proxy Statement, the solicitation of Stockholder Approval, the filing of any required notices under applicable Law and all other matters related to the closing of the Transactions. For the avoidance of doubt, the Expenses of Parent or Merger Sub shall include all fees and expenses incurred or accrued by Parent or Merger Sub in connection with the Financing.

SECTION 6.10         Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.11         Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute or provision in the Company Charter Documents on the Merger and the other Transactions.

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SECTION 6.12         Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

SECTION 6.13         Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceedings commenced or, to the Company’s knowledge on the one hand and Parent’s knowledge on the other hand, threatened against such Party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such litigation shall be settled without Parent’s prior written consent.

SECTION 6.14         Financing. (a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Equity Commitment Letter and the Alternative Financing Documents (if applicable, and together with the Equity Commitment Letter, the “Financing Documents”), (ii) cause the Equity Financing and Alternative Financing (if applicable, and together with the Equity Financing, the “Financing”) to be funded at or prior to the Closing, and (iii) draw upon and consummate the Financing at or prior to the Closing. Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Documents and the Contribution Agreement without the prior written consent of the Company .

(b)          Parent and Merger Sub shall cause Dr. Wanchun Hou and Mr. Qiang Li to deposit in cash an amount equal to the Equity Financing (the “Escrow Amount”) into a designated interest-bearing escrow account (the “Escrow Account”) with a bank reasonably acceptable to the Company to act as escrow agent hereunder (the “Escrow Agent”) within two (2) months after the date hereof, pursuant to an escrow agreement in a form reasonably satisfactory to Parent and the Company (the “Escrow Agreement”). Pursuant to the Escrow Agreement, the Escrow Amount shall be held in the Escrow Account jointly controlled by the Company, Parent, Dr. Wanchun Hou and Mr. Qiang Li until the earlier of the Closing Date and the date on which this Agreement is validly terminated in accordance with Article XIII, and the Escrow Amount shall be applied as follows:

(i)          on the Closing Date and at or prior to the Effective Time, the Escrow Amount shall be used to fund the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and released into the account of the Exchange Agent for the benefit of the holders of Shares in accordance with Section 2.2; or

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(ii)         on the date on which this Agreement is validly terminated in accordance with Article XIII, the Escrow Amount, after deduction of any amounts payable by (A) Parent to the Company under this Agreement in respect of the Parent Termination Fee and (B) the Guarantors to the Company under the Limited Guaranty, shall be released to the Parent into an account designated by Parent.

(c)          In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Documents despite Parent’s reasonable best efforts to obtain the Financing, (i) Parent shall promptly notify the Company, and (ii) Parent shall use its reasonable best efforts to arrange to obtain any such portion of the Financing from the same or alternative sources, on terms that are not materially less favorable in the aggregate to Parent (as determined in the reasonable judgment of Parent), in an amount sufficient, when added to the portion of the Financing that is available, to consummate the Transactions, including the Merger (the “Alternative Financing”), as promptly as practicable following the occurrence of such event (and in any event no later than five (5) Business Days prior to the End Date), including entering into definitive agreements with respect thereto (the “Alternative Financing Documents”). Parent shall keep the Company informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing. Parent shall deliver to the Company as promptly as practicable after the execution of such Alternative Financing Documents, true and complete copies of all such Alternative Financing Documents.

SECTION 6.15         Actions Taken at Direction of Chairman and CEO; Knowledge of Chairman and CEO. It is agreed that Parent shall not have any right to (a) terminate this Agreement under Section 8.4(a) or (b) claim any damages (including the Company Termination Fee) or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in any representation or warranty made by the Company in Article III or any covenant or agreement of the Company hereunder to the extent (i) Dr. Wanchun Hou or Mr. Qiang Li had knowledge as of the date of this Agreement of such breach or inaccuracy in such representations or warranties, or (ii) if such breach or alleged breach is the proximate result of action or inaction by the Company at the direction, request or written consent of Dr. Wanchun Hou or Mr. Qiang Li without the approval of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1           Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which (other than the condition set forth in Section 7.1(a)) may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

(a)          Stockholder Approval. The Stockholder Approval shall have been obtained; and

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(b)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or the other Transactions shall be in effect (collectively, a “Restraint”).

SECTION 7.2           Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company (i) set forth in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Capitalization of the Company and Its Subsidiaries), and 3.3 (Authority Relative to This Agreement; Fairness) shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.2, for such inaccuracies as are de minimis) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except with respect to the representations and warranties made as of a specified date, only as of the specified date), and (ii) set forth in this Agreement (other than those Sections specifically identified in clause (i) and without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except with respect to the representations and warranties made as of a specified date, only as of the specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

(b)          Agreements and Covenants. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect.

(d)          Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) through 7.2(c).

SECTION 7.3           Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except with respect to the representations and warranties made as of a specified date, only as of the specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

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(b)          Agreements and Covenants. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

SECTION 7.4           Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

Article VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.1           Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval, by mutual written consent of the Company and Parent by action of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee).

SECTION 8.2           Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval, by action of the Company Board or Parent Board (in the case of the Company Board, acting upon the recommendation of the Special Committee) if:

(a)          the Merger shall not have been consummated by December 10, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in, or materially contributed to the failure of the Closing to occur on or before the End Date;

(b)          the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof; or

(c)          any Restraint having the effect set forth in Section 7.1(b) hereof shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any Party who initiated a Restraint or whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in, or materially contributed to the issuance of such final, non-appealable Restraint.

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SECTION 8.3           Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board (upon the recommendation of the Special Committee) if:

(a)          the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) has given rise to or would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (ii) cannot be cured by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent or Merger Sub, as applicable, of written notice of such breach or failure to perform from the Company (or, if the End Date is less than thirty (30) days from the date of receipt of such notice, by the End Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or 7.2 not being satisfied;

(b)          prior to obtaining the Stockholder Approval, but not after, the Company Board has effected a Change of Recommendation and authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with Section 6.4(d); provided, that (i) the Company substantially concurrently with, or immediately prior to, the termination of this Agreement enters into such Alternative Acquisition Agreement, and (ii) the Company has complied with its obligations under Section 8.5(b) and pays in full the Company Termination Fee prior to or substantially concurrently with taking any action pursuant to this Section 8.3(b);

(c)          prior to obtaining the Stockholder Approval, but not after, the Company Board has effected a Change of Recommendation and authorized the termination of this Agreement pursuant to Section 6.4(e); provided, that immediately prior to or substantially concurrently with such termination the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.5(b);

(d)          failure of Parent to cause Dr. Wanchun Hou and Mr. Qiang Li to deposit the amount equivalent to the Equity Financing into the Escrow Account within two (2) months after the date hereof in accordance with Section 6.14(b); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or 7.2 not being satisfied; or

(e)          (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but subject to their satisfaction or waiver by the Party having the benefit thereof) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) the Merger shall not have been consummated within five (5) Business Days after the delivery of such notice.

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SECTION 8.4           Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)          Subject to Section 6.15, the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) has given rise to or would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (ii) cannot be cured by the End Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if the End Date is less than thirty (30) days from the date of receipt of such notice, by the End Date); provided, that neither Parent nor Merger Sub shall have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.1 or 7.3 not being satisfied; or

(b)          (i) The Company Board, whether or not permitted to do so by this Agreement, shall have (i) effected a Change of Recommendation; or (ii) authorized the Company to enter into an Alternative Acquisition Agreement.

SECTION 8.5           Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other Parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its Subsidiaries or their respective Representatives), except (i) with respect of this Section 8.5 and Sections 6.3(b) (Parent and Merger Sub’s Confidentiality Obligation), 6.6 (Public Announcement), 6.9 (Fees and Expenses) and Article IX (Miscellaneous) which shall remain in full force and effect and (ii) subject to Section 8.5(e), nothing in this Section 8.5(a) shall relieve any Party from liability for any willful, or intentional breach of, or fraud in connection with this Agreement.

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(b)          In the event that (i) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b), (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b) or 8.3(c), or (iii) if (A) an Acquisition Proposal shall have been made, proposed or communicated (and not withdrawn) after the date hereof and prior to the Company Stockholders Meeting (or prior to the termination of this Agreement if there has been no Company Stockholders Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.2(a) or Section 8.2(b), and (C) at any time prior to the date that is 12 months after the date of such termination, (x) the Company enters into any definitive acquisition agreement providing for an Acquisition Proposal, or (y) an Acquisition Proposal is consummated (in each case of the foregoing clauses (x) and (y), whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (A)); provided, that for purposes of this Section 8.5(b)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”, then the Company shall pay or cause to be paid to Parent or its designee a termination fee of US$1,250,000 (the “Company Termination Fee”), within two (2) Business Days after the date of such termination in the case of a termination referred to in clause (i), or immediately prior to or substantially concurrently with such termination in the case of a termination referred to in clause (ii), or substantially concurrently with the first of such events shall have occurred in the case of clause (iii), in each case by wire transfer of same day funds to one or more accounts designated in writing by Parent. In the event that Parent or its designee shall receive full payment of the Company Termination Fee pursuant to this Section 8.5(b), the receipt of such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any other Person arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any other Person shall be entitled to bring or maintain any Proceeding against any Company Related Party arising out of or in connection with this Agreement or the Financing Documents, any of transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.5(b) shall limit the rights of Parent and Merger Sub under Section 9.8. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the avoidance of doubt, subject to Section 9.8, the right of Parent and its designees to receive payment from the Company of the Company Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The provisions of this Section 8.5(b) are intended to be for the benefit of, and shall be enforceable by, each Parent Related Party. For purposes of this Agreement, “Company Related Party” means the Company and its Subsidiaries and any of their respective former, current and future officers, employees, directors, partners, stockholders, management members or Affiliates; and “Parent Related Party” means Parent, Merger Sub, the equity providers and lenders that are parties to the Financing Documents, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates.

(c)          In the event that the Company terminates this Agreement pursuant to Section 8.3(a), then Parent shall pay or cause to be paid to the Company a termination fee in an amount equal to US$2,500,000 (the “Parent Termination Fee”), except that in the event that the Company terminates this Agreement pursuant Section 8.3(d) or Section 8.3(e), the “Parent Termination Fee” shall equal US$3,500,000, by wire transfer of same day funds to one or more accounts designated in writing by the Company. In the event that the Company or its designee shall receive the Parent Termination Fee payment pursuant to this Section 8.5(c), the receipt of such Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any Proceeding against any Parent Related Party arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.5(c) shall limit the rights of the Company under Section 9.8. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. For the avoidance of doubt, subject to Section 9.8, the right of the Company and its designees to receive payment from Parent of the Termination Fee shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement or the Financing Documents, any of the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination. The provisions of this Section 8.5(c) are intended to be for the benefit of, and shall be enforceable by, each Company Related Party.

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(d)          In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other Party for all costs and expenses actually incurred or accrued by the other Party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.5, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full, at a rate per annum equal to 5% plus the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e)          Each Party acknowledges that (i) the agreements contained in this Section 8.5 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.5(b) or Section 8.5(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.5, the Parties would not have entered into this Agreement.

SECTION 8.6           Amendment. Subject to the applicable provisions of the NRS, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, each of the Company Board and Special Committee have approved such amendment in writing, and (b) after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

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SECTION 8.7           Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Parties contained in this Agreement; provided, however, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption having been obtained. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

MISCELLANEOUS

SECTION 9.1           Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1 (Termination by Mutual Agreement), 8.2 (Termination by Either Parent or the Company), 8.3 (Termination by the Company) or 8.4 (Termination by Parent), as the case may be, except for those covenants and agreements contained in this Agreement (including Article I (The Merger), Article II (Delivery of Merger Consideration), Section 6.3(b) (Parent and Merger Sub’s Confidentiality Obligation), Section 6.7 (Indemnification), Section 8.5 (Effect of Termination and Abandonment), and this Article IX (Miscellaneous)) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

SECTION 9.2           Entire Agreement; Assignment.(a) This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and other exhibits and annexes hereto), together with the Buyer Group Contracts constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

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SECTION 9.3           Notices. All notices, requests, claims, demands instructions or other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement, with a confirmatory copy to the sent by overnight courier, and (c) on the third Business Day after being sent by international overnight courier, in each case to the respective Parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

if to Parent or to Merger Sub, to:

Room D, 5/F of Noble Center

No. 1006 Fuzhong San Road, Futian District

Shenzhen 518026

P.R.China

Attention: Dr. Wanchun Hou and Mr. Qiang Li

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang and W. Clayton Johnson

Facsimile: +852 2160 1087

Email: lhuang@cgsh.com and cjohnson@cgsh.com

if to the Company, to:

Trunkbow International Holdings Limited
Unit 1217-1218, 12F of Tower B, Gemdale Plaza
No. 91 Jianguo Road Chaoyang District, Beijing
People’s Republic of China

with a copy to:

Shearman & Sterling LLP
12th Floor, East Tower,

Twin Towers, B-12

Jianguomeiwai Da Jie,
Beijing, PRC
Attention: Lee Edwards, Esq.
Facsimile: +8610 6563 6001

Email: Lee.Edwards@Shearman.com

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SECTION 9.4           Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof, except that matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the Laws of the State of Nevada.

(b)          The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Transactions, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(c)          EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS OR THEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 9.5           Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.6           No Third Party Beneficiaries. Except as expressly set forth in Sections 6.7 and 8.5, this Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.7           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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SECTION 9.8           Specific Performance. (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. The Parties hereby waive (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereby explicitly acknowledge and agree that the Company’s right to seek an injunction, specific performance or other equitable relief to cause Parent or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, shall be subject to the requirements that (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and (iii)  the Company has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then the Closing will occur. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.8 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.5. Until such time as the Company pays the Company Termination Fee, the remedies available to each of Parent and Merger Sub pursuant to this Section 9.8 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Company Termination Fee under Section 8.5. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (x) the Parent Termination Fee, and (y) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(c), and (B) under no circumstances will Parent or Merger Sub be entitled to monetary damages in excess of the aggregate amount of (x) the Company Termination Fee, and (y) any reimbursement obligation of the Company pursuant to the first sentence of Section 8.5(c). For the avoidance of doubt, under no circumstances shall the Company or Parent be permitted or entitled to receive both (A) a grant of injunction, specific performance or other equitable relief under this Section 9.8 that results in a Closing and (B) monetary damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as the case may be.

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(c) This Section 9.8 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).

SECTION 9.9           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 9.10         Interpretation.(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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SECTION 9.11         Confidentiality.

(a)          Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other Party Confidential Information. Subject to Section 9.11(b), unless otherwise agreed to in writing by the disclosing Party, the receiving Party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving Party’s Representatives (in the case of Parent as the receiving Party, including its Financing sources and their respective Representatives) (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) whom the receiving Party will cause to observe the terms of this Section 9.11, and (ii) not to use Confidential Information for any purpose other than in connection with the Transactions. Each Party acknowledges that such Party shall be responsible for any breach of the terms of this Section 9.11 by such Party or its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)          In the event that the receiving Party or any of its Representatives (in the case of Parent as the receiving Party, including its Financing sources and their respective Representatives) is requested pursuant to, or required by, Law to disclose any the Confidential Information, the receiving Party will provide the disclosing Party with prompt notice of such request or requirement in order to enable the disclosing Party to seek an appropriate protective order or other remedy (and if the disclosing Party seeks such an order, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request), to consult with the receiving Party with respect to the disclosing Party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 9.11. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance, in whole or in part, with the terms of this Section 9.11, the receiving Party or its Representative will disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed and will use such disclosing Party’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

For purposes of this Agreement, the term “Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one Party or any of its Affiliates to the other Party or any of its Affiliates, concerning the disclosing Party’s business, financial condition, proprietary technology, research and development and other confidential matters, including without limitation, any confidential or proprietary information provided under or in connection with this Agreement. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Section 9.11 or other obligation of confidentiality, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party or the disclosing Party’s Representatives, or (iii) becomes available to the receiving Party on a non-confidential basis from a Person (other than the disclosing Party or the disclosing Party’s Representatives) who is not prohibited from disclosing such information to the receiving Party by a legal, contractual or fiduciary obligation to the disclosing Party or any of the disclosing Party’s Representatives.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Trunkbow Merger Group Limited

By:	/s/ Wanchun Hou
Name: Wanchun Hou
Title: Director

Trunkbow International Merger Sub Limited

By:	/s/ Wanchun Hou
Name: Wanchun Hou
Title: Director

Trunkbow International Holdings Limited

By:	/s/ Kokhui Tan
Name: Kokhui Tan
Title: Director

[Signature Page to Merger Agreement]

Annex B

Execution Version

LIMITED GUARANTY

Limited Guaranty, dated as of December 10, 2013 (this “Limited Guaranty”), by Dr. Wanchun Hou, People’s Republic of China Passport No: G34572959, and Mr. Qiang Li, People’s Republic of China Passport No: G38438782 (each, a “Guarantor” and together, the “Guarantors”), in favor of Trunkbow International Holdings Limited, a Nevada corporation (the “Guaranteed Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

1.          LIMITED GUARANTY. (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Trunkbow International Merger Sub Limited, a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, each of the Guarantors, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly, as a primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual performance and discharge of his percentage, as set forth opposite his name on Exhibit A hereto (each such Guarantor’s “Guaranteed Percentage”), of the payment obligations of Parent to the Guaranteed Party under Section 8.5(c) of the Merger Agreement as and when due (the “Guaranteed Obligations”), provided that in no event shall a Guarantor’s aggregate liability under this Limited Guaranty exceed such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations (the “Maximum Amount”). This Limited Guaranty shall be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty. Each Guarantor acknowledges that the Guaranteed Party entered into the Merger Agreement and the Transactions in reliance on this Limited Guaranty.

(b)            If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then (i) each Guarantor’s liabilities and obligations to the Guaranteed Party hereunder in respect of his Guaranteed Percentage of the Guaranteed Obligations shall, on demand, become immediately due and payable, (ii) each Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Percentage of the Guaranteed Obligations, and (iii) the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, and so long as Parent or Merger Sub remains in breach of any Guaranteed Obligation, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligation from any of the Guarantors subject to his Maximum Amount. In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for his Guaranteed Percentage of the Guaranteed Obligations, regardless of whether any action is brought against Parent, Merger Sub or the other Guarantor.

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(c)           Each Guarantor agrees, severally but not jointly, to pay his Guaranteed Percentage of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) any of the Guarantors asserts in any litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms or (ii) it has been finally determined by the court in accordance with Section 11 that any of the Guarantors is liable for, but has failed to perform, such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations hereunder. The parties agree that such amounts, if paid, will not be included within a determination of the Maximum Amount.

(d)         The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at Law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defenses”).

2.          NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Subject to the terms hereof, each Guarantor’s liability here is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. In the event that any payment by any Guarantor to the Guaranteed Party in respect of his Guaranteed Percentage of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, such Guarantor shall remain liable hereunder with respect to such Guaranteed Percentage of the Guaranteed Obligations as if such payment had not been made. This Limited Guaranty is an unconditional guarantee of payment and not of collectibility.

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3.          CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS. Subject to clause (i) of the last sentence of Section 5 below, each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantors, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the Transactions, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Each Guarantor agrees that his obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the Transactions; (b) any change in the time, place or manner of payment of any of his Guaranteed Percentage of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with his Guaranteed Percentage of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of such Guarantor with respect to his Guaranteed Percentage of the Guaranteed Obligations as a result of payment in full of his Guaranteed Percentage of the Guaranteed Obligations in accordance with their terms, a discharge or release of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of such Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transactions; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transactions; (e) the existence of any claim, set-off, judgment or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with his Guaranteed Percentage of the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to his Guaranteed Percentage of the Guaranteed Obligations; or (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to his Guaranteed Percentage of the Guaranteed Obligations or otherwise interested in the Transactions;. To the fullest extent permitted by Law, Each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of his Guaranteed Percentage of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of his Guaranteed Percentage of the Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to his Guaranteed Percentage of the Guaranteed Obligations or otherwise interested in the Transactions, and all suretyship defenses generally (other than a breach by the Guaranteed Party of this Limited Guaranty). Each Guarantor acknowledges that he will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits. Each Guarantor hereby covenants and agrees that he shall not institute, directly or indirectly, and shall cause his Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses or, (ii) subject to clause (ii) of the last sentence of Section 5 (No Subrogation) hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms. The Guaranteed Party hereby agrees to the extent Parent or Merger Sub is relieved of all or any portion of its Guaranteed Obligations under the Merger Agreement, each Guarantor shall be similarly relieved of his corresponding portion of the Guaranteed Obligations under this Limited Guaranty.

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4.          NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub, the other Guarantor or any other Person now or hereafter liable for any portion of the Guaranteed Obligations or interested in the Transactions prior to proceeding against either Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or the other Guarantor shall not relieve either Guarantor of any of his liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.          NO SUBROGATION. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that he may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until his Guaranteed Percentage of the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to either Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of his Guaranteed Percentage of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby: (i) to the extent Parent or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, each Guarantor shall be similarly relieved of his corresponding portion of the payment obligations under this Limited Guaranty; (ii) each Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

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6.          REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants that:

(a)          he is a resident of the People’s Republic of China (“PRC”) and he has all requisite power and authority to execute, deliver and perform this Limited Guaranty;

(b)          except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor’s performance of his obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guaranty by such Guarantor;

(c)          this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor and is enforceable against such Guarantor in accordance with its terms, subject to Bankruptcy and Equity Exception; and

(d)          such Guarantor has the financial capacity to pay and perform his obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill his obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 (Continuing Guaranty) hereof.

7.          NO ASSIGNMENT. The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no assignment by any party shall relieve the assigning party of any of his or its obligations hereunder. Any purported assignment in violation of this Limited Guaranty will be null and void.

8.          NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a)          If to the Guarantors:

Dr. Wanchun Hou

Unit 1217-1218, 12F of Tower B, Gemdale Plaza
No. 91 Jianguo Road Chaoyang District, Beijing
People’s Republic of China

Mr. Qiang Li

Unit 1217-1218, 12F of Tower B, Gemdale Plaza
No. 91 Jianguo Road Chaoyang District, Beijing
People’s Republic of China

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with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang and W. Clayton Johnson

Facsimile: +852 2160 1087

Email: lhuang@cgsh.com and cjohnson@cgsh.com

(b)          If to the Guaranteed Party:

Trunkbow International Holdings Limited
Unit 1217-1218, 12F of Tower B, Gemdale Plaza
No. 91 Jianguo Road Chaoyang District, Beijing
People’s Republic of China

with a copy to (which copy shall not constitute notice):

Shearman & Sterling LLP
12th Floor, East Tower,

Twin Towers, B-12

Jianguomeiwai Da Jie,
Beijing, PRC
Attention: Lee Edwards, Esq.
Facsimile: +8610 6563 6001

Email: Lee.Edwards@Shearman.com

9.          CONTINUING GUARANTY. This Limited Guaranty shall remain in full force and effect and shall be binding on each Guarantor, his successors and assigns until such Guarantor’s Guaranteed Percentage of the Guaranteed Obligations has been fully performed. Notwithstanding the foregoing, this Limited Guaranty shall terminate with respect to a Guarantor and such Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms where the Parent Termination Fee is not payable and there is no unpaid expense obligation of Parent, and (iii) in the case of a termination of the Merger Agreement for which the Parent Termination Fee is payable, the date falling 90 days after such termination (unless, in the case of clause (iii) above, the Guaranteed Party has previously made a written claim under this Limited Guaranty prior to such date, in which case this Limited Guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by such Guarantor of any of his obligations finally determined or agreed to be owed by such Guarantor, consistent with the terms hereof).

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10.         NO RECOURSE. Neither Guarantor shall have any obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty. No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of a Guarantor, a Sponsor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantors, the Sponsors, Parent and Merger Sub and their respective successors and assigns (each a “Non-Recourse Party” and collectively the “Non-Recourse Parties”) in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guaranty or the Merger Agreement or the Transactions, except for claims (i) against the Guarantors and their respective successors and assigns under this Limited Guaranty pursuant to the terms hereof, (ii) against the Sponsors (as defined in the applicable Equity Commitment Letter) and their respective successors and assigns under the Equitable Commitment Letter pursuant to the terms thereof, and (iii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof ((i), (ii) and (iii) together, the “Retained Claims”).

11.         GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guaranty shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof, except that matters relating to the fiduciary duties of the board of the Guaranteed Party and internal corporate affairs of the Guaranteed Party shall be governed by the Laws of the State of Nevada. The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with this Limited Guaranty shall be brought in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Limited Guaranty, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

12.         COUNTERPARTS. This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guaranty may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guaranty is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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13.         SEVERABILITY. The provisions of this Limited Guaranty shall be deemed severable and if any provision of this Limited Guaranty or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by each Guarantor severally hereunder equal to his Guaranteed Percentage of the Maximum Amount as provided in Section 1 hereof and to the provisions of Sections 9 (Continuing Guaranty) and 10 (No Recourse). Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

14.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS LIMITED GUARANTY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF GUARANTORS AND THE GUARANTEED PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS LIMITED GUARANTY.

15.         NO THIRD PARTY BENEFICIARIES. Except for the rights of the Non-Recourse Parties provided hereunder, this Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

16.         MISCELLANEOUS.

(a)          This Limited Guaranty, together with the Merger Agreement (including any schedules, exhibits and annexes thereto) and other Buyer Group Contracts, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(b)          The descriptive headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(c)          All parties hereto acknowledge that such party and his (or its) counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

[The remainder of this page is left blank intentionally]

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Trunkbow International Holdings Limited

By:	/s/ Kokhui Tan
Name: Kokhui Tan
Title: Director

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, Each Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

Dr. Wanchun Hou

/s/ Wanchun Hou

Mr. Qiang Li

/s/ Qiang Li

[Signature Page to Limited Guaranty]

Exhibit A

Guarantor	Guaranteed Percentage
Dr. Wanchun Hou	52.97%
Mr. Qiang Li	47.03%

ANNEX C

Confidential

Special Committee of the Board of Directors

Trunkbow International Holdings Limited

Unit 1217-1218, 12F of Tower B, Gemdale Plaza
No.91 Jianguo Road, Chaoyang District
Beijing 100022, P.R.China

December 10, 2013

Dear Members of the Special Committee:

Trunkbow International Holdings Limited (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company and to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of shares of common stock, par value US$0.001 per share, of the Company (individually, a “Share” and collectively, the “Shares”), other than the Excluded Shares (as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in their capacity as holders of Shares).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Trunkbow Merger Group Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands and wholly owned by Mr. Hou Wanchun, the Company’s Chairman, and Mr. Li Qiang, Chief Executive Officer and a director of the Company, and Trunkbow International Merger Sub Limited (“Merger Subsidiary”), a Nevada corporation and a direct wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 10, 2013. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares) will be cancelled in exchange for the right to receive US $1.46 in cash per Share without interest (the “Merger Consideration”) (collectively, the “Proposed Transaction”).

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T F	+1 312 697 4600 +1 312 697 0112	www.duffandphelps.com

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Special Committee of Independent Directors

Trunkbow International Holdings Limited

December 10, 2013

For purposes of this Opinion, “Excluded Shares” shall mean Shares owned, directly or indirectly, by Parent, Merger Subsidiary, any wholly owned subsidiary of the Company and their respective Affiliates (as defined in the Merger Agreement), including Rollover Shares (as defined in the Merger Agreement), immediately prior to the Effective Time. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2011 and 2012;

b.	The Company’s unaudited financial statements for the 9 months ended September 30, 2013;

c.	A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

d.	Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

e.	A letter dated December 6, 2013 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

f.	Documents related to the Proposed Transaction, including the Merger Agreement;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

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Special Committee of Independent Directors

Trunkbow International Holdings Limited

December 10, 2013

3.	Reviewed the historical trading price and trading volume of the Company’s Shares, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

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Special Committee of Independent Directors

Trunkbow International Holdings Limited

December 10, 2013

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (excluding the Excluded Shares).

C-4

Special Committee of Independent Directors

Trunkbow International Holdings Limited

December 10, 2013

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated November 13, 2012 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, except that a copy of this Opinion may be included in its entirety in any filing the Company is required to make with the SEC in connection with the Proposed Transaction, if such inclusion is required by applicable law.

Disclosure of Prior Relationships

Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting the Special Committee in initiating, soliciting and encouraging alternative transaction proposals from third parties prior to the signing of the Merger Agreement, and will receive a fee for its services. Part of the fees payable to DPS are contingent upon the consummation of the Proposed Transaction. In addition, pursuant to the Engagement Letter the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and indemnify Duff & Phelps and DPS for certain liabilities. No portion of the fees payable to Duff & Phelps in respect of this Opinion is contingent upon the conclusion reached in this Opinion or the consummation of the Proposed Transaction. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

C-5

Special Committee of Independent Directors

Trunkbow International Holdings Limited

December 10, 2013

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Shares (other than Excluded Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares other than in its capacity as a holder of the Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

C-6

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

Trunkbow International Holdings Limited: Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the employment history of each such director and executive officer. None of the Company or any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of Trunkbow International Holdings Limited

Wanchun Hou. Dr. Hou has been the chairman of our board of directors since February 10, 2010. Dr. Hou founded Trunkbow in 2001 and holds numerous patents for telecom applications. From September 1991 to July 1994 he was a visiting scholar at Beijing Telecommunications University. Dr. Hou was also a research fellow at Shandong University from October 2000 to November 2001. He obtained his BS, MS and PhD in mathematics from Shandong University. Dr. Hou is a citizen of the PRC.

Qiang Li. Mr. Li has been our chief executive officer since March 1, 2010 and has been a director since his appointment. Mr. Li founded Trunkbow in 2001 and is an entrepreneur with extensive business knowledge of the telecom market. Prior founding Trunkbow with Dr. Hou, Mr. Li was a director at the National Tax Bureau from July 1991 to November 2001, overseeing technology companies in Jinan, Shandong. He currently holds three patents for telecom applications. Mr. Li graduated from Shandong Tax University and obtained his MBA from Nanyang University in Singapore. Mr. Li is a citizen of the PRC.

Jihong Bao. Mr. Bao has been a member of the board of directors since March 1, 2010. He has over 20 years of telecom marketing experience. From October 1998 to April 2005 he worked at China Electronic Corporation, a provider of software and hardware systems to China’s telecom operators, where he left as the head of telecom application marketing. Mr. Bao obtained his BS and MS from Peking University in Information Management. Mr. Bao joined us in May 2005 and has a rich experience with Chinese telecom market. Mr. Bao is a citizen of the PRC.

Xin Wang. Mr. Wang has been a member of the board of directors since March 1, 2010. He joined us in July 2001, helping us to develop mobile applications with intelligent networks. He was part of the development team for the original Color Ring Back Tone application and led the successful development of mobile applications in logistic industry for Rapid ID in the US. Mr. Wang obtained his BS in applied mathematics from Shandong University. Mr. Wang is a citizen of the PRC.

Regis Kwong. Mr. Kwong has been a member of the board of directors since March 1, 2010. He has over 25 years’ experience with leading global telecom services providers. In June 1985 he started his career with GTE (now Verizon) where he became the Head of Operations in China. From May 1997 to May 2000 Mr. Kwong served as Vice President and General Manager for GTS China, managing China operations for GTS. After GTS, in June 2000, Mr. Kwong founded Terremark Asia, a subsidiary of Terremark Worldwide (NASDAQ: TMRK). Mr. Kwong became Chief Executive Officer of Jingwei International, a US public company in February 2005 where he oversaw all of its business operations until June 2009. Mr. Kwong received his B.S. and Master’s Degree in Computer Engineering from California Polytechnic University in 1985 and 1987, respectively, and an M.B.A. from Rutgers University in 1999. Mr. Kwong is a citizen of the United States.

D-1

Kokhui Tan. Dr. Tan has been a member of the board of directors since March 1, 2010. Dr. Tan has worked at Nanyang Business School, Nanyang Technological University, Singapore, since 1991, and he is currently an Associate Professor of Banking and Finance and Associate Dean. Dr. Tan graduated from Arizona State University with a PhD in International Finance. His research areas include risk management, derivatives, market microstructure, merger and acquisition, international finance, and fixed income. From 2001 to 2005 he was a sole consultant to Singapore’s DBS Bank DBS Family of Bond Indices. From January 2004 to December 2006, he was appointed as a member of the Singapore Commercial Affairs Department Panel of Experts on Securities Offences. Since 2000, he has been a senior advisor to a consulting firm in China dealing in the capital market. Dr. Tian is a citizen of Singapore.

Iris Geng. Ms. Geng has been a member of the board of directors since March 1, 2010. Ms. Geng is currently an international independent investor in Hong Kong since November 2006. She was the Managing Director of CRE Beverage Company Ltd in Hong Kong from August 1995 to November 2006 and served as a member of local industry (mainly Tea and Canned Food) chamber of commerce from January 1991 to October 1994. She has over 25 years’ experience in supply chain management and procurement operation. Ms. Geng has an MBA degree from the University of San Francisco, USA. Ms. Geng is a citizen of the PRC.

Tingjie Lv. Dr. Lv has been a member of the board of directors since March 1, 2010. Dr. Lv has been with Beijing University of Posts and Telecommunication since May 1985, where currently he is a Professor of Business, and he is a Visiting Professor at Tsinghua University. Dr. Lv was also the Chairman and CEO of NuoTai Consulting Company, from March 2001 to December 2002. Dr. Li is a citizen of the PRC

Zhaoxing Huang. Mr. Huang has been a member of the board of directors since February 10, 2010. Mr. Huang has extensive experience in the telecom equipment industry. Since 2005 he has been a general engineer at Hangzhou Telisheng Technology Co., Ltd., where he is responsible for strategic oversight of their R&D team. He was the General Manager of Zhejiang Telecom Equipments Factory from April 1989 to June 2005, the Chairman of Zhejiang Telecom Equipments Factory from February 1991 to July 1997 and UTStarcom Hangzhou Telecom Co., Ltd. from February 1991 to July 1997 and the Deputy Chairman of UTStarcom Hangzhou Telecom Co., Ltd. from August 1997 to December 2002. He also served as the workshop manager and technology officer from 1972 to 1988 and the Vice General Manager of Zhejiang Telecom Equipments Factory from 1988 to 1989. Mr. Huang obtained his BS in radio engineering from Zhejiang University in July of 1970. Mr. Huang is a citizen of the PRC.

Dong Li. Mr. Li has been a member of the board of directors since February 10, 2010. He has over ten years of finance and security investment experience. Mr. Li has been with Beijing Qinchuangxin Tech-trading Co., Ltd. since December 2003. He currently acts as Vice General Manager, where he is responsible for overseeing corporate finance and investing activities. Mr. Li obtained his BS in Industrial and Civil Architecture from Beijing University of Technology in 1993. Mr. Lv is a citizen of the PRC.

Executive Officers of Trunkbow International Holdings Limited (other than Qiang Li, Jihong Bao and Xin Wang)

D-2

Yuanjun Ye. Ms. Ye has been our chief financial officer since January 1, 2010. Prior to joining us, Ms. Ye was a senior audit manager in Marcum Bernstein & Pinchuk LLP from July 2008 to December 2009. Ms. Ye was with Deloitte Touche Tohmatsu from July 2002 to July 2008 where she worked in the auditing department. Ms. Ye obtained her BA in accounting from Guangdong University of Foreign Studies. Ms. Ye has completed all sections of the Uniform Certified Public Accountants Examination. Mr. Ye is a citizen of the PRC.

Trunkbow Merger Group Limited and Trunkbow International Merger Sub Limited:

Dr. Hou and Mr. Li are the directors of Parent and Merger Sub. Neither Parent nor Merger Sub has any executive director.

Name	Position with Parent and Merger Sub	Citizenship	Business Address
Wanchun Hou	Director	People’s Republic of China	Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, People’s Republic of China
Qiang Li	Director	People’s Republic of China	Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, People’s Republic of China

Chief Honour Investments Limited:

Dr. Hou is the sole director of Chief Honour. Chief Honour does not have any executive officer.

Name	Position with Chief Honour	Citizenship	Business Address
Wanchun Hou	Sole Director	People’s Republic of China	Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, People’s Republic of China

Capital Melody Limited:

Mr. Li is the sole director of Capital. Capital does not have any executive officer.

Name	Position with Capital Melody	Citizenship	Business Address
Qiang Li	Sole Director	People’s Republic of China	Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing 100022, People’s Republic of China

D-3

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON _____, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy previously given and appoints Dr. Wanchun Hou, as the proxy with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Trunkbow International Holdings Limited (the “Company”) held of record by the undersigned on _____, 2014, at the special meeting of stockholders to be held at _____, local time, on _____, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China or any adjournment or postponement thereof, and further authorizes each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time on ______, 2014.

Your Internet or telephone vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL

____________	____________

Go to the website listed above. Have your proxy card ready. Follow the simple instructions that appear on your computer screen.	Use any touch-tone telephone. Have your proxy card ready. Follow the simple recorded instructions.	Mark, sign and date your proxy card. Detach your proxy card. Return your proxy card in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

Our board of directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” Proposal 1. Our board of directors also recommends a vote “FOR” Proposal 2.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of December 10, 2013 (the “merger agreement”), among the Company, Trunkbow Merger Group Limited (“Parent”) and Trunkbow International Merger Sub Limited (“Merger Sub”), as it may be amended from time to time, providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated:

Signature:

Title or Authority:

Signature (if held jointly):